UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

PEREGRINE SYSTEMS, INC.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
common stock, par value $0.0001 per share, of Peregrine Systems, Inc.
	(2)	Aggregate number of securities to which transaction applies:
[ ] shares of common stock, par value $0.0001 per share, of Peregrine Systems, Inc.
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee is determined based upon the sum of (a) the product of [15,610,448] shares of common stock, par value $0.0001 per share, of Peregrine Systems, Inc. outstanding as of [       , 2005] and the merger consideration of $26.08 per share and (b) the difference between the merger consideration of $26.08 per share and the exercise price per share of the              shares issuable upon exercise of outstanding stock options that may be cancelled at the effective time of the merger (equal to [          ]). In accordance with Exchange Act Rule 0-11(c) the filing fee was determined by calculating a fee of $117.70 per $1,000,000 of the aggregate merger consideration of $431,554,716.57.

	(4)	Proposed maximum aggregate value of transaction:
$431,554,716.57
	(5)	Total fee paid:
$50,793.99
☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

PEREGRINE SYSTEMS, INC.
3611 Valley Centre Drive
San Diego, California  92130

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

, 2005

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders of Peregrine Systems, Inc., a Delaware corporation, to be held on [                        ], 2005, at [              ] local time at [                        ].

At the special meeting, you will be asked to consider and vote to adopt the merger agreement, dated as of September 19, 2005, among Peregrine Systems, Inc., Hewlett-Packard Company and Lake Merger Corporation, a wholly-owned subsidiary of HP. If the merger is completed, Peregrine will become a subsidiary of Hewlett-Packard and you will receive $26.08 in cash for each share of common stock of Peregrine that you own. After the merger, you will no longer have an equity interest in Peregrine and will not participate in any potential future earnings or growth of Peregrine. The accompanying proxy statement describes in detail the merger agreement, the merger and the transactions related to the merger and provides information concerning the special meeting of Peregrine stockholders. The merger agreement is attached as Annex A to the proxy statement.

Peregrine’s Board of Directors recommends that you vote “FOR” adoption of the merger agreement.

Before casting your vote, please take the time to review carefully the proxy statement. Your vote is very important regardless of the number of shares you hold. The merger cannot be completed unless the holders of a majority of the outstanding shares of Peregrine common stock adopt the merger agreement. Whether or not you plan to attend the special meeting, please complete, sign and return the enclosed proxy card or submit your proxy over the Internet following the instructions on the proxy card.

Your prompt submission of a proxy card will be greatly appreciated.

Sincerely,
James P. Jenkins
Chairman of the Board
Peregrine Systems, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the merger, passed upon the merits or fairness of the merger agreement or the transactions contemplated thereby, including the proposed merger, or passed upon the adequacy or accuracy of the information contained in the proxy statement. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated [                        , 2005] and is first being mailed to stockholders of Peregrine on or about [                        , 2005].

PEREGRINE SYSTEMS, INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [                        ], 2005

To the stockholders of Peregrine Systems, Inc.:

NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of Peregrine Systems, Inc., a Delaware corporation, will be held at [                        ], on [                        ], 2005, at [              ] local time for the following purposes:

1.      To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of September 19, 2005, among Peregrine Systems, Inc., Hewlett-Packard Company and Lake Merger Corporation.

2.      To consider and vote upon any proposal to adjourn or postpone the special meeting in order to solicit additional proxies in favor of the adoption of the Agreement and Plan of Merger.

3.      To consider and vote upon any other matters that properly come before the special meeting.

Peregrine’s Board of Directors has unanimously determined that the merger agreement and the merger are advisable and fair to, and in the best interests of, Peregrine and its stockholders and recommends that Peregrine stockholders vote FOR the adoption of the merger agreement.

Stockholders of record on the close of business on [                        ], 2005 are entitled to notice of, and to vote at, the special meeting of Peregrine stockholders and any adjournments or postponements of the meeting. Stockholders are cordially invited to attend the special meeting of Peregrine stockholders in person. The proposal to adopt the merger agreement will require the affirmative vote of the holders of a majority of the outstanding shares of Peregrine common stock.

Your vote is very important. To ensure that your shares are represented at the special meeting, please complete, date and sign the enclosed proxy card and mail it promptly in the postage-paid envelope provided, or submit your proxy over the Internet, whether or not you plan to attend the special meeting in person. Any executed but unmarked proxy cards will be voted for adoption of the merger agreement and for any adjournment or postponement of the special meeting. You may revoke your proxy in the manner described in this proxy statement at any time before it has been voted at the special meeting.

Under the General Corporation Law of the State of Delaware, holders of Peregrine common stock who do not vote in favor of the adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for an appraisal prior to the vote on the merger agreement and if they comply with procedures under the Delaware General Corporation Law explained in the accompanying proxy statement.

By Order of the Board of Directors,

Kevin Courtois
Senior Vice President, General Counsel and Secretary
Peregrine Systems, Inc.

INTRODUCTION

This proxy statement is being mailed to stockholders of Peregrine in connection with the special meeting of its stockholders to be held on [                ], 2005. In this proxy statement, the term “Peregrine” refers to Peregrine Systems, Inc. The term “HP” refers to Hewlett-Packard Company and the term “Merger Sub” refers to Lake Merger Corporation. The term “merger agreement” refers to the Agreement and Plan of Merger, dated as of September 19, 2005, among Peregrine, HP and Merger Sub and the term “merger” refers to the merger of Merger Sub into Peregrine, with Peregrine continuing as the surviving corporation. The term “common stock” refers to the common stock of Peregrine, par value $0.0001 per share. The term “Goldman Sachs” refers to Goldman, Sachs & Co., financial advisor to Peregrine. The per share cash consideration, which will be $26.08 for each share of common stock, is referred to as the “per common share merger consideration.”  The term “Exchange Act” refers to the Securities Exchange Act of 1934, as amended. The term “HSR Act” refers to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

i

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers briefly address some commonly asked questions about the merger and the special meeting. These questions and answers are provided only for the convenience of Peregrine stockholders, and stockholders should carefully read this entire proxy statement, including the attached annexes.

Q:             What is the proposed transaction?

A:             The proposed transaction is the acquisition of Peregrine by HP through a cash merger of Merger Sub with and into Peregrine. Peregrine will be the surviving corporation in the merger and will become a wholly-owned subsidiary of HP.

Q:             What will Peregrine stockholders receive in the merger?

A:             If the merger is completed, Peregrine stockholders will receive $26.08 in cash, without interest and less any applicable withholding taxes, for each share of Peregrine common stock that the stockholder owns at the time of the merger. After the merger, current Peregrine stockholders will no longer have an equity interest in Peregrine and will not participate in any potential future earnings and growth of Peregrine or HP.

Q:             When and where is the special meeting?

A:             The special meeting will take place on [              ], 2005, at [            ] local time. The location of the special meeting is [                                              ].

Q:             Why are stockholders of Peregrine receiving these materials?

A:             Peregrine is providing these proxy materials to provide Peregrine stockholders with information about the merger in order to determine how to vote their shares in connection with the special meeting.

Q:             What vote is required to adopt the merger agreement?

A:             To complete the merger, holders of a majority of the shares of Peregrine common stock outstanding on the record date must vote FOR adoption of the merger agreement.

Q:             What is the recommendation of Peregrine’s Board of Directors?

A:             Peregrine’s Board of Directors unanimously recommends that the stockholders vote FOR adoption of the merger agreement. In the opinion of Peregrine’s Board of Directors, the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and fair to, and in the best interests of, Peregrine and its stockholders. In making its recommendation, the Board of Directors considered the unanimous recommendation in favor of the merger by the three-member Special Committee of the Board formed by Peregrine’s Board of Directors to oversee potential transactions involving the sale or change of control of Peregrine. See the section entitled “The Merger—Recommendation of Peregrine’s Board of Directors.”

Q:             Who can vote on the merger agreement?

A:             Holders of record of Peregrine common stock at the close of business on [            , 2005], the record date for the special meeting, may vote on the adoption of the merger agreement by proxy or in person at the special meeting.

Q:             How does a stockholder vote?

A:             Before voting, each stockholder should read this proxy statement in its entirety, including its annexes, and carefully consider the merger agreement. Then, each stockholder should mail a completed, dated and signed proxy card in the enclosed return envelope or submit a proxy over the Internet as soon as possible so that the stockholder’s shares can be voted at the special meeting. For more information on how to vote the shares, see the section entitled “The Special Meeting—Voting Peregrine Shares.”

Q:             What happens if a stockholder does not submit a proxy card and does not vote in person at the special meeting?

A:             If a stockholder neither votes in person at the special meeting nor submits the proxy card, this will have the same effect as voting against adoption of the merger agreement.

Q:             Can stockholders change their votes after submitting the proxy cards?

A:             Yes. Stockholders may revoke and change their vote at any time before the proxy cards are voted at the special meeting. Stockholders may do this in one of three ways:

•        by sending a written notice stating that the proxy is revoked;

•        by completing and submitting a new proxy in writing bearing a later date or over the Internet; or

•        by attending the meeting and voting in person (attendance alone will not revoke the proxy).

If a stockholder instructed a broker to vote the shares, the stockholder must follow directions received from the stockholder’s broker to change those instructions.

Q:             If shares are held in “street name” by a broker, will the broker vote the shares?

A:             A broker will not be able to vote any shares without instructions from the stockholder. Stockholders should instruct their broker to vote the shares, following the procedures provided by the broker. Failure to instruct the broker to vote the shares will have the same effect as voting against adoption of the merger agreement.

Q:             Should stockholders send in their Peregrine stock certificates now?

A.              No. If the merger is completed, each stockholder will receive materials from Compushare Trust Company of New York, which will serve as the paying agent. As soon as possible after the completion of the merger, the paying agent will provide instructions to each holder of record of shares of Peregrine common stock that will explain how to surrender stock certificates. Each stockholder will receive cash for his, her or its shares from the paying agent after complying with these instructions. If the stockholder’s shares of common stock are held in “street name” by his, her or its broker, the stockholder will receive instructions from his, her or its broker as to how to effect the surrender of the “street name” shares and receive cash for those shares. Do not send any stock certificates with your proxy.

Q:             When will the merger be completed?

A:             Peregrine and HP are working to complete the merger as quickly as possible. If the merger agreement is adopted by Peregrine stockholders and the other conditions to the merger are satisfied or waived, the merger is expected to be completed promptly after the special meeting. Peregrine and HP expect to complete the merger by December 31, 2005. Because the merger is subject to a number of conditions, the exact timing of the completion of the merger cannot be determined.

Q:             Who should stockholders contact with questions?

A:             If stockholders have any questions about the merger agreement or the merger or need additional copies of this proxy statement or the enclosed proxy card, please contact Peregrine Systems, Inc., Attn:  Heidi Flannery, Investor Relations, at 3611 Valley Centre Drive, San Diego, California 92130 or by telephone at (800) 638-5231 or the proxy solicitor, D.F. King & Co., Inc., at 48 Wall Street, New York, New York 10005 or by telephone at (800) 859-8509.

SUMMARY

This summary highlights selected information contained in this proxy statement and may not contain all information that is important to stockholders. This summary is qualified in its entirety by reference to the information contained elsewhere in this proxy statement. Stockholders are urged to read the entire proxy statement, including the annexes.

Information About the Companies

Peregrine Systems, Inc.

Peregrine Systems, Inc.
3611 Valley Centre Drive
San Diego, California  92130
Tel: (858) 481-5000

Peregrine is a global provider of enterprise software to enable leading companies to optimally manage their information technology, or IT, infrastructure. Founded in 1981, Peregrine has sustained a longstanding tradition of delivering software solutions with superior functionality to a broad segment of the global enterprise customer market. Headquartered in San Diego, California, Peregrine conducts business from offices in the Americas, Europe and the Asia Pacific region.

Hewlett-Packard Company

Hewlett-Packard Company
3000 Hanover Street
Palo Alto, California  94304-1185
Tel: (650) 857-1501

HP is a technology solutions provider to consumers, businesses and institutions globally. HP’s offerings span IT infrastructure, global services, business and home computing, and imaging and printing. More information about HP (NYSE, Nasdaq: HPQ) is available at http://www.hp.com.

Merger Sub

Lake Merger Corporation
3000 Hanover Street
Palo Alto, California  94304-1185
Tel:  (650) 857-1501

Merger Sub is a Delaware corporation and direct wholly-owned subsidiary of HP formed solely for purposes of the merger and is engaged in no other business.

Overview of the Merger and Consideration to be Received in the Merger

HP, Merger Sub and Peregrine have entered into the merger agreement pursuant to which HP will acquire Peregrine through a merger of Merger Sub into Peregrine. Peregrine will be the surviving corporation in the merger. After the merger, Peregrine will continue as a wholly-owned subsidiary of HP.

At the effective time of the merger, each issued and outstanding share of Peregrine common stock (other than dissenting shares) will be converted into the right to receive $26.08 in cash, without interest and less any applicable withholding taxes.

The Special Meeting

At the special meeting, stockholders will consider and vote upon a proposal to adopt the merger agreement and on any other matters that properly come before the special meeting, including procedural matters in connection with the special meeting.

Date, time and place

The special meeting of Peregrine stockholders will be held on [            , 2005] at [             ] at [            ] local time.

Record date and shares entitled to vote

Holders of record of common stock are entitled to cast one vote for each share of common stock held at the close of business on [            , 2005], the record date for the special meeting. As of the close of business on [            , 2005], there were [          ] shares of common stock of Peregrine, par value $0.0001 per share, outstanding and entitled to vote, of which a total of [         ] shares, or approximately [     ]% of the total outstanding shares of common stock, were beneficially owned by Peregrine directors and executive officers or their affiliates. Neither HP nor Merger Sub holds any of the outstanding shares of Peregrine common stock. See “The Special Meeting—Record Date; Stockholders Entitled to Vote.”

Vote required

The affirmative vote of a majority of the outstanding shares of common stock is required to adopt the merger agreement.

Changing a vote after a proxy card has been sent

A proxy may be revoked at any time before it is voted by delivering a written notice of revocation to Peregrine, Attn: Secretary, at the principal executive office of Peregrine, submitting a duly executed proxy bearing a later date than the proxy being revoked to Peregrine via mail or the Internet or by attending the special meeting and voting in person. Simply attending the special meeting, however, will not revoke the proxy. If a stockholder has instructed a broker to vote his, her or its shares of common stock, he, she or it must follow the directions of the broker to revoke the proxy. See “The Special Meeting—Revoking Proxies.”

Quorum

A quorum must be present to transact business at the special meeting. If a stockholder submits a properly executed proxy card, even if that person abstains from voting, his, her or its shares will be counted for purposes of calculating whether a quorum is present at the special meeting. A quorum at the special meeting requires the presence, whether in person or by proxy, of a majority of the common stock issued and outstanding as of the record date. See “The Special Meeting—Quorum.”

Effect of abstentions and broker non-votes

Shares of common stock held by brokers for customers who have not provided voting instructions on a matter as to which the broker lacks discretion to vote the customer’s shares are referred to generally as “broker non-votes.”  An abstention occurs when a stockholder attends a meeting, either in person or by proxy, but abstains from voting.

Abstentions, but not broker non-votes, will be counted in determining whether a quorum is present at the special meeting. Abstentions and broker non-votes will have the same effect as a vote cast against the proposal to adopt the merger agreement.

v

If no instruction as to how to vote is given in an executed, duly returned and not revoked proxy, the proxy will be voted FOR adoption of the merger agreement and FOR any adjournment or postponement of the special meeting to solicit additional votes for the adoption of the merger agreement.

It is very important that ALL stockholders vote their shares, so please promptly complete and return the enclosed proxy card.

Special Committee

The Special Committee consists of three members of Peregrine’s Board of Directors and was formed to facilitate discussions and advise management with respect to potential transactions involving the sale or change of control of Peregrine. The committee members are independent, meaning that they are not employees of, or consultants to, Peregrine and do not have any other business relationships with Peregrine. The members of the Special Committee are Alan J. Hirschfield, who acts as chair, Victor A. Cohn and Andrew J. Brown. The Special Committee unanimously recommended to the Peregrine Board of Directors that it approve and adopt the merger agreement. See “THE MERGER—Considerations Relating to the Merger.”

The chairman of the Special Committee received a one-time payment of $15,000, plus $1,500 for each meeting of the Special Committee attended in person and $750 for each meeting participated in telephonically, subject to an annual cap of $75,000. The other members of the Special Committee received a one-time payment of $10,000, plus $1,000 for each meeting of the Special Committee attended in person and $500 for each meeting participated in telephonically, subject to an annual cap of $50,000. Receipt of these payments is not contingent on the Special Committee recommending any potential transactions, including the merger.

Board Recommendation

During a meeting of Peregrine’s Board of Directors held on September 18, 2005, Peregrine’s Board of Directors unanimously approved and adopted the merger agreement. Peregrine’s Board of Directors recommends that Peregrine stockholders vote to adopt the merger agreement. See “THE MERGER—Recommendation of Peregrine’s Board of Directors.”

Vote of Directors and Executive Officers of Peregrine

All directors and executive officers of Peregrine currently intend to vote any shares of Peregrine common stock that such directors and executive officers beneficially own in favor of the adoption of the merger agreement.

In the aggregate, as of the record date for the special meeting, the Peregrine directors and executive officers beneficially owned [          ] shares of common stock, or [      ]% of the outstanding shares.

The Merger

The rights and obligations of the parties to the merger agreement are governed by the specific terms and conditions of the merger agreement and not by any summary or other information in this proxy statement. Therefore, the information in this proxy statement regarding the merger agreement and the merger is qualified in its entirety by reference to the merger agreement itself, a copy of which is attached as Annex A to this proxy statement.

Consideration to be received in the merger

Upon completion of the merger, each issued and outstanding share of Peregrine common stock (other than dissenting shares) will be converted into the right to receive $26.08 in cash, without interest and less any applicable withholding taxes. See “THE MERGER—The Merger Agreement—Consideration to be Received in the Merger.”

Peregrine stock options

Each Peregrine stock option that is vested at the effective time of the merger or is subject to the laws of a non-U.S. jurisdiction and/or held by an employee of Peregrine located in a non-U.S. jurisdiction and which HP determines may not be converted into options to purchase shares of HP common stock under the applicable laws or regulatory requirements or the policies and practices of HP, will be cancelled and the holder will be entitled to receive an amount in cash equal to the product of (a) the excess of $26.08 over the exercise price per share multiplied by (b) the number of shares subject to the cancelled stock option.

All other outstanding stock options will be converted into an option to acquire the number of shares of common stock of HP that is equal to the product of (a) the number of shares subject to the option immediately prior to the merger multiplied by (b) the option exchange ratio, at an exercise price per share of HP common stock equal to the quotient of (i) the exercise price per share applicable under the option immediately prior to the merger divided by (ii) the option exchange ratio. The “option exchange ratio” is a fraction, the numerator of which is $26.08 and the denominator of which is the average closing sales price of HP common stock on the New York Stock Exchange as reported by The Wall Street Journal for the ten trading days immediately preceding the date of the merger. See “THE MERGER—The Merger Agreement—Treatment of Stock Options.”

Opinion of Peregrine’s Financial Advisor

Goldman Sachs, Peregrine’s financial advisor, orally rendered its opinion to Peregrine’s Board of Directors on September 18, 2005 that, as of September 18, 2005 and based upon and subject to various assumptions and limitations set forth therein, the $26.08 per share in cash to be received by the holders of Peregrine common stock pursuant to the merger agreement is fair from a financial point of view to such holders. The opinion of Goldman Sachs to this effect was confirmed in writing on September 19, 2005.

The full text of the written opinion of Goldman Sachs, dated September 19, 2005, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. Goldman Sachs provided its opinion for the information and assistance of Peregrine’s Board of Directors in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how Peregrine stockholders should vote with respect to the merger. Pursuant to an engagement letter between Peregrine and Goldman Sachs, Peregrine has agreed to pay Goldman Sachs a transaction fee of $5.7 million, all of which is payable upon consummation of the transaction. See “THE MERGER—The Merger Agreement—Opinion of Peregrine’s Financial Advisor.”

Conditions to the merger

A number of conditions must be satisfied before the merger can be completed. Peregrine cannot give any assurance that all of the conditions to the merger will be satisfied or waived or that the merger will occur.

The obligation of each party to close the transaction is subject to:

•       the adoption of the merger agreement by Peregrine’s stockholders;

•       the absence of any law or order prohibiting the merger or making it illegal; and

•       the expiration or termination of the waiting period under the HSR Act and under applicable foreign antitrust, competition or merger control laws, and the receipt of all required governmental consents, though this condition will be deemed satisfied after December 31, 2005 unless the failure to obtain a required consent would result in a material adverse effect on Peregrine or HP.

The obligation of each party to close the transaction is also subject to specified levels of compliance by the other with its representations and agreements in the merger agreement.

Each party may waive the conditions to the performance of its obligations under the merger agreement and complete the merger even if one or more of these conditions has not been met.

No solicitation

Peregrine has agreed not to, and to cause its subsidiaries and the officers, directors, representatives or agents of Peregrine and its subsidiaries not to, directly or indirectly:

•       solicit, initiate or knowingly encourage the submission of any acquisition proposal;

•       enter into any agreement with respect to any acquisition proposal; or

•       engage in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, acquisition proposal.

Peregrine may, however, in response to an unsolicited bona fide acquisition proposal that its Board of Directors determines is or is reasonably likely to result in a superior proposal and determines in good faith, after consultation with outside counsel, that the failure to take such action would result in a breach of its fiduciary duties, furnish information about Peregrine to the person making the acquisition proposal and participate in discussions or negotiations with such person regarding an acquisition proposal. See “THE MERGER—The Merger Agreement—No Solicitation.”

Termination of the merger agreement

HP and Peregrine may agree in writing, at any time before the effective time of the merger, to terminate the merger agreement. Also, either HP or Peregrine may terminate the merger agreement before the effective time of the merger if, among other things:

•       the merger has not been consummated by March 31, 2006;

•       any governmental entity or United States law prohibits the merger; or

•       Peregrine stockholders fail to adopt the merger agreement at the special meeting.

HP may terminate the merger agreement before the effective time of the merger if:

•       Peregrine breaches any of its non-solicitation obligations discussed above;

•       Peregrine’s Board of Directors:

•        withdraws or changes, in a manner adverse to HP, its approval or recommendation of the merger agreement or takes any action or makes any statement in connection with the special meeting materially inconsistent with its approval or recommendation;

•        approves or recommends any acquisition proposal; or

•        enters into any agreement with respect to any acquisition proposal; or

•       Peregrine materially breaches any of its representations or agreements, such that the conditions to the closing of the merger set forth in the merger agreement are not capable of being satisfied on or before March 31, 2006.

Peregrine may terminate the merger agreement before the effective time of the merger if:

•       prior to obtaining stockholder approval:

•        Peregrine’s Board of Directors decides to accept a superior proposal and Peregrine has provided HP at least three business days’ prior written notice of its intent to take the action, and

•        Peregrine’s Board of Directors continues to believe, after taking into account any modifications to the terms of the merger proposed by HP, that the other proposal constitutes a superior proposal and, after consultation with outside legal counsel, determines in good faith that failure to accept the other acquisition proposal would result in a breach of the Board’s fiduciary duty to Peregrine stockholders; or

•       HP or Merger Sub materially breaches any of their representations or agreements, such that the conditions to the closing of the merger set forth in the merger agreement are not capable of being satisfied on or before March 31, 2006.

See “THE MERGER—The Merger Agreement—Termination.”

Termination fee

A termination fee of $11,687,500 is payable by Peregrine to HP if the merger agreement is terminated for any of the following reasons:

•       the special meeting does not occur by March 31, 2006 and, between September 19, 2005 and March 31, 2006, an acquisition proposal is publicly announced or disclosed to Peregrine and, within 12 months of termination, Peregrine consummates an alternative transaction or enters into an agreement for an alternative transaction that is subsequently consummated;

•       stockholder approval is not obtained at a special meeting held after the public announcement of an acquisition proposal and within 12 months of the termination of the merger agreement, Peregrine consummates an alternative transaction or enters into an agreement for an alternative transaction that is subsequently consummated;

•       Peregrine’s Board of Directors terminates the merger agreement to accept a superior proposal;

•       Peregrine’s Board of Directors:

•        withdraws or changes, in a manner adverse to HP, its approval or recommendation of the merger agreement or takes any action or makes any statement in connection with the special meeting materially inconsistent with its approval or recommendation;

•        approves or recommends any acquisition proposal; or

•        enters into any agreement with respect to any acquisition proposal; or

•       Peregrine willfully breaches any of its representations or agreements in the merger agreement and if, after September 19, 2005, an acquisition proposal is publicly announced or disclosed to Peregrine and, within 12 months of the termination of the merger agreement, Peregrine consummates an alternative transaction or enters into an agreement for an alternative transaction that is subsequently consummated.

See “THE MERGER—The Merger Agreement—Fee to be Paid if the Merger Agreement is Terminated.”

Tax consequences of the merger

Generally, the merger will be taxable for U.S. federal income tax purposes to Peregrine stockholders. Each stockholder will recognize a taxable gain or a loss in the amount of the difference between the per common share merger consideration and the stockholder’s adjusted tax basis for each share of Peregrine common stock held by the stockholder at the effective time of the merger. See “THE MERGER—Material U.S. Federal Income Tax Consequences of the Merger.”

Appraisal Rights of Peregrine Stockholders

Record holders of Peregrine common stock have the right under the Delaware General Corporation Law, referred to as the “DGCL,” to exercise appraisal rights and to receive payment in cash for the fair value of their shares of Peregrine common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, plus a fair rate of interest, if any, as determined by the Delaware Court of Chancery, if such rights are properly perfected in accordance with the provisions of Section 262 of the DGCL. The Delaware Court of Chancery may determine the fair value of shares of Peregrine common stock to be the same as or more or less than $26.08. Record holders of Peregrine common stock who wish to exercise appraisal rights must precisely follow specific procedures set forth in the DGCL. These procedures are described in this proxy statement, and the provisions of the DGCL that grant appraisal rights and govern such procedures are attached as Annex C to this proxy statement. See “THE MERGER—Appraisal Rights of Peregrine Stockholders.”

Interests of Peregrine Directors and Executive Officers in the Merger

Peregrine stockholders should be aware of potential conflicts of interest of, and the benefits available to, Peregrine directors and executive officers. These persons have the following interests that are in addition to, or different from, the interests of Peregrine stockholders generally:

•       Three executive officers have employment agreements that provide for payments to them upon or following a change of control of Peregrine;

•       All executive officers have employment agreements that provide for severance payments if their employment is terminated by HP without cause within twelve months of the effective date of the merger;

•       John Mutch, President and Chief Executive Officer, and Ken Saunders, Executive Vice President and Chief Financial Officer, are entitled to performance stock units upon consummation of the merger that will be cancelled in exchange for payments of $[          ] and $[           ], respectively;

•       Each executive officer will receive a retention bonus ranging from $150,000 to $250,000 in connection with the consummation of the merger under Peregrine’s Retention Bonus Plan;

•       John Mutch and Ken Saunders are entitled to gross-up payments in the event that any payments or benefits received in connection with the merger are subject to the golden parachute excise tax; and

•       HP has agreed to indemnify the current and certain former directors and officers of Peregrine for acts or omissions by them occurring prior to the effective time of the merger and to maintain directors’ and officers’ liability insurance for a period of six years after the merger, on terms not less favorable than the policies and coverage that were in place at the time that the merger agreement was executed.

Peregrine’s Board of Directors, including the Special Committee, was aware of these interests when it approved and declared advisable the merger agreement and recommended that the stockholders vote for adoption of the merger agreement. See “THE MERGER—Interests of Peregrine’s Directors and Executive Officers in the Merger.”

x

Treatment of Stock Options	30
Treatment of Restricted Shares	30
Treatment of Performance Stock Units	30
Procedures for Exchange of Certificates	30
Representations and Warranties	31
Material Adverse Effect	32
Covenants	33
Special Meeting	35
Access to Information	35
No Solicitation	35
Reasonable Efforts	37
Peregrine Benefit Plans	37
Indemnification; Insurance	38
Conditions to the Merger	38
Termination	39
Fee to Be Paid If the Merger Agreement Is Terminated	40
Amendment	41
Expenses	41
ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING	42
ADDITIONAL INFORMATION ABOUT PEREGRINE	43
Peregrine’s Business	43
Projected Financial Information	45
Beneficial Ownership Of Peregrine Common Stock	46
Ownership of More than 5% of Peregrine Common Stock	46
Ownership of Peregrine Management	47
Future Stockholder Proposals	48
Where Stockholders Can Find More Information	49
Annex A—Agreement and Plan of Merger	A-1
Annex B—Opinion of Goldman, Sachs & Co., Financial Advisor to Peregrine Systems, Inc.	B-1
Annex C—Delaware General Corporation Law Section 262	C-1

FORWARD-LOOKING STATEMENTS

Certain statements and assumptions in this proxy statement and in the documents attached to this proxy statement contain or are based on “forward-looking” information and involve risks and uncertainties. Peregrine believes that such statements are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These statements include, among other things, those that may predict, forecast, indicate or imply future results, performance or achievements. Forward-looking statements include the information concerning Peregrine’s possible or assumed future results of operations and Peregrine’s plans, intentions and expectations to complete the merger and also include those preceded or followed by the words “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “should,” “plans,” “targets” and/or similar expressions. These statements are subject to substantial risks and uncertainties, many of which are outside of Peregrine’s control, that could cause actual results to differ materially from Peregrine’s historical results or the results contained in the forward-looking statements. These include completion of the merger, governmental regulatory processes and assumptions with respect to future revenues, expected operating performance and cash flows.

You should not place undue reliance on the forward-looking statements, which speak only as of the date of this proxy statement. Peregrine does not undertake any obligation to update or release any revisions to any forward-looking statements or to report any events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events, except as required by law.

THE SPECIAL MEETING

The enclosed proxy is solicited on behalf of Peregrine’s Board of Directors for use at a special meeting of Peregrine stockholders to be held on [              , 2005], at [              ] a.m. local time, or at any adjournments or postponements of the special meeting, for the purposes set forth in this proxy statement and in the accompanying notice of special meeting. The special meeting will be held at [              ]. Peregrine intends to commence mailing of this proxy statement and the accompanying proxy card to Peregrine stockholders on or about [              , 2005].

Purpose of the Special Meeting

The purpose of the special meeting will be:

•       to consider and vote upon a proposal to adopt the merger agreement;

•       to consider and vote upon a proposal to adjourn or postpone the special meeting in order to solicit additional proxies in favor of the adoption of the merger agreement; and

•       to transact any other business that may properly come before the special meeting.

Recommendation of Peregrine’s Board of Directors

Peregrine’s Board of Directors unanimously approved and adopted the merger agreement. Peregrine’s Board of Directors recommends that the stockholders vote FOR the adoption of the merger agreement.

Record Date; Stockholders Entitled to Vote

Only Peregrine stockholders of record at the close of business on [                , 2005] are entitled to notice of, and to vote at, the special meeting. As of the close of business on [                , 2005], there were [                     ] shares of Peregrine common stock outstanding, which were held by [                ] stockholders of record. A list of Peregrine stockholders will be available for review at Peregrine’s executive offices during regular business hours beginning ten days after the date of this proxy statement and through the date of the special meeting.

Voting Peregrine Shares

Each holder of record of Peregrine common stock on the record date will be entitled to one vote for each share held. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Peregrine common stock entitled to vote at the special meeting is necessary to constitute a quorum for the transaction of business at the special meeting.

All votes will be tabulated by the inspector of election appointed for the special meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. If a stockholder’s shares are held of record by a broker, bank or other nominee and the stockholder wishes to vote at the meeting, the stockholder must obtain from the holder of record a proxy issued in the stockholder’s name. Brokers who hold shares in street name for clients typically have the authority to vote on routine proposals when they have not received instructions from beneficial owners. Absent specific instructions from the beneficial owner of the shares, however, brokers are not allowed to exercise their voting discretion with respect to the approval of non-routine matters, such as the adoption of the merger agreement. Abstentions but not broker non-votes are counted for purposes of determining whether a quorum exists at the special meeting.

Submission of Proxies

Stockholders may submit proxies by mail or over the Internet. After carefully reading and considering the information contained in this proxy statement, stockholders should complete, date and sign the enclosed proxy card and mail it in the enclosed return envelope as soon as possible so that their shares of Peregrine common stock can be voted at the special meeting. Stockholders should submit a proxy card even if they plan to attend the special meeting in person. Stockholders can also submit a proxy over the Internet by visiting the Web site designated on the proxy card. Stockholders must have their control number and proxy card available to vote using the Internet. If voting over the Internet, stockholders should follow the on-screen instructions and the instructions on the proxy card. The law of Delaware, where Peregrine is incorporated, allows a proxy to be sent electronically, provided it includes or is accompanied by information that lets the inspector of election know that it has been authorized by the stockholder.

Proxies received at any time before the special meeting and not revoked or superseded before being voted will be voted at the special meeting. If the proxy indicates a specification, it will be voted in accordance with the specification. If no specification is indicated, the proxy will be voted FOR approval of the merger agreement, FOR any adjournment or postponement of the special meeting, in order to solicit additional votes for the adoption of the merger agreement, and in the discretion of the persons named in the proxy with respect to any other business that may properly come before the meeting or any adjournment of the meeting. Stockholders may also vote in person by ballot at the special meeting.

Stockholders should not send stock certificates with their proxy cards. If the merger is completed, stockholders will be mailed a transmittal form promptly following the completion of the merger with instructions on how to exchange their Peregrine stock certificates for payment of the merger consideration.

Revoking Proxies

A Peregrine stockholder that has given a proxy may revoke it at any time before it is voted at the special meeting by doing any of the following:

•       delivering to Peregrine, Attn:  Secretary, at 3611 Valley Centre Drive, San Diego, California 92130 a written notice, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•       submitting in writing or over the Internet a proxy pertaining to the same shares and bearing a later date than the date of the previous proxy; or

•       by attending the special meeting and voting in person (although attendance at the special meeting will not, by itself, revoke a proxy).

If a stockholder has instructed a broker to vote his, her or its shares of Peregrine common stock, he, she or it must follow the directions of the broker to revoke the proxy.

Quorum

Under Peregrine’s by-laws, a quorum requires the presence, whether in person or by proxy, of a majority of the common stock issued and outstanding as of the record date.

Stockholder Vote Required to Approve the Proposal

The affirmative vote of holders of a majority of the shares of Peregrine common stock outstanding on the record date is required to adopt the merger agreement. Proxies that reflect abstentions and broker non-votes, as well as proxies that are not returned, will have the same effect as a vote against the adoption of the merger agreement.

Proxy Solicitation

This proxy statement is being mailed to all Peregrine stockholders of record as of the record date and constitutes notice of the special meeting of Peregrine stockholders in conformity with the requirements of Delaware law. Peregrine has engaged the services of D.F. King & Co., Inc. to solicit proxies and to assist in the distribution of proxy materials. In connection with its retention by Peregrine, D.F. King & Co. has agreed to provide consulting and analytic services and to assist in the solicitation of proxies, primarily from banks, brokers, institutional investors and individual stockholders. Peregrine has agreed to a fee in the amount of $8,500 plus fees of $4.50 per telephone contact and telecom charges. Copies of solicitation materials will also be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to these beneficial owners. Peregrine may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to the beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone or personal solicitation by D.F. King & Co., directors, officers or other regular employees of Peregrine. No additional compensation will be paid to directors, officers or other regular employees of Peregrine for these services.

Other Matters

Peregrine’s Board of Directors is not aware of any business to be brought before the special meeting other than that described in this proxy statement.

THE MERGER

The discussion of the merger and the merger agreement in this proxy statement is subject to, and is qualified in its entirety by reference to, the terms of the Agreement and Plan of Merger, dated as of September 19, 2005, among HP, Merger Sub and Peregrine. A copy of the merger agreement is attached to this proxy statement as Annex A.

General

HP and its direct wholly-owned subsidiary Merger Sub have entered into a merger agreement with Peregrine pursuant to which HP will acquire Peregrine through a merger of Merger Sub into Peregrine. At the effective time of the merger, Peregrine will become a direct wholly-owned subsidiary of HP, and the holders of Peregrine common stock (other than dissenting holders) will be entitled to receive cash in the amount of $26.08 per share of Peregrine common stock, without interest and less any applicable withholding taxes.

Background of the Merger

On September 22, 2002, Peregrine filed for voluntary protection under Chapter 11 of the U.S. Bankruptcy Code. In connection with Peregrine’s bankruptcy reorganization proceedings, Peregrine engaged Credit Suisse First Boston to review strategic and financial planning matters, and participated in discussions with certain parties, including HP, that expressed an interest in acquiring all or a portion of Peregrine. In the course of those discussions, HP conducted due diligence with respect to Peregrine and representatives of Peregrine and HP met to discuss the Peregrine business and a potential transaction.

HP submitted to Peregrine a preliminary indication of interest on May 15, 2003 and a non-binding offer on June 4, 2003 to acquire the assets comprising Peregrine’s ServiceCenter® and AssetCenter® products for a purchase price between $200 million and $250 million in cash . On June 6, 2003, Peregrine responded to HP’s non-binding offer, stating that HP’s proposal was not acceptable to Peregrine’s Board of Directors.

Peregrine did not reach agreement with any other potential purchaser regarding a sale during its bankruptcy proceedings. Peregrine’s plan of reorganization was approved by the Bankruptcy Court on July 18, 2003 and its plan of reorganization became effective on August 7, 2003.

In November 2004, Peregrine received an unsolicited indication of interest from a third party, Company A, regarding a possible acquisition of Peregrine. At a November 17, 2004 meeting, Peregrine’s Board of Directors appointed a Special Committee of three directors to oversee discussions of strategic alternatives available to maximize stockholder value and to direct management and Peregrine’s financial advisors with respect to potential strategic alternative transactions, including Company A’s indication of interest. The Special Committee consisted of three of the Board’s non-employee directors, Victor Cohn, James Harris and Alan Hirschfield. Mr. Hirschfield was appointed chairman of the Special Committee.

Although no decision had been made to pursue any sale transaction, in connection with Peregrine’s consideration of Company A’s indication of interest, the Special Committee and the Board of Directors discussed approaching certain other potential strategic buyers to determine whether they were interested in such a transaction with Peregrine. In December 2004, Credit Suisse First Boston contacted HP to determine whether HP had an interest in an acquisition of Peregrine.

On January 6, 2005, Peregrine contacted a potential strategic buyer, Company B, and informed Company B that Peregrine had received an unsolicited indication of interest. Company B indicated that it was unlikely to pursue a transaction with Peregrine at that time.

On January 19, Company A contacted Credit Suisse First Boston and indicated that Company A was not in a position to continue discussions at that time.

After various discussions between Credit Suisse First Boston and HP and its advisors, HP entered into a new confidentiality agreement with Peregrine.

On February 9, Peregrine’s Board of Directors discussed the possible retention of other investment banks and received a presentation from another investment banking firm regarding strategic alternatives. On the same day, Credit Suisse First Boston also discussed strategic alternatives with the Peregrine Board of Directors.

On February 22, Peregrine’s Board of Directors met to discuss strategic alternatives and continue its discussions about whether to approach other potential strategic buyers. At the same meeting, Mr. Harris resigned from the Special Committee, and the Board appointed Andrew Brown, another non-employee director, to succeed Mr. Harris.

Commencing in February, Credit Suisse First Boston discussed the proposed valuation of Peregrine with HP and its financial advisors and Peregrine allowed HP to conduct legal and business due diligence.

On February 25, HP sent Peregrine a non-binding preliminary expression of its interest in acquiring Peregrine for cash at a fully diluted equity value range of between $400 million and $450 million, subject to, among other things, completion of due diligence, the negotiation of a definitive merger agreement and final approval by HP’s Board of Directors. After receiving additional information, on March 16 HP provided Peregrine with a non-binding proposal to acquire Peregrine at an equity value of $425 million, subject to similar conditions.

During March and early April, Peregrine, HP and their respective legal and financial advisors exchanged drafts of a proposed merger agreement and negotiated various issues in the proposed agreement, including HP’s request that the merger be conditioned upon Peregrine becoming current in its SEC filing requirements and Peregrine’s assessment of its internal controls over financial reporting.

The Special Committee met on April 3 to discuss the status of the merger agreement as well as discussions with HP with respect to HP’s proposed valuation of Peregrine. On April 5, the Special Committee met again to discuss contacting other strategic purchasers.

On April 12, Mr. Hirschfield reported to the Special Committee that he had received a call from the financial advisor to another potential strategic buyer, Company C, which expressed a strong interest in acquiring Peregrine. The Special Committee discussed the manner in which Peregrine should respond to Company C’s financial advisor.

On April 13, the Special Committee met to discuss the status of discussions with HP and the manner in which to proceed with discussions with Company C. During April and early May, HP continued to perform due diligence and Peregrine and HP, with their respective financial and legal advisors, continued to negotiate a proposed merger agreement.

On April 15, Company C entered into a confidentiality agreement with Peregrine. Between April 17 and May 3, Peregrine provided due diligence information to Company C, while Credit Suisse First Boston held several discussions with Company C and its financial advisors. Credit Suisse First Boston reported to the Special Committee that Company C expected to provide a formal indication of interest to Peregrine during the week of May 15.

On May 13, a representative of HP informed Peregrine that HP was terminating discussions with regard to a possible transaction with Peregrine. On that same date, Company C advised Credit Suisse First Boston that it was ending its exploration of a transaction with Peregrine.

On May 17, Peregrine’s Board of Directors decided not to pursue further any discussions with potential buyers.

On several occasions during April and May, representatives of Company B indicated a possible interest in exploring a transaction with Peregrine. On May 27, Company B advised Peregrine that it was not prepared to move forward with a transaction at that time.

On June 13, the Special Committee met again to discuss strategic alternatives for Peregrine. At the request of the Special Committee, Credit Suisse First Boston made a presentation regarding Peregrine’s strategic alternatives, including remaining independent and engaging again in a sale process. On June 24, Peregrine terminated its engagement of Credit Suisse First Boston.

On July 8, Peregrine received an unsolicited proposal from a possible financial partner interested in making a preferred stock investment.

Peregrine’s Board of Directors met on July 11 to review Peregrine’s strategic alternatives, including the proposed preferred stock investment. The Board also discussed the engagement of a new financial advisor to assist Peregrine in the review of its strategic alternatives  and delegated authority to the Special Committee to engage a financial advisor for that purpose.

Mr. Hirschfield reported to the Special Committee on July 19 that he had contacted Goldman, Sachs & Co. regarding Goldman Sachs’ potential engagement as Peregrine’s financial advisor in the review of strategic alternatives. Mr. Hirschfield also discussed communications that he had received from several potential buyers that had expressed interest in a transaction involving Peregrine.

On July 20, Peregrine received an unsolicited acquisition proposal for $24.50 per share, subject to certain conditions.

On July 29, Peregrine engaged Goldman Sachs as financial advisor to advise Peregrine in connection with evaluating strategic alternatives, including the possible sale of all or a portion of Peregrine. On August 3, Goldman Sachs made a presentation to the Board of Directors regarding, among other things, a possible sale of Peregrine, and recommended a process through which potential suitors could explore their interest in Peregrine. The Board of Directors decided to pursue a process through which Peregrine could be sold, and authorized Goldman Sachs to contact certain potential strategic and financial buyers. Throughout August, Goldman Sachs, on behalf of Peregrine, held preliminary discussions with potential buyers, including the potential buyer that had submitted the July 20 unsolicited proposal.

On August 24, HP contacted Peregrine and subsequently Goldman Sachs about re-engaging in discussions with respect to an acquisition of Peregrine.

On August 30, HP submitted a non-binding proposal to acquire Peregrine for an equity valuation of $425 million, subject to certain conditions. The letter indicated that HP was prepared to eliminate the proposed closing condition in the earlier draft merger agreement that would have required Peregrine to become current in its SEC filings. The letter also stated that HP was prepared to complete its remaining limited due diligence and finalize a transaction within two weeks.

On September 2, Peregrine’s Board of Directors met in an executive session to discuss the status of the sale process, including HP’s non-binding indication of interest. During this session, representatives of Goldman Sachs provided updated financial analyses to the Board of Directors. The Special Committee directed Goldman Sachs to respond to HP to discuss the potential acquisition process and set up a meeting of HP and Peregrine representatives while simultaneously proceeding with discussions with other interested potential purchasers.

On September 3, representatives of HP, HP’s financial advisor and Goldman Sachs discussed the Board of Directors’ response to HP’s non-binding indication of interest and to develop a work plan to try to resolve the outstanding issues and conditions in HP’s proposal.

During the week of September 5, at the request of Peregrine’s Board of Directors, Goldman Sachs again contacted certain possible buyers to inform them that an unsolicited offer had been submitted to Peregrine with limited conditions and an aggressive timeframe for completion. In these discussions, Goldman Sachs requested that potential buyers provide the Board with definitive views on valuation and the structure of any potential acquisition as soon as practicable with guidance toward the end of the week of September 12. Each potential buyer that indicated an interest in participating in the process was asked to sign a confidentiality agreement and was offered face-to-face management presentations and access to Peregrine’s due diligence data room.

On September 7, HP and its outside counsel distributed a mark-up of the May 9 draft of the merger agreement, the last draft exchanged between Peregrine and HP before HP terminated discussions on May 13.

Beginning on September 9 and lasting through the week of September 12, Peregrine management and Goldman Sachs met with HP and four other potential buyers for management presentations, including the potential financial buyer that had submitted the unsolicited proposal on July 8, and each of HP and these four other potential buyers were provided access to Peregrine’s due diligence data room and the opportunity to conduct financial and legal due diligence on Peregrine.

On September 14, Gibson, Dunn & Crutcher LLP and HP, with its outside counsel, held a call to discuss and clarify the various open issues in the draft of the merger agreement that had been distributed by HP and its outside counsel on September 7.

On September 15, HP submitted to Peregrine’s Board of Directors another non-binding proposal to acquire Peregrine at an equity valuation of $425 million. The HP proposal stated that it would expire at 12:00 a.m. PDT on September 19.

During the evening of September 16, Peregrine’s legal and financial advisors had several calls with HP and its legal and financial advisors to negotiate open issues in the merger agreement and to discuss HP’s proposed valuation.

On September 17, Peregrine’s Board of Directors met to discuss the status of the sale process, including the negotiations with HP and discussions with other potential buyers. Goldman Sachs provided the Board with details of the status of discussions with each of the various potential buyers, including HP. The Board discussed the high degree of certainty surrounding the HP offer and the lack of certainty with respect to the other possible bidders.

From September 13 through September 18, Goldman Sachs continued discussions with various potential buyers other than HP. Goldman Sachs reiterated that definitive views on value and structure should be submitted as soon as practicable and preferably by September 16. As of the close of business on September 16, however, no proposals had been received by Peregrine from any potential buyer other than HP. Nonetheless, Goldman Sachs continued to solicit proposals on value and structure from the previously contacted potential buyers.

On September 17, HP’s outside legal counsel distributed to Peregrine and its legal and financial advisors a mark-up of the merger agreement. Throughout the day and night of September 17, Peregrine, HP and their respective legal counsel and financial advisors continued to negotiate and finalize the terms and conditions of the merger agreement.

In the early morning of September 18, a draft of the merger agreement and a summary of the merger agreement prepared by Gibson, Dunn & Crutcher LLP were distributed to the members of Peregrine’s

Board of Directors. Later in the day, Goldman Sachs distributed to the members of Peregrine’s Board of Directors materials to be presented to the Board at a meeting scheduled for 5:00 p.m. PDT.

Later in the morning of September 18, Gibson, Dunn & Crutcher LLP distributed a revised version of the merger agreement and disclosure schedules to HP and its legal and financial advisors.

During the afternoon of September 18, Peregrine received via e-mail a non-binding preliminary indication of interest from one of the other potential strategic buyers, Company D, that had been in discussions with Peregrine. The non-binding preliminary indication of interest proposed an acquisition of Peregrine at a price range of $26.50 to $28.50 per share, subject to completion of legal and financial diligence, board approval, negotiation of a definitive merger agreement and certain other conditions. In addition, the non-binding preliminary indication of interest stated that Company D would require a 5% termination fee. Company D also indicated to Goldman Sachs that its board of directors was scheduled to meet to consider the submission of its non-binding preliminary indication of interest on September 20.

During the afternoon of September 18, the Special Committee met to discuss the non-binding preliminary indication of interest submitted by Company D. An extensive discussion ensued regarding the strengths and weaknesses of the non-binding preliminary indication of interest as compared to the HP proposal. In particular, the Special Committee discussed the lack of certainty of Company D’s proposal in light of its various conditions and the lack of review and approval by its Board of Directors of the non-binding preliminary indication of interest. The Special Committee authorized Goldman Sachs to encourage Company D to provide a more definitive valuation, to seek the review and approval of its Board of Directors of the non-binding preliminary indication of interest and to eliminate as many conditions to its proposal as possible. The Special Committee also instructed Goldman Sachs to inform HP that Peregrine had received an indication of interest to acquire Peregrine at a valuation higher than that being offered by HP, and request that HP increase its offer.

Based on direction from the Special Committee, Goldman Sachs contacted Company D and requested Company D to provide a more specific proposal regarding valuation, to provide detail with respect to the underlying assumptions used to derive Company D’s range of value and to receive approval by its Board of Directors to submit a specific proposal by 11:00 p.m. PDT on September 18. Goldman Sachs also discussed with Company D what additional due diligence and internal approvals Company D would require in order to make an offer to acquire Peregrine. Goldman Sachs also provided Company D with the form of merger agreement, prepared by Peregrine’s legal counsel, that Peregrine was prepared to sign, together with disclosure schedules to the merger agreement, and requested that any further indication of interest or offer from Company D be accompanied by any comments Company D had on the merger agreement and disclosure schedules.

At a meeting convened at 5:00 p.m. PDT on September 18, the Special Committee and Goldman Sachs updated Peregrine’s Board of Directors on the process, in particular with respect to the non-binding preliminary indication of interest from Company D. The Board discussed the strengths and weaknesses of the non-binding preliminary indication of interest as compared to the proposal submitted by HP. A further discussion ensued regarding the Board’s fiduciary obligations. The Board instructed Goldman Sachs and Gibson, Dunn & Crutcher LLP to reiterate to HP Peregrine’s desire for HP to increase its proposed valuation in light of the competing indication of interest from Company D. Gibson, Dunn & Crutcher LLP then discussed with the Board the remaining open issues in the merger agreement being negotiated with HP. A discussion ensued regarding the open issues in the merger agreement. During this discussion, Goldman Sachs reported that HP’s financial advisors recently had reiterated to Goldman Sachs the firmness of HP’s deadline for its proposal of 12:00 a.m. PDT on September 19. A discussion continued among the Board, and the meeting was then adjourned until 6:30 p.m. PDT.

Representatives of Goldman Sachs were contacted by Company D at approximately 6:00 p.m. PDT on September 18, during which call Company D informed Goldman Sachs that Company D was attempting to contact its Board of Directors to discuss the proposed transaction during that evening. However, Company D did not thereafter contact Goldman Sachs or Peregrine about the proposed transaction.

Further discussion occurred that evening among Goldman Sachs and HP and its representatives regarding Peregrine’s request that HP increase its offer. Subsequently, HP requested to speak directly to the Special Committee regarding its offer. A call was scheduled among representatives of HP, its financial and legal advisors and the Special Committee and Peregrine’s financial and legal advisors. During that call, HP stated that it was not prepared to increase its proposal of $425 million in equity value ($26.08 per share). The Special Committee stated that it would convey HP’s comments to Peregrine’s Board of Directors.

Peregrine’s Board of Directors reconvened its meeting to consider HP’s positions conveyed during the telephone call with the Special Committee, as well as Company D’s non-binding indication of interest. The Special Committee, Goldman Sachs and Gibson, Dunn & Crutcher LLP reported to the Board regarding their discussions with HP and the Special Committee. An extensive discussion occurred regarding the HP offer and Company D’s indication of interest.

Gibson, Dunn & Crutcher LLP then discussed with Peregrine’s Board of Directors the terms of the merger agreement that had been negotiated with HP, including the few remaining open issues, and the Board’s fiduciary obligations in connection with its consideration of a sale of Peregrine. Goldman Sachs presented and summarized Goldman Sachs’ financial analyses of the proposed merger transaction with HP, which would support its fairness opinion in the transaction.

The Board then continued to discuss further the open items in the merger agreement. The Board instructed the representatives of Gibson, Dunn & Crutcher LLP and Goldman Sachs to negotiate with HP and its legal and financial advisors the remaining open issues in the merger agreement. The meeting was then adjourned and scheduled to be reconvened later in the evening.

Representatives of Gibson, Dunn & Crutcher LLP and Goldman Sachs participated in telephone calls with HP and its legal and financial advisors, during which agreement was tentatively reached on the remaining open issues in the merger agreement, subject to approval by Peregrine’s Board of Directors.

Late in the evening of September 18, Peregrine’s Board of Directors reconvened its meeting to discuss the status of the negotiations with HP. The Board discussed HP’s proposal on the remaining open issues. Additionally, the Board discussed the non-binding preliminary indication of interest that had been submitted by Company D. The Board discussed the uncertainty and various conditions surrounding Company D’s indication of interest, the greater certainty of being able to close a transaction with HP, the risk of HP not continuing to pursue the transaction if Peregrine did not meet HP’s 12:00 a.m. PDT deadline for executing the merger agreement and the fact that the merger agreement permitted Peregrine to terminate the merger with HP in the event that the Peregrine Board of Directors decided to accept a superior proposal from a third party, subject to the payment of a termination fee equal to 2.75% of the total transaction value. Goldman Sachs reported that it had received no further communications from Company D.

Extensive discussions ensued among the Board, management and Peregrine’s financial and legal advisors. Goldman Sachs then orally rendered its opinion to Peregrine’s Board of Directors that the per common share merger consideration of $26.08 to be received by Peregrine stockholders in the merger was fair from a financial point of view to Peregrine stockholders. The oral opinion was confirmed in a written opinion dated September 19, 2005. Upon completion of those discussions, Peregrine’s Board of Directors voted unanimously to approve the merger agreement with HP and to recommend that Peregrine stockholders adopt the merger agreement.

Immediately following completion of the Peregrine Board meeting, Peregrine’s legal and financial advisors communicated the decision of Peregrine’s Board of Directors to HP. During the early morning of

September 19, Peregrine and HP and their respective financial and legal advisors finalized the merger agreement and the disclosure schedules, and Peregrine and HP executed the definitive merger agreement. On the morning of September 19, Peregrine and HP issued a joint press release announcing the execution of the merger agreement.

Considerations Relating to the Merger

Peregrine’s Board of Directors established a Special Committee consisting of three members of the Board to oversee discussions and direct Peregrine’s financial advisors and management with respect to potential transactions involving the sale or change of control of Peregrine. The Special Committee unanimously recommended that Peregrine’s Board of Directors approve the merger agreement, and Peregrine’s Board of Directors made its decisions taking into account the Special Committee’s recommendation. The members of the Special Committee are not employees of, or consultants to, Peregrine and do not have any other business relationships with Peregrine. During a meeting of Peregrine’s Board of Directors on September 18, 2005, Peregrine’s Board of Directors unanimously approved and adopted the merger agreement. In reaching its decision to approve and adopt the merger agreement and to recommend that Peregrine stockholders vote to adopt the merger agreement, Peregrine’s Board of Directors consulted with management and its financial and legal advisors and considered a variety of factors with respect to the merger, including the following:

Positive considerations:

•       the per share merger consideration of $26.08 represents a 36.5% premium over the closing price of Peregrine’s common stock on September 16, 2005, the last trading day prior to the public announcement of the merger agreement;

•       the merger consideration would be all cash, would not be subject to a financing condition and would provide certainty of value to Peregrine stockholders;

•       Peregrine’s discussions with a number of potential purchasers in the period from November 2004 through the date the merger agreement was signed;

•       the manner in which the consideration and negotiation of proposals was conducted and the fact that the Special Committee was formed to oversee discussions and to direct Peregrine’s financial advisors and management with respect to potential transactions involving the sale or change of control of Peregrine (see “—Background of the Merger” for additional information regarding the negotiations that took place);

•       the Board’s conclusion that HP has the financial ability and acquisition experience to complete the merger and the other transactions contemplated by the merger agreement;

•       the ability, under certain circumstances and subject to the conditions in the merger agreement discussed below under “The Merger Agreement—No Solicitation,” of Peregrine to furnish information and participate in discussions or negotiations with a person that submits an unsolicited acquisition proposal and of Peregrine’s Board of Directors to withdraw or modify its approval or recommendation of the merger and the merger agreement;

•       the belief that the $11,687,500 termination fee payable by Peregrine to HP under certain circumstances is reasonable in the context of termination fees payable in comparable transactions (see “The Merger Agreement—Fee if the Merger Agreement is Terminated”);

•       the financial analyses presented by representatives of Goldman Sachs and a comparison of the historical value of Peregrine common stock and the $26.08 per share in cash to be received by Peregrine stockholders in the merger;

•       the opinion of Goldman Sachs provided to Peregrine’s Board of Directors that, as of the date of the opinion and based upon and subject to the various assumptions and limitations set forth in the opinion, the $26.08 per share in cash to be received by the holders of Peregrine common stock pursuant to the merger agreement was fair from a financial point of view to such holders;

•       the ability of Peregrine stockholders to vote against the adoption of the merger agreement at the special meeting of Peregrine stockholders;

•       the potential investment risks to Peregrine stockholders with respect to Peregrine remaining an independent company, as compared to the certainty of value of the merger consideration that would be paid to Peregrine stockholders under the terms of the merger agreement;

•       the Peregrine Board’s knowledge of Peregrine’s business, assets, financial condition, results of operations and prospects, its competitive position, the nature of its business and the industry in which it competes and the market for its common stock, which supported its view that the certainty of the cash consideration to be received by the stockholders pursuant to the merger was preferable to continuing to hold shares of Peregrine common stock. In arriving at this determination, Peregrine’s Board of Directors noted that continuing to hold the stock is subject to significant business risks, as well as general economic risks;

•       the current and prospective environment in which Peregrine operates, and, in particular, competitive factors;

•       the Special Committee’s recommendation, and the Board’s belief, that the terms of the merger agreement, including the parties’ representations, warranties, covenants and conditions to their respective obligations, are reasonable for a transaction of this nature;

•       the risk that pursuing the informal indication of interest provided by Company D, another potential buyer, would not have provided the speed and certainty of the HP proposal and could have caused HP to abandon the transaction; and

•       the risk that Peregrine’s current inability to meet its SEC quarterly and annual reporting requirements in a timely manner or maintain effective internal control over its financial reporting could adversely affect Peregrine’s ability to consummate a transaction with a third party subject to SEC reporting requirements for whom the acquisition of Peregrine would be material.

Negative considerations:

•       the merger consideration to be paid to Peregrine stockholders would be cash, which would avoid future market risk but would prevent the Peregrine stockholders from enjoying any upside potential relating to the surviving company;

•       the informal indication of interest by Company D that, subject to a variety of conditions, it would be willing to acquire Peregrine for between $26.50 and $28.50 per share, subject to the completion of its financial and legal due diligence, board approval, negotiation of a definitive merger agreement and certain other conditions;

•       the obligation of Peregrine to pay a termination fee of $11,687,500 if the merger agreement is terminated under specified circumstances, which might discourage competing acquisition proposals;

•       even if the merger is not completed, Peregrine would be required to pay its legal and accounting fees, which may be a significant amount;

•       there is no assurance that all conditions to the parties’ obligations to complete the merger can be satisfied and the merger consummated; and

•       failure to complete the merger could adversely affect Peregrine due to potential disruptions in its operations and the obligation to pay the fees and expenses noted above.

The foregoing list of factors considered by Peregrine’s Board of Directors in making its decision is not exhaustive, but includes all the material factors considered. In view of the variety of material factors considered in connection with its evaluation of the merger by the Board, Peregrine’s Board of Directors did not find it practicable to, and thus did not quantify or otherwise assign relative or specific weight to any of these factors, and individual directors may have assigned different weight to different factors. Peregrine’s Board of Directors made its determination based on the totality of the information presented to it.

The above explanation of the Peregrine Board’s considerations relating to the merger is forward looking in nature. This information should be read in light of the factors discussed above under “Forward-Looking Statements.”

In adopting the merger agreement and approving the merger, Peregrine’s Board of Directors was aware of the interests of certain directors and officers of Peregrine in the merger, as discussed below under “—Interests of Peregrine’s Directors and Executive Officers in the Merger.”

Recommendation of Peregrine’s Board of Directors

During a meeting of Peregrine’s Board of Directors on September 18, 2005, Peregrine’s Board of Directors unanimously determined that the merger agreement and the merger is advisable and fair to, and in the best interests of, Peregrine and its stockholders and unanimously approved and adopted the merger agreement. Accordingly, Peregrine’s Board of Directors unanimously recommends that Peregrine stockholders vote for adoption of the merger agreement and the authorization of the proxies to vote on such other matters as may properly come before the special meeting or any adjournment thereof, including any procedural matters pertinent to the conduct of the special meeting, such as its adjournment or postponement.

Opinion of Peregrine’s Financial Advisor

On September 18, 2005, at a meeting of the Peregrine Board of Directors held to consider the merger, Goldman, Sachs & Co. orally rendered its opinion to Peregrine’s Board of Directors that, as of September 18, 2005 and based upon and subject to the factors and assumptions set forth therein, the $26.08 per share in cash to be received by the holders of Peregrine common stock pursuant to the merger agreement is fair from a financial point of view to such holders. The opinion of Goldman Sachs to this effect was confirmed in writing on September 19, 2005.

The full text of the written opinion of Goldman Sachs, dated September 19, 2005, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. Goldman Sachs provided its opinion for the information and assistance of Peregrine’s Board of Directors in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of Peregrine common stock should vote with respect to the transaction.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•       the merger agreement;

•       annual reports to stockholders and Annual Reports on Form 10-K of Peregrine for the two fiscal years ended March 31, 2005 and 2004;

•       certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Peregrine;

•       certain other communications from Peregrine to its stockholders; and

•       certain internal financial analyses and forecasts for Peregrine prepared by its management.

Goldman Sachs also held discussions with members of the senior management of Peregrine regarding their assessment of the past and current business operations, financial condition, and future prospects of Peregrine. In addition, Goldman Sachs reviewed the reported price and trading activity for the Peregrine common stock, compared certain financial and stock market information for Peregrine with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the technology and software industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as it considered appropriate.

Goldman Sachs relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of rendering the opinion described above. In that regard, Goldman Sachs assumed with Peregrine’s consent that the internal financial forecasts prepared by the management of Peregrine have reasonably been prepared on a basis reflecting the best currently available estimates and judgments of Peregrine. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Peregrine or any of its subsidiaries, nor was any evaluation or appraisal of the assets or liabilities of Peregrine or any of its subsidiaries furnished to Goldman Sachs. Goldman Sachs’ opinion does not address the underlying business decision of Peregrine to engage in the transaction.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the Board of Directors of Peregrine in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before September 19, 2005 and is not necessarily indicative of current market conditions.

Selected Companies Analysis.   Goldman Sachs reviewed and compared certain financial information for Peregrine to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the technology and software industry:

Selected Large Cap Network / Systems Management Companies

•       Mercury Interactive;

•       BMC;

•       Compuware;

Selected Small Cap Network / Systems Management Companies

•       Altiris;

•       Micromuse;

•       NetIQ;

•       Quest; and

•       SERENA Software.

Although none of the selected companies is directly comparable to Peregrine, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Peregrine.

Goldman Sachs also calculated and compared various financial multiples and ratios based on information it obtained from SEC filings and the Institutional Brokerage Estimate System, or IBES, median estimates. The multiples and ratios for each of the selected companies were calculated by using the closing stock price as of September 16, 2005, IBES median estimates and the most recent publicly available information for the selected companies. The multiples and ratios of Peregrine were calculated using the closing price of Peregrine common stock as of September 16, 2005 and were based on financial forecasts provided by Peregrine management. With respect to the selected companies, Goldman Sachs calculated:

•       the enterprise value, which is the fully diluted equity value plus the total indebtedness less cash, as a multiple of estimated revenue and EBIT (earnings before interest and taxes) for the 2005 and 2006 calendar years;

•       the forecasted EBIT margin expressed as a percentage of revenue for the 2006 calendar year;

•       the closing stock price as a multiple of estimated EPS (earnings per share) for the 2006 calendar year, referred to as the 2006 P/E multiple;

•       the forecasted 5-Year EPS compound annual growth rate (CAGR), expressed as a percentage; and

•       the forecasted 2006 P/E multiple expressed as a multiple of the forecasted 5-Year EPS CAGR.

The results of these analyses are summarized as follows:

			Selected Large Cap Network / Systems Management Companies				Selected Small Cap Network / Systems Management Companies
	Peregrine		Range		Median		Range		Median
Enterprise Value as a Multiple of Estimated 2005E Revenue	1.5	x	2.2x - 3.7	x	2.4	x	1.4x - 3.5	x	2.3	x
Enterprise Value as a Multiple of Estimated 2006E Revenue	1.3	x	2.1x - 3.2	x	2.3	x	1.4x - 3.2	x	2.0	x
Enterprise Value as a Multiple of Estimated 2006E EBIT	15.6	x	14.0x - 17.1	x	15.5	x	9.0x - 18.9	x	11.6	x
2006E EBIT Margin	8.7%		14.4% - 21.8%		14.5%		9.4% - 21.2%		14.7%
2006E P/E Multiple	26.4	x	20.9x - 23.0	x	22.1	x	13.8x - 24.8	x	22.4	x
5-Year Projected EPS CAGR	NA		10% - 22%		15%		10% - 20%		17.3%
2006E P/E Multiple as a Multiple of 5-Year EPS CAGR	NA		1.0x - 2.1	x	1.5	x	1.1x - 1.4	x	1.2	x

Goldman Sachs also reviewed and compared certain financial information for Peregrine to corresponding financial information, ratios and public market multiples for the following publicly traded corporations classified as small capitalization perpetual license software companies:

•       Agile Software;

•       Altiris;

•       Blackbaud;

•       Borland Software;

•       Informatica;

•       Interwoven;

•       Manhattan Associates;

•       MicroMuse;

•       MicroStrategy;

•       MRO Software;

•       NetIQ;

•       Qad;

•       Quest;

•       SERENA Software;

•       Skillsoft;

•       SPSS; and

•       Witness Systems

Although none of the selected companies is directly comparable to Peregrine, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Peregrine.

Goldman Sachs also calculated and compared various financial multiples and ratios based on information it obtained from SEC filings and IBES median estimates. The multiples and ratios for each of the selected companies were calculated by using the closing stock price as of September 16, 2005, IBES median estimates and the most recent publicly available information for the selected companies. The multiples and ratios of Peregrine were calculated using the closing price of Peregrine common stock as of September 16, 2005 and were based on financial forecasts provided by Peregrine management. With respect to the selected companies, Goldman Sachs calculated:

•       enterprise value, which is the fully diluted equity value plus the total indebtedness less cash, as a multiple of estimated revenue and EBIT (earnings before interest and taxes) for the 2006 calendar year;

•       the forecasted EBIT margin expressed as a percentage of revenue for the 2006 calendar year;

•       the closing stock price as a multiple of estimated EPS (earnings per share) for the 2006 calendar year, referred to as the 2006 P/E multiple;

•       the forecasted 5-Year EPS compound annual growth rate (CAGR), expressed as a percentage; and

•       the forecasted 2006 P/E multiple expressed as a multiple of the forecasted 5-Year EPS CAGR.

The results of these analyses are summarized below:

	Selected Small Capitalization Software Companies with Perpetual License Revenue Model
	Peregrine		Range		Median
Enterprise Value as a Multiple of Estimated 2006E Revenues	1.3	x	0.9x - 3.5	x	1.5	x
Enterprise Value as a Multiple of Estimated 2006E EBIT	15.6	x	9.0x - 39.7	x	13.5	x
2006E EBIT Margin	8.7%		1.0% - 35.0%		12.7%
2006E P/E Multiple	26.4	x	13.8x - 53.2	x	23.5	x
5-Year Projected EPS CAGR	NA		10% - 20%		12.5%
2006E P/E Multiple as a Multiple of 5-Year EPS CAGR	NA		1.0x - 3.0	x	1.7	x

Analysis at Various Prices.   Goldman Sachs performed certain analyses, based on historical financial information, SEC filings and financial forecasts provided by Peregrine management. Assuming a per share purchase price of $26.08 for Peregrine common stock, Goldman Sachs calculated the total equity consideration (on a fully diluted basis) and implied enterprise value, the ratio of enterprise value to revenues, the ratio of enterprise value to EBIT and the ratio of the per share purchase price of $26.08 to cash net earnings. The following table presents the results of Goldman Sachs’ analysis based on the per share purchase price of $26.08 and financial forecasts provided by Peregrine management (dollar amounts in millions, except for price per share):

		Peregrine
Per Share purchase price		$26.08
Premium to market price (as of September 16, 2005)		36.5%
Price per share (as of September 16, 2005)		$19.10
Equity Consideration—diluted		425.0
Enterprise Value		408.5
Enterprise Value / Revenue	CY(1) 2005E	2.1	x
	CY 2006E	1.9
	CY 2007E	1.8
Enterprise Value / EBIT	CY 2005E	NM	(2)
	CY 2006E	21.9	x
	CY 2007E	13.2
Equity Consideration / Net Income	CY 2005E	NM
	CY 2006E	37.4	x
	CY 2007E	19.5

(1)                 calendar year

(2)                 not meaningful

Discounted Cash Flow Analysis.   Goldman Sachs performed a discounted cash flow analysis on Peregrine using financial forecasts provided by Peregrine management for the fiscal years 2006 through 2008 and illustrative annual revenue growth and normalized EBIT margin assumptions for the fiscal years 2009 and 2010. Following discussions with Peregrine management, Goldman Sachs used a range of illustrative annual revenue growth rates of 5% to 11% for 2009 and 2010 and a range of illustrative normalized EBIT margins in 2010 of 13% to 17% based on a benchmarking analysis of selected small capitalization software companies with a perpetual license revenue model based on information obtained from SEC filings and other publicly available information as well as IBES median estimates. Goldman

Sachs calculated illustrative net present value indications of free cash flows for Peregrine for the fiscal years 2006 through 2010 using discount rates ranging from 11% to 15%. Goldman Sachs calculated illustrative value indications per share for Peregrine using illustrative terminal value indications in the fiscal year 2010 based on terminal EBIT multiples ranging from 10.0x EBIT to 14.0x EBIT. These illustrative terminal value indications were then discounted to calculate illustrative present value indications using discount rates ranging from 11% to 15%. The results of the discounted cash flow analysis may vary based upon, among other factors, the discount rates and the terminal values used in the analysis by a particular investment bank. The various ranges for discount rates and terminal EBIT multiples were chosen to reflect theoretical analyses of cost of capital solely for the purpose of the discounted cash flow analysis. The following table presents the results of this analysis:

Illustrative Per Share Value Indications
Peregrine	$17.77 - $26.48

Discounted Equity Value Analysis.   Goldman Sachs performed a discounted equity value analysis of Peregrine that calculated implied present values of illustrative future stock prices of the shares of Peregrine common stock using financial forecasts provided by Peregrine management for calendar year 2007 and a range of illustrative year-over-year revenue growth rate and normalized EBIT margin assumptions for calendar year 2008. Following discussions with Peregrine management, Goldman Sachs used an illustrative annual revenue growth rate of 7.5% and a range of illustrative normalized EBIT margins in 2008 of 12% to 16% based on a benchmarking analysis of selected small capitalization software companies with a perpetual license revenue model based on information obtained from SEC filings and other publicly available information as well as IBES median estimates. Goldman Sachs calculated the illustrative future price of Peregrine common stock by multiplying illustrative 2008 cash earnings per share of Peregrine common stock by a range of forward P/E multiples of 18.0x to 22.0x. These illustrative future prices of Peregrine common stock were then discounted to calculate illustrative present value indications of Peregrine common stock using a discount rate of 13%. The results of the discounted equity value analysis may vary based upon, among other factors, the discount rates and the P/E multiples used in the analysis by a particular investment bank. The various ranges of discount rates and 2008 P/E multiples were chosen to reflect theoretical analyses of cost of capital solely for the purpose of the discounted equity value analysis. The following table presents the results of this analysis:

Illustrative Per Share Value Indications
Peregrine	$18.78 - $29.14

Selected Historical Transactions Analysis.   Goldman Sachs analyzed certain information relating to the following selected transactions in the technology and software industry since January 2004:

Acquiror	Target	Date Announced
Oracle	Siebel Systems	12-Sep-05
BEA	Plumtree Software	22-Aug-05
SSA	Epiphany	04-Aug-05
Oracle	i-flex	03-Aug-05
Carlyle	SS&C Technologies	28-Jul-05
Sun Microsystems	SeeBeyond Technology	28-Jun-05
Computer Associates	Niku	09-Jun-05
Lawson Software	Intentia International	02-Jun-05
ScanSoft	Nuance	09-May-05
Adobe Systems	Macromedia	18-Apr-05
Computer Associates	Concord Communications	07-Apr-05
Investor Group*	SunGard Data	28-Mar-05
Avid	Pinnacle Systems	21-Mar-05
IBM	Ascential	14-Mar-05
Oracle	Retek	08-Mar-05
IBM	Corio	25-Jan-05
Cadence Design	Verisity	12-Jan-05
UGS PLM	Tecnomatix	04-Jan-05
Symantec	VERITAS	16-Dec-04
Oracle	PeopleSoft	13-Dec-04
Synopsys	Nassda	01-Dec-04
Computer Associates	Netegrity	06-Oct-04
Cognos	Frango	24-Aug-04
Tektronix	Inet Technologies	29-Jun-04
BMC	Marimba	29-Apr-04
Hewlett-Packard	Novadigm	04-Feb-04
Ariba	FreeMarkets	23-Jan-04

*                    Investor group consists of Silver Lake Partners, Bain Capital Partners, KKR, Blackstone, Texas Pacific Group, Providence Equity Partners and Goldman Sachs PIA.

For purposes of this analysis, the aggregate consideration for each target was calculated by multiplying the announced per share transaction price by the number of that company’s fully diluted outstanding shares at the announced per share transaction price as disclosed in the company’s most recent filings prior to the announcement of the applicable transaction and adding to that result the company’s net debt as disclosed in the company’s most recent filings prior to the announcement of the applicable transaction. The results of Goldman Sachs’ calculations and comparisons are summarized as follows:

	Range		Mean		Median
Premium over Target Stock Price Prior to Announcement
Days Unaffected Prior	(10.5)% - 87.5%		36.9%		27.3%
5 Days Prior	(11.0)% - 93.6%		38.5%		34.3%
10 Days Prior	(9.2)% - 101.2%		40.6%		39.8%
20 Days Prior	(4.5)% - 106.4%		46.1%		44.1%
Aggregate Consideration as a Multiple of:
Revenue for the latest twelve months	1.0x - 8.9	x	3.5	x	2.7	x
Revenue for the next twelve months	1.1x - 5.9	x	2.8	x	2.5	x
Equity Consideration as a Multiple of:
Cash earnings for the next twelve months	20.9x - 68.6	x	41.7	x	34.4	x

Goldman Sachs calculated that the $26.08 transaction price represented a premium of 36.5% over the closing price of Peregrine common stock on September 16, 2005. Goldman Sachs also calculated the total aggregate consideration, based on the $26.08 transaction price and the number of Peregrine’s fully diluted outstanding shares as of September 19, 2005 at the $26.08 transaction price, and the net debt position as of June 30, 2005 as provided by Peregrine management. Using the Peregrine management forecasts, the total aggregate consideration as a multiple of estimated revenue of Peregrine for the calendar year 2005 and 2006 are 2.1x and 1.9x, respectively. Goldman Sachs also calculated that the total equity consideration as a multiple of estimated cash earnings for calendar year 2006 based on the Peregrine management forecast was 37.4x.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Peregrine or HP or the contemplated transaction.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs providing its opinion to Peregrine’s Board of Directors as to the fairness from a financial point of view of the $26.08 per share of Peregrine common stock in cash to be received by the holders of such shares pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Peregrine, HP, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecasts. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

The merger consideration was determined through arms length negotiations between Peregrine and HP and was approved by Peregrine’s Board of Directors. Goldman Sachs provided advice to Peregrine during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to Peregrine or its Board of Directors or that any specific amount of consideration constituted the only appropriate consideration for the transaction.

As described below in the section entitled “—Considerations Relating to the Merger,” Goldman Sachs’ opinion to Peregrine’s Board of Directors was one of many factors taken into consideration by Peregrine’s Board of Directors in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B to this proxy statement.

Goldman Sachs and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. Goldman Sachs has acted as financial advisor to Peregrine in connection with, and has participated in certain of the negotiations leading to, the transactions contemplated by the merger agreement. In addition, Goldman Sachs has provided certain investment banking services to Peregrine and HP from time to time, including having acted as HP’s financial advisor in connection with its May 2002 acquisition of Compaq Computer Corporation and as a co-manager with respect to the public offering of Medium-Term Notes, Series B (aggregate principal amount of $1.5 billion) of HP in December 2002. Goldman Sachs also is currently providing investment banking services to HP and may provide investment banking services to HP and Peregrine in the future. In connection with the above-described investment banking services Goldman Sachs has received, and may receive, compensation.

Goldman Sachs is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman Sachs and its affiliates may provide such services to Peregrine, HP and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of Peregrine and HP for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

The Board of Directors of Peregrine selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement dated July 29, 2005, Peregrine engaged Goldman Sachs to act as its financial advisor in connection with the contemplated transaction. Pursuant to the terms of this engagement letter, Peregrine has agreed to pay Goldman Sachs a transaction fee of $5.7 million, all of which is payable upon consummation of the transaction. In addition, Peregrine has agreed to reimburse Goldman Sachs for its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Purpose and Reasons for the Merger

Peregrine’s purpose for engaging in the merger is to enable its stockholders to receive $26.08 in cash per share, representing a 36.5% premium over the market price of Peregrine’s common stock before the announcement of the merger agreement. Peregrine decided to undertake the merger at this time based on the conclusions, determinations and reasons of Peregrine’s Board of Directors described in detail above under “—Background of the Merger” and “—Considerations Relating to the Merger.”

Certain Effects of the Merger

If the merger is completed, all equity in Peregrine will be owned by HP. No current Peregrine stockholder will maintain any ownership interest in, or be a stockholder of, Peregrine. As a result, Peregrine’s stockholders will no longer benefit from any increases in Peregrine’s value, nor will they bear the risk of any decreases in Peregrine’s value. Following the merger, HP will benefit from any increases in the value of Peregrine and also will bear the risk of any decreases in the value of Peregrine.

Peregrine common stock is registered as a class of equity security under the Exchange Act. Following the consummation of the merger, registration of the common stock under the Exchange Act will be terminated. Termination of the stock’s registration means Peregrine no longer will be required to file periodic reports with the SEC. Peregrine will not be subject to certain provisions of the Exchange Act, such as the short-swing trading provisions of Section 16(b) and the requirement to furnish a proxy statement in connection with a stockholders’ meeting pursuant to Section 14(a).

Interests of Peregrine’s Directors and Executive Officers in the Merger

In considering the recommendation of Peregrine’s Board of Directors to approve the merger agreement, Peregrine stockholders should consider that some of Peregrine’s directors and executive officers have interests in the merger that differ from, or are in addition to, their interests as Peregrine stockholders. Peregrine’s Board of Directors was aware of these interests and considered them, among other matters, in approving and adopting the merger agreement.

As a result of these interests, these directors and executive officers could be more likely to vote to approve the merger agreement than if they did not hold these interests, and may have reasons for doing so that are not the same as the interests of Peregrine’s other stockholders. Peregrine stockholders should consider whether these interests may have influenced these directors and executive officers to support or recommend the approval of the merger agreement.

•       Change in Control Payments.   Executive officers John Mutch, Ken Saunders and Russell Clark have employment agreements that provide for payments to them upon or following a change in control of Peregrine.

•        Upon a change in control of Peregrine, John Mutch, President and Chief Executive Officer, will receive a payment equal to three times the sum of his base salary ($500,000) and his current annual target management incentive compensation plan bonus ($550,000), totaling $3,150,000, whether or not his employment terminates upon the change in control. In addition, Mr. Mutch will be entitled to additional gross-up payments in the event that any payments or benefits he receives in connection with a change in control are subject to the golden parachute excise tax.

•        On the 91st day following a change in control of Peregrine, Ken Saunders, Executive Vice President and Chief Financial Officer, will receive a payment equal to two times the sum of his base salary ($400,000), his current annual target management incentive compensation plan bonus ($400,000) and three one-time bonuses he was eligible to receive under his employment agreement (totaling $450,000), totaling $2,500,000, if he has not voluntarily terminated his employment during that period. In addition, Mr. Saunders will be entitled to additional gross-up payments in the event that any payments or benefits he receives in connection with a change in control are subject to the golden parachute excise tax.

•        On the 181st day following a change in control of Peregrine, Russell Clark, Vice President, Corporate Controller and Chief Accounting Officer, will receive a payment equal to the sum of his base salary ($225,000) and his current annual target management incentive compensation plan bonus ($100,000), totaling $325,000, if he has not voluntarily terminated his employment during that period.

•       Severance Payments.   The remaining executive officers of Peregrine will be entitled to receive severance payments equal to the sum of their base salary in effect on the date of termination and their current annual target management incentive compensation plan bonus if they are terminated by HP without cause or terminate their employment for good reason within twelve months of the effective date of the merger. Executive officers also will receive reimbursement for COBRA health coverage premiums during the payout period of their severance payment.

•       Release.   An executive officer will not be entitled to the payments described above unless he or she executes a general release and agrees to provide reasonable transition assistance as requested and without further compensation for three months following the termination of employment.

•       Peregrine Retention Bonus Plan.   All of the executive officers of Peregrine are participants in the Retention Bonus Plan approved by Peregrine’s Board of Directors on February 22, 2005, which provides for retention bonuses to the officers of $150,000 to $250,000 upon a change of control under certain circumstances. The retention bonus for employees at the vice president level and above is payable 50% upon a change in control and 50% on a date that is six months following the change in control, subject to certain conditions, including that the Retention Bonus Plan participant does not voluntarily terminate his or her employment with HP until the six-month anniversary of the change in control.

•       Acceleration of Stock Options and Restricted Stock.   All of the stock options granted to John Mutch, Ken Saunders and Russell Clark provide for the accelerated vesting of all unvested options immediately prior to the consummation of a change in control of Peregrine, such as the merger. Under the merger agreement, these options will be cancelled in exchange for the right to receive an amount of cash equal to the product of (a) the excess of $26.08 over the exercise price per share multiplied by (b) the number of shares subject to the cancelled stock option. Accordingly, Messrs. Mutch, Saunders and Clark will be entitled to receive the following amounts immediately upon completion of the merger with regard to their stock options subject to accelerated vesting, assuming the merger occurs on December 31, 2005:

•        John Mutch—$1,324,173;

•        Ken Saunders—$868,000; and

•        Russell Clark—$314,000.

The merger agreement provides for the accelerated vesting of the outstanding stock options held by employees, including any executive officer, whose employment is terminated without cause within twelve months of the effective time of the merger.

Messrs. Mutch, Saunders and Clark and other executive officers also hold shares of restricted stock that will become fully vested immediately prior to a change in control and will be cashed out in the merger. As a result, the following executive officers will be entitled to receive upon completion of the merger with regard to their shares of restricted stock:

•        John Mutch—$4,995,200;

•        Ken Saunders— $1,564,800;

•        Russell Clark—$391,200; and

•        Other executive officers as a group—$6,154,880.

•       Performance Stock Units.   John Mutch, President and Chief Executive Officer, and Ken Saunders, Executive Vice President and Chief Financial Officer, are entitled to performance stock units upon consummation of the merger that will be cancelled in exchange for payments of $[        ] and $[        ], respectively.

•       Indemnification.   The merger agreement provides that, after the effective time of the merger, HP will, to the fullest extent permitted by law, cause Peregrine to honor and will guarantee specified obligations of Peregrine to indemnify the current and certain former directors and officers of Peregrine for acts or omissions by such directors and officers occurring prior to the effective time of the merger, to the extent that such obligations of Peregrine existed on the date of the merger agreement, September 19, 2005. HP has agreed to maintain directors’ and officers’ liability insurance for six years after the effective time of the merger. However, HP will not be obligated to make annual premium payments in excess of 300% of the annual premiums paid by Peregrine as of the date of the merger agreement. If such insurance coverage cannot be obtained, or can be obtained only at an annual premium in excess of such maximum premium, HP will maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to such maximum premium. For a complete description of the indemnification rights of Peregrine’s directors and officers after the effective time of the merger, see “The Merger Agreement—Indemnification; Insurance.”

Governmental and Regulatory Matters

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which is referred to as the “HSR Act,” and the rules that have been promulgated thereunder by the Federal Trade Commission, which is referred to as the “FTC,” certain acquisition transactions may not be consummated unless information and documents have been furnished to the Antitrust Division of the United States Department of Justice, which is referred to as the “Antitrust Division,” and the FTC and waiting period requirements have been satisfied. The merger is subject to these requirements. Pursuant to the requirements of the HSR Act, Peregrine and HP completed the filing of the required Notification and Report Forms, which are referred to as the “Forms,” with the Antitrust Division and the FTC on October 21, 2005, and the waiting period is scheduled to expire on November 21, 2005, unless a request for additional information and documentary material is received from the Antitrust Division or the FTC or unless early termination of the waiting period is granted.

The Antitrust Division and the FTC frequently scrutinize the legality of transactions under the antitrust laws. At any time before or after the consummation of any such transaction, the Antitrust Division or the FTC could, notwithstanding expiration or termination of the waiting period, challenge the transaction under the antitrust laws, seeking such relief as enjoining the merger or seeking divestiture of affected assets. Private parties and State Attorneys General may also bring legal actions under antitrust laws. HP is not obligated under the merger agreement to take specified actions, including disposing of any of its assets or limiting its freedom of action with respect to any of its businesses, in order to obtain any consents, approvals, permits or authorizations or to remove any impediments to the merger relating to the HSR Act or other antitrust regulations. If, as a result of any such inaction on the part of HP, any necessary consent or approval or removal of any impediment to the merger is not obtained, HP and Peregrine each will have the right to terminate the merger agreement. See “The Merger Agreement—Termination.”

Foreign antitrust, competition or merger control laws require Peregrine and HP to file documentation in foreign countries, including in Austria, Brazil, Germany, Ireland and Italy. Filings in Brazil and Ireland have been made and filings are expected to be submitted shortly in Austria, Germany and Italy. The laws of Austria, Germany and Ireland require clearance from the appropriate competition authority or the expiration of a statutory waiting period prior to consummation of the merger. HP and Peregrine expect to obtain such clearances or for such waiting periods to expire prior to December 31, 2005. The closing may proceed before clearance is received from the competition authorities in Brazil and Italy.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a discussion of the material U.S. Federal income tax consequences of the merger to Peregrine stockholders. This discussion is based on the Internal Revenue Code, the related Treasury regulations, administrative interpretations and court decisions, all of which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and the conclusions discussed below and the tax consequences of the merger. This discussion applies only to Peregrine stockholders that hold their shares of Peregrine common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code. This discussion does not address all U.S. Federal income tax consequences of the merger that may be relevant to particular holders, including holders subject to special tax rules. Some examples of holders subject to special tax rules are:

•       dealers in securities;

•       financial institutions;

•       insurance companies;

•       tax-exempt organizations;

•       holders of shares of Peregrine stock as part of a position in a “straddle” or as part of a “hedging” or “conversion” transaction;

•       holders whose “functional currency” is not the U.S. dollar;

•       holders who are foreign persons;

•       holders who own their shares indirectly through partnerships, trusts or other entities that may be subject to special treatment; and

•       holders who acquired their shares of Peregrine common stock through stock option or stock purchase programs or otherwise as compensation.

In addition, this discussion does not address any consequences arising under the laws of any state, local or foreign jurisdiction. Peregrine stockholders are urged to consult their own tax advisors about specific tax consequences applicable to them with respect to the merger, including the applicability and effect of any state, local or foreign tax laws and of changes in applicable tax laws.

Peregrine stockholders receiving cash for their shares will recognize gains or losses equal to the difference between the amount of cash received and the tax basis of the shares of Peregrine common stock surrendered in the merger. The amount and character of such gains or losses will be computed separately for each block of Peregrine common stock that was purchased by the holder. Any recognized gain or loss will be capital gain or loss, and any such capital gain or loss will be long term if, as of the effective time of the merger, such stockholder has held the shares of Peregrine common stock for more than one year or will be short term if, as of the effective time of the merger, such stockholder has held the shares of Peregrine common stock for one year or less.

Certain U.S. stockholders may be subject to information reporting with respect to the cash received in exchange for Peregrine common stock. U.S. stockholders who are subject to information reporting and who do not provide appropriate information when requested may also be subject to backup withholding at the rate of 28%. Any amount withheld under such rules is not an additional tax and may be refunded or credited against such U.S. stockholder’s U.S. Federal income tax liability, provided that the required information is properly furnished in a timely manner to the Internal Revenue Service.

Appraisal Rights of Peregrine Stockholders

If the merger is consummated, holders of shares of Peregrine common stock are entitled to appraisal rights under Section 262 of the DGCL provided that they comply with the conditions established by Section 262.

Section 262 is reprinted in its entirety as Annex C to this proxy statement. The following discussion is a summary of the material provisions of the Delaware statutory provisions that a stockholder must follow in order to demand and perfect appraisal rights and is qualified in its entirety by reference to Annex C. This summary and Annex C should be reviewed carefully by any holder who wishes to exercise statutory appraisal rights or who wishes to preserve the right to do so, as failure to comply with the procedures set forth herein or therein will result in the loss of appraisal rights.

A Peregrine common stockholder of record who makes the demand described below with respect to such shares, who continuously is the record holder of such shares through the effective time of the merger, who otherwise complies with the statutory requirements of Section 262 and who neither votes in favor of adoption of the merger agreement nor consents thereto in writing will be entitled to an appraisal by the Delaware Court of Chancery, which is referred to as the “Delaware Court,” of the fair value of his, her or its shares of Peregrine common stock. All references in this summary of appraisal rights to a “stockholder” or “holders of shares of Peregrine common stock” are to the record holder or holders of shares of Peregrine common stock.

Under Section 262, when a merger is to be submitted for approval at a meeting of stockholders, such as the special meeting of Peregrine stockholders, not less than 20 days prior to the meeting a constituent corporation must notify each of the holders of its stock for whom appraisal rights are available that such appraisal rights are available and it must include in each such notice a copy of Section 262. This proxy statement will constitute such notice to the holders of record of Peregrine common stock.

Holders of shares of Peregrine common stock who want to exercise their appraisal rights must not vote in favor of the adoption of the merger agreement and must deliver a separate written demand for appraisal of their shares to Peregrine prior to the vote by Peregrine stockholders on the merger. A demand for appraisal must be executed by or on behalf of the stockholder of record and must reasonably inform Peregrine of the identity of the stockholder of record and that such stockholder intends thereby to demand appraisal of his, her or its Peregrine common stock. A proxy or vote against the merger will not by itself constitute such a demand. Within ten days after the effective time of the merger, Peregrine will provide notice of the consummation of the merger to all stockholders who have complied with Section 262 and who have not voted in favor of or consented to the merger. Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against adoption of the merger agreement.

A stockholder who elects to exercise appraisal rights should mail or deliver his, her or its written demand as follows:

•       A person having a beneficial interest in shares of Peregrine common stock that are held of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, must act promptly to cause the holder of record to follow the steps summarized herein properly and in a timely manner to perfect appraisal rights. If the shares of Peregrine common stock are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian), depositary or other nominee, such demand must be executed by or for the owner of record. If the shares of Peregrine common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the owner of record and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the owner of record. If a stockholder holds shares of Peregrine common stock through a broker who in turn holds the shares through a central securities depository nominee, a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as the holder of record.

•       A holder of record, such as a broker, fiduciary, depositary or other nominee, who holds shares of Peregrine common stock as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the owner of record. In such case, the written demand must set forth the number of shares covered by such demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of Peregrine common stock outstanding in the name of such owner of record.

Within 120 days after the effective time of the merger, either Peregrine or any stockholder who has complied with the required conditions of Section 262 may file a petition in the Delaware Court, with a copy served on Peregrine in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares of all dissenting stockholders. There is no present intent on the part of Peregrine to file an appraisal petition and stockholders seeking to exercise appraisal rights should not assume that Peregrine will file such a petition or that Peregrine will initiate any negotiations with respect to the fair value of such shares. Accordingly, holders of Peregrine common stock who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Within 120 days after the effective time, any stockholder who has complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from Peregrine a statement setting forth the aggregate number of shares of Peregrine common stock not voting in favor of the merger and with respect to which demands for appraisal were received by Peregrine and the number of holders of such shares. Such statement must be mailed within 10 days after the written request has been received by Peregrine or within 10 days after the expiration of the period for the delivery of demands as described above, whichever is later.

If a petition for an appraisal is timely filed, at the hearing on such petition, the Delaware Court will determine which stockholders are entitled to appraisal rights. The Delaware Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings. If any stockholder fails to comply with such direction, the Delaware Court may dismiss the proceedings pertaining to that stockholder. Where proceedings are not dismissed, the Delaware Court will appraise the shares of Peregrine common stock owned by such stockholders, determining the fair value of such shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value.

Although Peregrine believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Moreover, Peregrine does not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of Peregrine common stock is less than the merger consideration. In determining “fair value”, the Delaware Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value, the Delaware Court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible to proof as of the date of the merger and not the product of speculation, may be considered.”

The cost of the appraisal proceeding may be determined by the Delaware Court and taxed against the parties as the Delaware Court deems equitable under the circumstances. However, costs do not include attorneys’ and expert witness fees. Each dissenting stockholder is responsible for his, her or its attorneys’ and expert witness expenses, although, upon application of a dissenting stockholder of Peregrine, the Delaware Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares of stock entitled to appraisal.

Any holder of shares of Peregrine common stock who has duly demanded appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote for any purpose any shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time.

At any time within 60 days after the effective time of the merger, any stockholder will have the right to withdraw his, her or its demand for appraisal and to accept the terms offered in the merger; after this period, the stockholder may withdraw such demand for appraisal only with the consent of Peregrine. Any stockholder may withdraw such stockholder’s demand for appraisal by delivering to Peregrine a written withdrawal of his, her or its demand for appraisal and acceptance of the merger consideration, except that any such attempt to withdraw made more than 60 days after the effective time of the merger will require written approval by Peregrine and that no appraisal proceeding in the Delaware Court will be dismissed as to any stockholder without the approval of the Delaware Court, and such approval may be conditioned upon such terms as the Delaware Court deems just.

Accounting Treatment

HP will account for the merger under the purchase method of accounting for business combinations under accounting principles generally accepted in the United States of America, which means that the assets and liabilities of Peregrine will be recorded, as of the completion of the merger, at their fair values and added to those of HP.

The Merger Agreement

The following description of the material provisions of the merger agreement is qualified by reference to the text of the Agreement and Plan of Merger, dated as of September 19, 2005, among HP, Merger Sub and Peregrine, a copy of which is attached as Annex A. All Peregrine stockholders should carefully read the merger agreement in its entirety for a more complete description of the terms and conditions of the merger.

The Merger

At the effective time of the merger, Merger Sub, a direct wholly-owned subsidiary of HP, will be merged into Peregrine. Peregrine will continue as the surviving corporation.

Closing and Effective Time of the Merger

The closing of the merger will take place at a time and a date no later than the third business day following the satisfaction or waiver of the conditions described below under “—Conditions to the Merger,” unless HP and Peregrine agree in writing to another time.

The merger will become effective at the time the certificate of merger is filed with the Delaware Secretary of State, or at a later time agreed to by HP and Peregrine in the certificate of merger. The certificate of merger will be filed on the closing date of the merger.

Effects of the Merger

The merger will have the effects set forth in the DGCL. At the effective time all the properties, rights, privileges, powers and franchises of Peregrine and Merger Sub shall vest in the surviving corporation and all debts, liabilities, obligations and duties of Peregrine and Merger Sub will become the debts, liabilities, obligations and duties of the surviving corporation.

Directors and Officers of the Surviving Corporation

At the effective time of the merger, the directors and officers of Merger Sub immediately prior to the effective time of the merger will become the directors and officers of the surviving corporation, in each case until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified.

Consideration to be Received in the Merger

The merger agreement provides that, at the effective time of the merger, each issued and outstanding share of Peregrine common stock, other than shares held by Peregrine as treasury stock or shares held by holders who have perfected appraisal rights under Delaware law, will be converted into the right to receive an amount in cash per share of Peregrine common stock equal to $26.08, without interest and less any applicable withholding taxes, the per common share merger consideration.

Cancellation of Shares

Each share of Peregrine common stock that is owned by Peregrine as treasury stock or by HP or Merger Sub immediately prior to the effective time of the merger will be automatically cancelled, and no consideration will be delivered in exchange for any of those shares.

All other shares (other than dissenting shares) issued and outstanding immediately prior to the effective time will no longer be outstanding and shall automatically be cancelled and retired and will cease to exist, and each holder of a certificate representing any such shares will cease to have any rights with respect thereto, except the right to receive the per common share merger consideration upon surrender of such certificate.

Common Stock of Merger Sub

Each share of common stock of Merger Sub will be automatically converted into one fully paid and non-assessable share of common stock of the surviving corporation.

Treatment of Stock Options

At or immediately prior to the effective time of the merger, each option that (a) is vested or (b) is subject to the laws of a non-U.S. jurisdiction and/or held by an employee of Peregrine or any of its subsidiaries located in a non-U.S. jurisdiction and which HP determines may not be converted into an HP stock option (i) under the applicable laws or regulatory requirements of the relevant non-U.S. jurisdiction or (ii) under the generally applicable policies and practices of HP with respect to the grant of equity awards in the relevant non-U.S. jurisdiction will be cancelled and in lieu thereof, the holder of each such cancelled stock option will be entitled to receive from Peregrine an amount in cash equal to the product of (1) the excess, if any, of $26.08 over the exercise price per share under such cancelled stock option multiplied by (2) the number of shares subject to such cancelled stock option immediately prior to the effective time, without interest, reduced by any income or employment taxes required to be withheld under applicable law.

Each other stock option that is outstanding immediately prior to the effective time will be converted into an option to acquire, on substantially similar terms and conditions applicable to such option immediately prior to the effective time, the number of shares of common stock, rounded to the nearest whole share, par value $0.01 per share, of HP, that is equal to the product, rounded to the nearest whole share, of (a) the number of shares subject to such option immediately prior to the effective time multiplied by (b) the Option Exchange Ratio, at an exercise price per share of HP common stock equal to the quotient, rounded down to the nearest whole cent, of (i) the exercise price per share applicable under such option immediately prior to the effective time divided by (ii) the Option Exchange Ratio; provided, however, that the foregoing adjustments shall comply with Section 424(a) of the Internal Revenue Code.

The “Option Exchange Ratio” is a fraction, the numerator of which is $26.08 and the denominator of which is the average closing sales price of HP common stock on the New York Stock Exchange as reported by The Wall Street Journal for the ten trading days immediately preceding the date of the merger.

Treatment of Restricted Shares

Each share of restricted stock and each restricted stock unit that is outstanding immediately prior to the effective time will be cancelled and converted into the right to receive, at the effective time, $26.08 without interest, reduced by any income or employment taxes required to be withheld under applicable law.

Treatment of Performance Stock Units

Each performance stock unit that is outstanding immediately prior to the effective time that is or becomes vested in connection with the satisfaction of applicable performance thresholds and is granted upon consummation of the merger will be cancelled, at the effective time, in exchange for the right to receive an amount in cash, without interest, equal to $26.08. All performance stock units that are not vested or granted in accordance with the preceding sentence will automatically be cancelled at the effective time with no consideration.

Procedures for Exchange of Certificates

HP has retained Compushare Trust Company of New York as the paying agent for the merger to handle the exchange of shares of Peregrine common stock for the merger consideration. As soon as reasonably practicable after the effective time of the merger, the paying agent will mail to each record holder of shares of Peregrine common stock a letter of transmittal and instructions for surrendering the certificates representing shares of Peregrine common stock. Upon surrender of certificates representing shares of Peregrine common stock for cancellation, together with an executed letter of transmittal to the paying agent, the holder of those certificates will be entitled to receive the appropriate merger consideration.

Until surrendered, each certificate will be deemed to represent only the right to receive upon such surrender the per common share merger consideration with respect to the shares.

After the twelve-month anniversary of the effective time of the merger, any holder of certificates representing shares of Peregrine common stock will look to HP for payment of such holder’s claim for the merger consideration. Any merger consideration pertaining to certificates representing shares of Peregrine common stock that have not been surrendered immediately prior to the date that such merger consideration would otherwise escheat to or become property of any governmental entity will, subject to applicable law, become the property of HP.

Representations and Warranties

The merger agreement contains a number of customary representations and warranties made by HP, Merger Sub and Peregrine with respect to themselves and their respective subsidiaries. The statements embodied in those representations and warranties were made for purposes of that contract between the parties and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of the merger agreement. In addition, certain representations and warranties were made as of a specified date, may be subject to contractual standards of materiality different from those generally applicable to stockholders, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts.

Peregrine has made representations and warranties with respect to:

•       its organization, subsidiaries and capitalization;

•       its authority to enter into the merger agreement and consummate the merger, required consents and the absence of specified conflicts;

•       its SEC filings and the proxy statement to be prepared by Peregrine with respect to the merger;

•       the accuracy of its consolidated financial statements and compliance with certain aspects of the Sarbanes-Oxley Act;

•       the absence of any partnership agreement or similar agreement, or commitment to enter into such an agreement, where the purpose or effect of such is to avoid disclosure of any material transaction involving Peregrine or its subsidiaries in Peregrine’s consolidated financial statements;

•       neither Peregrine nor any of its subsidiaries has received or otherwise obtained knowledge of any substantive complaint, allegation, assertion or claim that Peregrine or its subsidiaries engaged in questionable accounting or auditing practices after its bankruptcy plan of reorganization went into effect;

•       the absence of undisclosed liabilities;

•       the absence of certain changes since its last audited financials;

•       material contracts;

•       compliance with laws;

•       certain permits;

•       litigation matters;

•       taxes;

•       environmental laws;

•       employee benefit plans;

•       labor matters;

•       real property;

•       assets and personal property;

•       intellectual property;

•       insurance;

•       related party transactions;

•       the vote required for stockholder approval;

•       broker engagement;

•       the opinion of its financial advisor; and

•       the absence of any notice of potential sanctions or penalties with respect to Peregrine’s compliance with its consent agreement with the SEC.

HP and Merger Sub each have made representations and warranties with respect to:

•       its organization;

•       its authority to enter into the merger agreement and consummate the merger, required consents and the absence of specified conflicts;

•       information supplied for inclusion in this proxy statement;

•       litigation matters; and

•       ownership of Peregrine capital stock.

No representations and warranties by any party will survive the closing of the merger or termination of the merger agreement.

Material Adverse Effect

Many of the representations and warranties made by Peregrine, HP and Merger Sub are qualified by a material adverse effect threshold. For purposes of the merger agreement, a “material adverse effect on Peregrine” means any circumstance, development, event, condition, effect or change that, individually or when taken together with all other circumstances, developments, events, conditions, effects and changes, had or has or, with the passage of time, would be reasonably likely to have a material adverse effect on (a) the ability of Peregrine to consummate the merger prior to March 31, 2006 or (b) the financial condition, business, assets (including all of the intellectual property of Peregrine) or results of operations of Peregrine and its subsidiaries, taken as a whole, other than, in the case of clause (b):

•       the effects, after the date of the merger agreement, of changes that are generally applicable to the enterprise software industry;

•       the effects, after the date the merger agreement, of changes in general economic or market conditions;

•       the effect, after the date of the merger agreement, of any change arising as a result of any natural disasters, acts of war, sabotage or terrorism, military actions or the escalation thereof (in the case of the matters described in this bullet point or any of the two bullet points set forth immediately above, other than any change that had or has or with the passage of time, would be reasonably likely to have a significantly disproportionate adverse effect on Peregrine and its subsidiaries, taken as a whole);

•       the effect, after the date of the merger agreement, of any changes in applicable laws or accounting rules;

•       changes in the market price of Peregrine common stock, provided that this shall not preclude HP from asserting a material adverse effect as a result of any circumstance, development, event, condition, effect or change of the type covered by clauses (a) or (b) of this definition, as described above; or

•       the effect of the public announcement of the merger agreement, the transactions contemplated thereby or the consummation of such transactions.

For purposes of the merger agreement, a “material adverse effect on HP” means any material adverse effect on the ability of HP or Merger Sub to consummate the merger prior to March 31, 2006.

Covenants

The merger agreement provides for covenants relating to the conduct of business of Peregrine. Between the date of the merger agreement and the effective time of the merger, Peregrine and its subsidiaries will conduct their respective businesses in the ordinary course consistent with past practice, and, to the extent consistent therewith, will use commercially reasonable efforts to preserve their respective current business organizations, their respective relationships with third parties and the goodwill of their respective businesses and to keep available the services of their respective current officers and employees. In addition, during the same period, neither Peregrine nor any of its subsidiaries will, without the prior written consent of HP (which consent, with respect to certain of the following covenants, will not be unreasonably withheld or delayed) do any of the following, subject to certain exceptions set out in the merger agreement:

•       propose to adopt any amendments to or amend its certificate of incorporation or bylaws or comparable organizational documents;

•       authorize the issuance of, issue, sell, deliver or agree or commit to issue, sell or deliver any securities of Peregrine or its subsidiaries, except for (a) the issuance and sale of shares pursuant to outstanding options and (b) certain grants of stock options to newly hired employees;

•       acquire or redeem, directly or indirectly, or amend any Peregrine securities or subsidiary securities;

•       split, combine or reclassify any shares of capital stock or declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock;

•       propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Peregrine or any of its subsidiaries (other than the merger with Merger Sub);

•       incur or assume any debt or issue any debt securities except for short-term debt incurred to fund operations of the business in the ordinary course of business;

•       become liable for the obligations of third parties;

•       make any loans, advances or capital contributions to or investments in any third parties;

•       mortgage or pledge any of its assets;

•       enter into, adopt or amend or terminate any employee benefit agreement, plan or other arrangement for the benefit or welfare of any director, officer or employee or increase in any manner the compensation or fringe benefits of any director, officer or employee other than as specified;

•       forgive any loans to employees, officers or directors or any of their respective affiliates or associates;

•       except as required by law or an agreement or plan, take any action to fund or secure the payment of compensation or benefits under employee plans or agreements;

•       enter into, amend, or extend any collective bargaining agreement;

•       acquire, sell, lease, license or dispose of any property or assets that individually have a fair market value of $200,000 or more or in the aggregate have a fair market value of $1,000,000 or more for property and assets acquired and $2,500,000 or more for property and assets disposed of, excluding any sale of goods or licensing of intellectual property in the ordinary course of business;

•       make any change in any accounting principles or practices used by Peregrine;

•       make or change any material tax election, settle or compromise any material federal, state, local or foreign income tax liability or consent to any extension or waiver of any limitation period with respect to any claim or assessment for taxes;

•       enter into or change certain material agreements with respect to Peregrine’s intellectual property;

•       enter into or change any lease or sublease of real property;

•       grant any exclusive rights with respect to its intellectual property or divest any of its intellectual property with a fair market value of $1,000,000 or more, or materially modify Peregrine’s standard warranty terms;

•       acquire any other company or any equity interest therein;

•       enter into any contract or agreement other than in the ordinary course of business which would be reasonably likely to result in a material adverse effect on Peregrine;

•       authorize, incur or commit itself to incur any new capital expenditure (or expenditures) that individually exceeds $200,000 or in the aggregate exceed $1,000,000;

•       settle or compromise any legal proceeding or pay, discharge or satisfy or agree to pay, discharge or satisfy any claim, liability or obligation, other than the settlement, compromise, payment, discharge or satisfaction of legal proceedings, claims, liabilities or obligations (a) reserved against in the financial statements as at March 31, 2005 or incurred since March 31, 2005 in the ordinary course of business consistent with past practice or (b) the settlement, compromise, discharge or satisfaction of which does not include any obligation (other than the payment of money) to be performed by Peregrine or its subsidiaries following the effective time and totals less than $200,000 individually or $1,000,000 in the aggregate;

•       revalue in any material respect any of its properties or assets;

•       convene any meeting of the stockholders of Peregrine other than the special meeting; or

•       enter into an agreement to do any of the foregoing or knowingly take any action which results or is reasonably likely to result in any of the conditions to the merger set forth in the merger agreement not being satisfied, or would make any of the representations or warranties of Peregrine contained in the merger agreement untrue or incorrect in any material respect, or that would materially impair the ability of Peregrine to consummate the merger in accordance with the terms of the merger agreement or materially delay such consummation.

Special Meeting

Peregrine has agreed to call and hold the special meeting as soon as reasonably practicable for the purpose of adopting the merger agreement by a majority of the voting power of the holders of the outstanding shares of Peregrine common stock. Peregrine agreed, through Peregrine’s Board of Directors, to recommend to its stockholders that the merger agreement be adopted.

Access to Information

Peregrine will:

•       provide HP and its authorized representatives with reasonable access to the facilities, properties, employees, books and records and financial and operating data and other information with respect to Peregrine and its subsidiaries; and

•       furnish to HP a copy of each report, schedule or other document filed or received by Peregrine under the federal or state securities laws.

No Solicitation

Peregrine has agreed not to, and to cause its subsidiaries and the officers, directors, representatives or agents of Peregrine and any of its subsidiaries not to, directly or indirectly:

•       solicit, initiate or knowingly take any action knowingly to facilitate or encourage the making, submission or announcement of an acquisition proposal; or

•       engage in any discussions or negotiations with, or furnish any nonpublic information relating to Peregrine or afford any access to the properties, books or records of Peregrine, or to otherwise cooperate or knowingly assist, participate in, facilitate or encourage any effort by, any third party that has made or, to the knowledge of Peregrine, is seeking to make an acquisition proposal.

Notwithstanding the foregoing, Peregrine or its Board of Directors may furnish information and engage in discussions and negotiations concerning an acquisition with any person or group that submits an unsolicited bona fide acquisition proposal which the Board of Directors of Peregrine determines in good faith is, or is reasonably likely to result in, a superior proposal if the Board of Directors of Peregrine determines in good faith, after consultation with outside counsel, that the failure to take such action would result in a breach of its fiduciary duties.

Peregrine will, within 24 hours, notify and provide specified information to HP regarding any acquisition proposal or any request for non-public information or access to the properties, books or records of Peregrine by any third party that, to the knowledge of Peregrine, is considering making, or has made, an acquisition proposal or request. Peregrine will keep HP informed on a reasonably current basis of the status and details of any such acquisition proposal or request, and will, within 24 hours, provide to HP a copy of all written materials subsequently provided to or by Peregrine in connection with such acquisition proposal or request.

Peregrine will immediately cease and cause to be terminated all existing discussions or negotiations with any third party conducted prior to the date of the merger agreement with respect to any acquisition proposal.

The Board of Directors of Peregrine will not:

•       withdraw or modify, or propose to withdraw or modify, in a manner adverse to HP or Merger Sub, its approval or recommendation of the merger agreement or take any action or make any statement in connection with the special meeting inconsistent with such approval or recommendation;

•       approve or recommend, or propose to approve or recommend, any acquisition proposal; or

•       enter into any letter of intent, agreement in principle, acquisition agreement or other agreement with respect to any acquisition proposal.

Notwithstanding the foregoing, the Board of Directors of Peregrine shall be permitted to take the actions described in the first bullet above if (a) Peregrine has complied with the non-solicitation provisions of the merger agreement, (b) the Board of Directors of Peregrine determines in good faith, after consultation with outside counsel, that the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties to Peregrine’s stockholders under applicable law, and (c) Peregrine has provided HP with prior written notice of its intent to take any such action at least three business days prior to taking such action.

Nothing contained in the non-solicitation provisions of the merger agreement will prohibit Peregrine or its Board of Directors from taking and disclosing to Peregrine’s stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any disclosure or recommendation to Peregrine’s stockholders if, after consultation with outside counsel, the Board of Directors determines in good faith that failure to take such action would result in a breach of its fiduciary duties to Peregrine’s stockholders.

An “acquisition proposal” means any proposal or offer, or any indication of interest in making a proposal or offer, from a third party to acquire beneficial ownership of all or a material portion of the assets of Peregrine or any of its material subsidiaries or 25% or more of any class of equity securities of Peregrine or any of such subsidiaries pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or similar transaction, including any single step or multi-step transaction or series of related transactions, with respect to either Peregrine or any of such subsidiaries.

A “superior proposal” means an unsolicited bona fide written acquisition proposal for at least a majority of the outstanding equity securities of Peregrine or 50% or more of the consolidated assets of Peregrine and its subsidiaries and (a) on terms which the Board of Directors of Peregrine determines in good faith, after taking into account, among other things, all the terms and conditions of the acquisition proposal and the advice of Peregrine’s independent financial advisor, to be more favorable from a financial point of view to Peregrine’s stockholders in their capacity as such than those provided under the merger agreement (and any proposal by HP to amend the terms of the merger agreement), (b) for which financing, to the extent required, is then committed to the third party making such acquisition proposal and (c) which, in the good faith reasonable judgment of the Board of Directors of Peregrine, after consultation with Peregrine’s outside counsel and independent financial advisor, is reasonably likely to be consummated within a reasonable period of time.

Reasonable Efforts

Subject to the terms and conditions provided in the merger agreement, each of the parties will use commercially reasonable efforts to consummate and make effective the merger, to file and obtain any governmental authorizations and to obtain all necessary consents.

Peregrine Benefit Plans

Subject to certain exceptions and qualifications set out in the merger agreement, HP will:

•       provide employees of Peregrine or its subsidiaries who become employees of HP and its subsidiaries with compensation and employee benefits that are the same as the standard compensation and employee benefits provided to similarly situated employees of HP and its subsidiaries;

•       cause the surviving corporation to honor all unused paid time off accrued by the United States employees of Peregrine and its subsidiaries under the policies and practices of Peregrine and its subsidiaries and to pay each such employee in cash for any accrued and unused paid time off that HP determines are not administratively practicable to honor; and

•       with respect to United States employees of Peregrine and its subsidiaries that become eligible to participate in HP benefit plans, waive all limitations as to preexisting and at-work conditions, exclusions and waiting periods, if any, with respect to participation and coverage requirements applicable to each such employee, and provide credit to each such employee for any co-payments and deductibles paid prior to any change in coverage in satisfying any applicable deductible or out-of-pocket requirements under the HP benefit plans for the plan year in which the closing date occurs.

Peregrine will be entitled to amend (effective as of the effective time) the option agreements for each employee whose stock options will be converted into HP options in accordance with the merger agreement to provide that, if such employee’s employment is terminated by the surviving corporation, HP or any of HP’s other subsidiaries without cause prior to the first anniversary of the effective time, each converted option held by the terminated employee immediately prior to his or her termination will fully vest and he or she will have the right to exercise each converted option after his or her termination date in accordance with Peregrine’s 2003 Equity Incentive Plan.

Notwithstanding anything in the merger agreement to the contrary:

•       any vesting acceleration provided under the merger agreement will be in addition to any severance or termination pay or benefits that would otherwise be provided to a terminated employee;

•       an employee’s employment will not be considered to have been terminated by the surviving corporation if the employee becomes employed by HP or another of its subsidiaries; and

•       no amendment shall be made to an employee’s employment agreement with Peregrine if it would adversely affect the employee.

Nothing in the merger agreement will create any beneficiary rights in any employee or former employee (or any of his or her dependents) of Peregrine or the surviving corporation or any of their subsidiaries with respect to continued employment for any specified period of any nature or kind whatsoever.

Subject to certain exceptions and qualifications in the merger agreement, effective as of no later than the day before the closing date, Peregrine will terminate or cause to be terminated any 401(k) plans.

With respect to employee benefits, Peregrine will use its commercially reasonable efforts to consult with HP (and consider in good faith the advice of HP) prior to sending any notices or other communication materials to any employees of Peregrine or its subsidiaries and Peregrine will not send any written notices or other written communication materials to any such employees without using commercially reasonable efforts to obtain the prior written consent of HP.

Indemnification; Insurance

For a period of six years following the effective time, HP will cause the surviving corporation to comply with and will guarantee specified obligations of Peregrine that were in existence or in effect as of the date of the merger agreement relating to the indemnification of any person who is now or was at any time after August 18, 2003 or who becomes prior to the effective time an officer or director of Peregrine or any of its subsidiaries.

For a period of six years following the effective time, HP will cause the surviving corporation to maintain policies of directors’ and officers’ liability insurance covering each person who is now or was at any time after August 18, 2003 a director or officer of Peregrine or any of its subsidiaries with respect to claims arising from facts or events that occurred on or prior to the effective time and providing at least the same coverage and amounts and containing terms that in aggregate are not less advantageous to the insured parties than those contained in the policies of directors’ and officers’ liability insurance in effect as of the date of the merger agreement. However, the surviving corporation is not required to pay an annual premium in excess of 300% of Peregrine’s current annual premium.

Conditions to the Merger

The obligation of each party to effect the merger is subject to the satisfaction or waiver of the following conditions:

•       the adoption of the merger agreement by Peregrine stockholders;

•       the absence of any applicable law or order that prohibits, restrains, enjoins or restricts the consummation of the merger; and

•       the termination or expiration of any waiting period applicable to the merger under the HSR Act or under applicable foreign antitrust, competition or merger control laws, and the receipt of all government consents required prior to the effective time, provided that after December 31, 2005, this condition shall be deemed satisfied unless the failure to obtain a required consent would result in a material adverse effect on Peregrine or HP.

The obligation of Peregrine to effect the merger is also subject to the satisfaction, or waiver by Peregrine, of the following conditions:

•       the representations and warranties of HP and Merger Sub contained in the merger agreement shall be true and correct except to the extent that any breaches thereof, whether individually or in the aggregate, would not have a material adverse effect on HP; and

•       HP and Merger Sub shall have performed in all material respects all obligations required to be performed by them under the merger agreement at or prior to the effective time.

The obligation of HP and Merger Sub to effect the merger is also subject to the satisfaction, or waiver by HP, of the following conditions:

•       the representation and warranty of Peregrine that there has not occurred any material adverse effect on Peregrine since March 31, 2005 shall be true and correct in all respects;

•       the representations and warranties of Peregrine contained in the merger agreement with respect to the authorization of Peregrine to enter into the merger agreement and the capitalization of Peregrine shall be true and correct in all but de minimis respects;

•       the other representations and warranties of Peregrine contained in the merger agreement shall be true and correct in all respects, provided, however, that this condition shall be deemed to be satisfied even if any representations and warranties of Peregrine are not so true and correct if the failure of such representations and warranties of Peregrine to be true and correct would not, individually or in the aggregate with all other such failures, have a material adverse effect on Peregrine; and

•       Peregrine shall have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the effective time.

Termination

HP and Peregrine may agree in writing, at any time before the effective time of the merger, to terminate the merger agreement. In addition, HP or Peregrine may terminate the merger agreement before the effective time of the merger if:

•       the merger has not occurred by March 31, 2006, provided that this right will not be available to any party whose material breach of the merger agreement is a principal cause of or resulted in the failure of the merger to be consummated on or before such date;

•       any applicable United States law makes the transactions contemplated by the merger agreement illegal or otherwise prohibited; or

•       any government entity having competent jurisdiction issues a final order or takes any other final action prohibiting the transactions contemplated by the merger agreement; provided, that the party seeking to terminate used commercially reasonable efforts to challenge such order or other action.

The merger agreement may be terminated by either Peregrine (provided that it is not in material breach of any of its non-solicitation obligations) or HP, if the Peregrine stockholders fail to adopt the merger agreement at the special meeting or at any adjournment or postponement thereof at which a vote on such adoption was taken.

HP may terminate the merger agreement before the effective time of the merger if:

•       Peregrine breaches any of its non-solicitation obligations;

•       the Board of Directors of Peregrine (a) withdraws, modifies or changes, in a manner adverse to HP or Merger Sub, its approval or recommendation of the merger agreement or takes any action or makes any statement in connection with the special meeting materially inconsistent with such approval or recommendation, (b) approves or recommends any acquisition proposal by a third party, or (c) enters into any letter of intent, agreement in principle, acquisition agreement or other agreement with respect to any acquisition proposal by a third party; or

•       Peregrine materially breaches or fails to perform any of its representations, warranties, covenants or agreements in the merger agreement, such that the conditions set forth in the merger agreement are not capable of being satisfied on or before March 31, 2006.

Peregrine may terminate the merger agreement before the effective time of the merger if:

•       prior to obtaining stockholder approval, the Board of Directors of Peregrine decides to accept a superior proposal, Peregrine provides HP with at least three business days notice of its intent to take such action and the Board of Directors of Peregrine, after taking into account any modifications to the terms of the merger proposed by HP and Merger Sub after receipt of such notice, continues to believe such other proposal constitutes a superior proposal and, after consultation with outside legal counsel to Peregrine, determines in good faith that failure to accept such other proposal would result in a breach of the fiduciary duty of the Board of Directors of Peregrine to the stockholders of Peregrine under applicable law; or

•       HP or Merger Sub materially breaches or fails to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement, such that the conditions set forth the merger agreement are not capable of being satisfied on or before March 31, 2006.

Fee to Be Paid If the Merger Agreement Is Terminated

A termination fee of $11,687,500 is payable by Peregrine to HP if the merger agreement is terminated:

•       by either party if the merger has not been consummated by March 31, 2006 without a special meeting having been convened and, between September 19, 2005 and March 31, 2006, an acquisition proposal is publicly announced or disclosed to Peregrine, and within 12 months of the termination of the merger agreement, Peregrine consummates an alternative transaction or enters into an agreement for an alternative transaction that is subsequently consummated. Under these circumstances, the termination fee is payable concurrently with the consummation of the alternative transaction with a third party;

•       by either party if stockholder approval is not obtained and between September 19, 2005 and the date of the special meeting, an acquisition proposal is publicly announced, and within 12 months of the termination of the merger agreement, Peregrine consummates an alternative transaction or enters into an agreement for an alternative transaction that is subsequently consummated. Under these circumstances, the termination fee is payable concurrently with the consummation of the alternative transaction with a third party;

•       by Peregrine if, prior to obtaining stockholder approval, Peregrine’s Board of Directors decides to accept a superior proposal in accordance with the merger agreement. Under these circumstances, the termination fee is payable concurrently with such termination;

•       by HP, if the Peregrine’s Board of Directors:

•        withdraws, modifies or changes, in a manner adverse to HP or Merger Sub, its approval or recommendation of the merger agreement or the transactions contemplated thereby or takes any action in connection with the special meeting materially inconsistent with its approval or recommendation;

•        approves or recommends any acquisition proposal by a third party; or

•        enters into any letter of intent, agreement in principle, acquisition agreement or other agreement with respect to any acquisition proposal by a third party;

Under these circumstances, the termination fee is payable within two business days after a demand for payment following such termination; or

•       by HP based on a willful breach or failure by Peregrine to perform any of its representations, warranties, covenants or agreements in the merger agreement and, if, after September 19, 2005, an acquisition proposal is publicly announced or disclosed to Peregrine and, within 12 months of the termination of the merger agreement, Peregrine consummates an alternative transaction with a third party or enters into an agreement for an alternative transaction with a third party that is subsequently consummated. Under these circumstances, the termination fee is payable concurrently with the consummation of such alternative transaction with a third party.

An “alternative transaction” means any transaction of the type referred to in the definition of acquisition proposal, provided the reference  to 25% shall be deemed to be in reference to 50%.

Amendment

The merger agreement may be amended by action taken by the parties at any time before the effective time; but after the adoption of the merger agreement at the special meeting, no amendment may be made which would reduce the amount or change the kind of consideration to be received in exchange for the shares upon consummation of the merger or effect any other change not permitted by Section 251(d) of the DGCL.

Expenses

Each of the parties to the merger agreement will bear all legal, accounting, investment banking and other fees, expenses and costs incurred by it or on its behalf in connection with the transactions contemplated by the merger agreement, whether or not the merger is consummated.

ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING

If at the special meeting the number of shares of Peregrine common stock present, either in person or represented by proxy, and voting in favor of adoption of the merger agreement is insufficient to approve the merger under Delaware law, Peregrine’s management may move to adjourn the special meeting in order to enable Peregrine to continue to solicit additional proxies in favor of adoption of the merger agreement. In that event, the stockholders will vote only upon the adjournment proposal, and not the merger proposal.

The adjournment proposal requires the approval of a majority of the shares of Peregrine common stock present, either in person or represented by proxy, at the special meeting. Accordingly, broker non-votes and abstentions will have the effect of a vote against this proposal. No proxy that is specifically marked “AGAINST” approval of the merger proposal will be voted in favor of the adjournment proposal, unless it is specifically marked “FOR” the proposal authorizing the adjournment of the special meeting to a later date.

Peregrine’s Board of Directors believes that if the number of shares of Peregrine common stock present or represented at the special meeting and voting in favor of the merger is insufficient to approve the merger proposal, it is in the best interests of Peregrine’s stockholders to enable Peregrine to continue to seek to obtain a sufficient number of votes to approve the merger. ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ADJOURNMENT PROPOSAL.

ADDITIONAL INFORMATION ABOUT PEREGRINE

Peregrine’s Business

Peregrine is a global provider of enterprise software. Its core business is providing information technology asset and service management software solutions that are designed to enable organizations in the private and public sectors to reduce costs, improve information technology (IT) productivity and service levels, and mitigate risk by managing portfolios of information technology assets and streamlining service management operations.

Peregrine’s asset management and service management solutions are based on its flagship products, AssetCenter® and ServiceCenter®. Typically, the assets managed with Peregrine’s products consist of information technology assets, such as computer and computer-networking hardware and software items, and other assets used to provide the infrastructure to a business. The services managed with Peregrine’s products usually consist of the service delivery and support processes necessary to troubleshoot, support and maintain those same information technology and infrastructure assets.

Peregrine’s asset management solutions are designed to enable customers to manage the physical, financial and contractual aspects of information technology and other infrastructure assets from their acquisition to their eventual disposal. These solutions, based on Peregrine’s AssetCenter product, are designed to help customers minimize costs, increase return, improve service delivery, reduce risk, and ensure optimal employee productivity by identifying, tracking, and allocating the costs of their information technology assets more effectively and intelligently. Peregrine’s asset management solutions include:

•       Asset Tracking, to discover, track, and consolidate hardware, software, and network assets throughout the enterprise;

•       Expense Control, to enable organizations to avoid unnecessary regulatory penalties, institute entitlement procedures, manage contracts, and initiate cost-center budgeting; and

•       Process Automation, to enable information technology organizations to implement automated operational, financial, and compliance-driven processes across multiple applications.

Peregrine’s service management solutions are designed to enable service organizations to deliver services and support more efficiently and cost-effectively and to proactively maintain information technology and other types of infrastructure assets. Based on Peregrine’s ServiceCenter product, these solutions are designed to help customers create service efficiencies, reduce service outages, streamline service desk operations by integrating processes and tools across the organization, and ensure that service levels meet customer requirements. Peregrine’s service management solutions include:

•       Service Establishment, to enable information technology organizations to centralize service management functions in a consolidated service desk that utilizes a common knowledge base and unique Active CMDB™ (configuration management data base);

•       Service Control, to enhance control over IT services by eliminating problems at their source, automating routine requests, and using metrics to actively manage operational performance; and

•       Service Alignment, to ensure that services align with customer needs by managing to specified services levels, increasing responsiveness to routine requests, and identifying infrastructure weaknesses before they become a problem.

In addition, Peregrine also offers a Consolidation solution to provide the tools and processes necessary to consolidate service operations and enable an organization to identify hardware and software redundancies, eliminate unnecessary assets, maximize utilization of assets, and implement a best practices service operation.

Peregrine’s asset and service management solutions also draw on its four additional product lines, which complement and enhance its information technology asset and service management solutions:

•       Discovery;

•       IT Business Analytics;

•       Self Service; and

•       Integration.

Peregrine’s Discovery products automatically find, identify and track information technology and other infrastructure assets. Peregrine’s IT Business Analytics products provide business intelligence, analytic, and reporting solutions to meet the needs of executive management, including real-time viewing of strategic performance metrics. Peregrine’s Self Service suite of products, referred to as its Get-It™ applications, allows organizations to extend information technology asset and service management capabilities directly to all employees through a Web-based interface. Peregrine’s Integration products, referred to as its Connect-It applications, enable customers to connect Peregrine’s products to a variety of third-party applications.

In addition, Peregrine plans to offer business solutions that combine Peregrine’s capabilities and expertise in asset and service management to address specific customer business needs in these areas:

•       Peregrine’s Outsourcing solution will help customers evaluate their information technology outsourcing options as well as manage and measure the effectiveness of their outsourcing relationships by comparing costs and monitoring service levels and system availability across their entire support infrastructure; and

•       Peregrine’s Business Continuity solution will help organizations define and automate the process of transferring critical IT infrastructure, operations, and services from one location to another should the need arise. This solution automatically sets in motion the workflow and logistics to move people, assets, systems, and processes wherever they need to go to keep business running smoothly.

In addition, Peregrine has embraced a new vision called Optimal IT™ and announced its intent to develop a new DecisionCenter™. product to realize this vision. DecisionCenter and the solutions Peregrine develops around it will be designed to provide analytics and decision modeling capabilities that enable its customers to optimize the performance of the technology infrastructure using information generated by existing applications, including ServiceCenter and AssetCenter. The Optimal IT solutions are expected to provide the capability of collecting, understanding, analyzing and modeling the complex information that describes the technology environment, to enable organizations to make optimal tradeoffs given the constraints of time, resources, costs and assets.

Peregrine’s customers include Fortune Global 2000 companies, medium-sized companies, numerous federal, state and local government agencies worldwide and outsourcers such as EDS and Unisys. Peregrine focuses on serving entire organizations, including government agencies and educational institutions and their departments, with large and complex infrastructures, and its customers also include mid-size organizations with varied information technology asset and service management requirements.

Peregrine Systems, Inc., a corporation, was incorporated in California in 1981, reincorporated in Delaware in 1994 and went public with an initial public offering in April 1997. Peregrine filed for protection under Chapter 11 of the Federal Bankruptcy Code on September 22, 2002. Its reorganization plan was approved by the Bankruptcy Court on July 18, 2003, and became effective on August 7, 2003. Peregrine’s principal executive offices are located at 3611 Valley Centre Drive, San Diego, California 92130. Its telephone number is (858) 481-5000, and its Website is accessible at http://www.peregrine.com. The information posted on Peregrine’s Website is not incorporated into this proxy statement. Peregrine makes its annual reports on Form 10-K, its quarterly reports on Form 10-Q, its current reports on

Form 8-K and all amendments to these reports available free of charge on its Website as soon as reasonably practicable after such reports are filed with, or furnished to, the SEC.

Projected Financial Information

Peregrine does not as a matter of course make public projections about future sales, earnings, or other results. However, the management of Peregrine prepared the projected financial information set forth below estimate future operating results in connection with its sale process. The projected financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to projected financial information. These estimates should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement are cautioned not to place undue reliance on the projected financial information.

Neither Peregrine’s independent registered public accountant, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the projected financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the projected financial information.

The assumptions and estimates underlying the projected financial information are inherently uncertain and, though considered reasonable by the management of Peregrine as of the date of its preparation, are subject to a wide variety of significant business and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projected financial information. Accordingly, there can be no assurance that the projected results are indicative of the future performance of Peregrine or that actual results will not differ materially from those presented in the projected financial information. Inclusion of the projected financial information in this proxy statement should not be regarded as a representation by any person that the results contained in the projected financial information will be achieved.

Peregrine does not generally publish its business plans and strategies or make external disclosures of its anticipated financial position or results of operations. Accordingly, Peregrine does not intend to update or otherwise revise the projected financial information to reflect circumstances existing since its preparation, the occurrence of unanticipated events, or changes in general economic or industry conditions.

The projected financial information for fiscal years 2006 through 2008 set forth below constitutes forward-looking statements and should be read together with the information contained in the consolidated-financial statements of Peregrine available in its filings with the SEC, and the information set forth above.

	Fiscal Year ending March 31,
	2006	2007	2008
	($ in thousands)
Revenue	$201,027	$217,634	$236,305
EBITA	7,099	22,211	33,821
Net Income (Loss)	(25,361)	(8,197)	975

“EBITA” reconciles to net income by adding back taxes, interest, reorganization costs, foreign currency gains/losses, and amortization. Peregrine presents EBITA because management believes it provides meaningful information regarding Peregrine’s operating performance and facilitates management’s internal comparisons to Peregrine’s historical and current operating results and to the operating results of other companies. EBITA should not be considered in isolation from or as a substitute for net income and other consolidated income statement data prepared in accordance with accounting principles generally accepted in the United States or as a measure of profitability. Additionally, Peregrine’s computation of EBITA  may not be comparable to other similarly titled measures computed by other companies, because all companies do not calculate EBITA in the same manner.

Beneficial Ownership Of Peregrine Common Stock

Set forth below is information regarding Peregrine common stock owned by those persons who own more than 5% of the outstanding Peregrine common stock and directors and executive officers of Peregrine.

Ownership of More than 5% of Peregrine Common Stock

The following table provides, as of [                  , 2005], information with respect to stockholders who are known to Peregrine to beneficially own more than 5% of its common stock. Unless otherwise indicated, each stockholder has sole investment power and sole voting power with respect to the shares of Peregrine common stock owned by that person.

	Beneficial Ownership of Common Stock		Percent of
Name and Address of Beneficial Owner	Shares(1)		Class
LC Capital Master Fund Ltd	1,310,938	(2)
RH Capital Associates LLC	922,650	(3)
Mellon HBV Alternative Strategies, LLC	1,170,750	(4)
Post Advisory Group, LLC	1,243,455	(5)

(1)          As of [                      , 2005], there were [                   ] shares of Peregrine common stock issued and outstanding.

(2)          Based upon information provided in a Schedule 13D filed with the SEC on June 30, 2005 on behalf of LC Capital Master Fund, Ltd., Lampe, Conway & Co., LLC, Steven G. Lampe, and Richard F. Conway pursuant to a joint filing agreement. Lampe, Conway & Co., LLC is the investment manager of LC Capital Master Fund, Ltd. and Institutional Benchmarks Fund, Ltd. Lampe Conway & Co. LLC, Steven G. Lampe and Richard Conway share voting and dispositive power over 1,376,038 shares of Peregrine common stock. LC Capital Master Fund, Ltd. shares voting and dispositive power over 1,310,938 shares of Peregrine common stock. Each of the reporting persons disclaims beneficial ownership of the shares except to the extent of their pecuniary interest therein. The address of the principal business of LC Capital Master Fund, Ltd. is c/o Trident Fund Services (B.B.I.) Limited, PO Box 146, Waterfront Drive, Wickhams Cay, Road Town, Tortola, British Virgin Islands. The principal place of business of the remaining reporting persons is 680 Fifth Avenue, Suite 1202, New York, New York 10019.

(3)          Based upon information provided in an amended Schedule 13D filed with the SEC on November 9, 2004 on behalf of RH Capital Associates LLC, Robert Horwitz, RH Capital Associates Number One, L.P. and Cragswood Ltd. pursuant to a joint filing agreement. RH Capital Associates LLC is the sole general partner of RH Capital Associates Number One, L.P., which beneficially owns 693,528 shares of Peregrine common stock. Mr. Horwitz, one of Peregrine’s former directors, is the managing member of RH Capital Associates LLC. RH Capital Associates LLC is also an investment manager of Cragswood Ltd., which beneficially owns 229,122 shares of Peregrine common stock. RH Capital Associates LLC shares voting and dispositive power of all shares beneficially owned with RH Capital Associates Number One, L.P. and Cragswood Ltd. to the extent of their share ownership. The address of the principal business of each of the reporting persons is 139 West Saddle River Road, Saddle River, New Jersey 07458.

(4)          Based upon information provided in an amended Schedule 13D filed with the SEC on August 19, 2003 on behalf of Mellon HBV Master Rediscovered Opportunities Fund and Mellon HBV

Alternative Strategies, LLC pursuant to a joint filing agreement. Mellon HBV Alternative Strategies, LLC is the general partner of Mellon HBV Rediscovered Opportunities Fund LP. James P. Jenkins is a portfolio manager of Mellon HBV Alternative Strategies, LLC and Mellon HBV Rediscovered Opportunities Fund LP and is also the current Chairman of Peregrine’s Board of Directors. Mr. Jenkins disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Mellon HBV Master Rediscovered Opportunities Fund and Mellon HBV Alternative Strategies, LLC share voting and dispositive power over all 1,170,750 shares beneficially owned. The address of the principal business of each of the reporting persons is 200 Park Avenue, Suite 3300, New York, New York 10166.

(5)          Based upon information provided in an amended Schedule 13G filed with the SEC on February 9, 2005 on behalf of Post Advisory Group, LLC, Principal Financial Group, Inc. and various other funds for which Post Advisory Group, LLC serves as the investment advisor pursuant to a joint filing agreement. Post Advisory Group, LLC shares voting and dispositive power of all 1,243,455 shares beneficially owned with the other funds for which it serves as an investment advisor to the extent of their beneficial ownership in the shares. The address of Post Advisory Group, LLC is 11755 Wilshire Boulevard, Suite 1400, Los Angeles, California 90025. The address of Principal Financial Group, Inc. is 711 High Street, Des Moines, Iowa 50392.

Ownership of Peregrine Management

The following table shows, as of [                   , 2005], the record date for the special meeting, all of the shares of Peregrine common stock beneficially owned by each person who is a director of Peregrine. In addition, the following table shows, as of [                   , 2005], all of the shares of Peregrine common stock beneficially owned by Peregrine’s chief executive officer, the four other most highly compensated executive officers for the fiscal year ended March 31, 2005, two former executive officers who would have been among the four most highly compensated executives officers had they remained executive officers at the end of the March 31, 2005 fiscal year, and Peregrine’s current directors and executive officers as a group. Unless otherwise indicated, each individual has sole investment power and sole voting power with respect to the shares of Peregrine common stock owned by that person.

DIRECTORS AND EXECUTIVE OFFICERS	SHARES		PERCENT OF CLASS
Andrew J. Brown		(1)	*
Victor A. Cohn		(1)	*
James W. Harris		(1)	*
Alan J. Hirschfield		(1)	*
Mark Israel		(2)	*
James P. Jenkins		(3)
Alan Kerr		(4)	*
John Mutch		(5)
Ken Saunders		(6)	*
Beth Martinko		(7)	*
Deborah Traub		(8)
Craig Ryall		(9)	*
Ken Sexton		(10)	*
All current executive officers and directors as a group (16 persons)		(11)

     *     Less than 1% of the outstanding common stock.

  (1)    Represents shares of Peregrine’s common stock that Messrs. Brown, Cohn, Harris and Hirschfield have the right to acquire upon exercise of currently exercisable options or options exercisable as of the effective date of the merger.

  (2)    Includes           shares of Peregrine’s common stock that Mr. Israel had the right to acquire through currently exercisable options or options exercisable as of the effective date of the merger.

  (3)    Includes           shares of Peregrine’s common stock that Mr. Jenkins has the right to acquire through currently exercisable options or options exercisable as of the effective date of the merger. The remaining           shares of Peregrine’s common stock listed as held by Mr. Jenkins are the 1,170,750 shares of common stock listed as beneficially owned by Mellon HBV Alternative Strategies, LLC. Mr. Jenkins is the chairman of Peregrine’s Board of Directors and a portfolio manager of Mellon HBV Alternative Strategies, LLC and Mellon HBV Rediscovered Opportunities Fund LP as described in footnote (4) to the table of 5% or more stockholders above. Mr. Jenkins disclaims beneficial ownership of the 1,170,750 shares of Peregrine common stock held by Mellon HBV Alternative Strategies, LLC, except to the extent of his pecuniary interest therein.

  (4)    Includes               shares of Peregrine’s common stock that Mr. Kerr has the right to acquire through currently exercisable options or options exercisable as of the effective date of the merger.

  (5)    Includes               shares of Peregrine’s common stock that Mr. Mutch has the right to acquire through currently exercisable options or options exercisable as of the effective date of the merger.

  (6)    Includes               shares of Peregrine’s common stock that Mr. Saunders has the right to acquire through currently exercisable options or options exercisable as of the effective date of the merger.

  (7)    Includes               shares of Peregrine’s common stock that Ms. Martinko has the right to acquire through currently exercisable options or options exercisable as of the effective date of the merger.

  (8) Includes               shares of Peregrine’s common stock that Ms. Traub has the right to acquire through currently exercisable options or options exercisable as of the effective date of the merger.

  (9)    Includes               shares of Peregrine’s common stock that Mr. Ryall has the right to acquire through currently exercisable options or options exercisable as of the effective date of the merger and two shares of Peregrine’s common stock owned by the Ryall Family Trust, of which Mr. Ryall is both a beneficiary and a trustee. Mr. Ryall is no longer an executive officer of Peregrine.

(10)   Includes               shares of Peregrine’s common stock that Mr. Sexton has the right to acquire through currently exercisable options or options exercisable as of the effective date of the merger. Mr. Sexton is no longer an executive officer of Peregrine.

(11)   Includes               shares of Peregrine’s common stock that the directors and executive officers as a group have the right to acquire through currently exercisable options or options exercisable as of the effective date of the merger.

Future Stockholder Proposals

If the merger is completed, there will be no public participation in any future meetings of stockholders of Peregrine. If the merger is not completed, however, Peregrine stockholders will continue to be entitled to attend and participate in Peregrine stockholders’ meetings. If the merger is not completed, Peregrine will inform its stockholders, by press release or other means determined reasonable by Peregrine, of the date by which stockholder proposals must be received by Peregrine for inclusion in the proxy materials relating to the next annual meeting, which proposals must comply with the rules and regulations of the SEC then in effect.

Where Stockholders Can Find More Information

Peregrine files annual, quarterly and special reports, proxy statements and other information with the SEC. These reports, proxy statements and other information contain additional information about Peregrine and will be made available for inspection and copying at Peregrine’s executive offices during regular business hours by any Peregrine stockholder or by the representative of a stockholder, as designated in writing.

Peregrine stockholders may read and copy any reports, statements or other information filed by Peregrine at the SEC public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Filings by Peregrine with the SEC are also available to the public from commercial document retrieval services and at the Website maintained by the SEC located at: http://www.sec.gov.

This proxy statement does not constitute a solicitation of a proxy in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction. The delivery of this proxy statement should not imply that there has been no change in the affairs of Peregrine since the date of this proxy statement or that the information herein is correct as of any later date.

Stockholders should not rely on information other than that contained in this proxy statement. Peregrine has not authorized anyone to provide information that is different from that contained in this proxy statement. This proxy statement is dated [              , 2005]. No assumption should be made that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement will not create any implication to the contrary.

A stockholder should pursue his, her or its own independent evaluation of the proposed merger and make any investigation he, she or it deems appropriate in deciding whether or not to join in the proxy solicitation for purposes of approving the merger. The information contained in this document is not intended to be legal, tax or investment advice. Stockholders are strongly encouraged to consult with their own legal, tax and financial advisors regarding the consequences of the transactions described in this proxy statement.

This proxy is solicited on behalf of Peregrine’s Board of Directors.

Annex A

AGREEMENT AND PLAN OF MERGER

AMONG

PEREGRINE SYSTEMS, INC.,

HEWLETT-PACKARD COMPANY

AND

LAKE MERGER CORPORATION

DATED AS OF SEPTEMBER 19, 2005

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 19, 2005, is by and among Peregrine Systems, Inc., a Delaware corporation (the “Company”), Hewlett-Packard Company, a Delaware corporation (“Parent”), and Lake Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”).

RECITALS

WHEREAS, the respective boards of directors of the Company, Parent and Merger Sub have approved, upon the terms and subject to the conditions of this Agreement, the acquisition of the Company by Parent by means of a merger of Merger Sub with and into the Company (the “Merger”) with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent (as such, the “Surviving Corporation”);

WHEREAS, the respective boards of directors of the Company and Merger Sub have determined that the Merger is advisable and fair to, and in the best interests of, their respective stockholders and have approved this Agreement, the Merger and the transactions contemplated hereby, subject to the terms and conditions of this Agreement; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and also to prescribe various conditions to the Merger.

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1   Usage. Unless the context of this Agreement otherwise requires, (i) words of any gender are deemed to include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) all references to “dollars” or “$” refer to currency of the United States of America; (vi) the term “or” is not exclusive; (vii) “ordinary course of business” and “ordinary course of business consistent with past practice”, mean, with respect to the Company and its Subsidiaries, the ordinary course of business in manner consistent with the practices of the Company and its Subsidiaries since August 18, 2003; and (viii) “include,” “including” and their derivatives mean “including without limitation.”

Section 1.2   Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.2:

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any proposal or offer, or any indication of interest in making a proposal or offer, from a Third Party to acquire beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of all or a material portion of the assets of the Company or any of its material Subsidiaries or 25% or more of any class of equity securities of the Company or any of such Subsidiaries pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or similar transaction, including any single step or multi-step transaction or series of related transactions, with respect to either the Company or any of such Subsidiaries.

“Adjusted Stock Option” has the meaning ascribed to such term in Section 2.11(a).

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning ascribed to such term in the preamble hereof.

“Alternative Transaction” has the meaning ascribed to such term in Section 7.2(b).

“Assets” has the meaning ascribed to such term in Section 3.20.

“Associate” has the meaning ascribed to such term in Rule 12b-2 under the Exchange Act.

“Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2005.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Cancelled Stock Option” has the meaning ascribed to such term in Section 2.11(a).

“Certificate of Merger” has the meaning ascribed to such term in Section 2.2.

“Certificates” has the meaning ascribed to such term in Section 2.10(b).

“Closing” has the meaning ascribed to such term in Section 2.3.

“Closing Date” has the meaning ascribed to such term in Section 2.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means any agreement or arrangement between or applying to, one or more employees and a trade union, works council, group of employees or any other employee representative body, for collective bargaining or other negotiating or consultation purposes.

“Company” has the meaning ascribed to such term in the preamble hereof.

“Company Common Stock” means the common stock, par value $0.0001 per share, of the Company.

“Company Disclosure Schedule” has the meaning ascribed to such term in Article III.

“Company IP” means all Intellectual Property that is used or held for use by the Company or any of its Subsidiaries in connection with the business of the Company and its Subsidiaries.

“Company IP Agreements” has the meaning ascribed to such term in Section 3.21(d).

“Company Material Adverse Effect” means any circumstance, development, event, condition, effect or change that, individually or when taken together with all other circumstances, developments, events, conditions, effects and changes, had or has or, with the passage of time, would be reasonably likely to have a material adverse effect on (a) the ability of the Company to consummate the Merger prior to the Outside Date or (b) the financial condition, business, assets (including Company IP) or results of operations of the Company and its Subsidiaries, taken as a whole, other than, in the case of clause (b), (i) the effects, after the date hereof, of changes that are generally applicable to the enterprise software industry, (ii) the effects, after the date hereof, of changes in general economic or market conditions, (iii) the effect, after the date hereof, of any change arising as a result of any natural disasters, acts of war, sabotage or terrorism, military actions or the escalation thereof (in the case of each of clauses (i), (ii) and (iii), other than any change that had or has or with the passage of time, would be reasonably likely to have a significantly disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole), (iv) the effect, after the date hereof, of any changes in applicable Laws or accounting rules, (v) changes in the market price of Company Common Stock, provided that nothing contained in this clause (v) shall preclude Parent from asserting a Company Material Adverse Effect as a result of any circumstance, development, event, condition, effect or change of the type covered by clauses (a) or (b) of this definition, or (vi) the effect of the public announcement of this Agreement, the transactions contemplated hereby or the consummation of such transactions.

“Company Products” has the meaning ascribed to such term in Section 3.21(a).

“Company Securities” has the meaning ascribed to such term in Section 3.4(c).

“Company Source Code” has the meaning ascribed to such term in Section 3.21(n).

“Company Stockholders Meeting” has the meaning ascribed to such term in Section 5.2(a).

“Confidentiality Agreement” has the meaning ascribed to such term in Section 5.4(c).

“Consent” has the meaning ascribed to such term in Section 3.5(b).

“Contract” means any agreement, contract, lease, instrument, note, option, warranty, binding purchase order, license, sublicense or legally binding commitment of any nature, whether written or oral.

“Copyrights” means copyrights and extensions or renewals thereof.

“Current Option” has the meaning ascribed to such term in Section 2.11(a).

“Current Performance Unit” has the meaning ascribed to such term in Section 2.11(b).

“Current Policy Coverage” has the meaning ascribed to such term in Section 5.9(b).

“Current Restricted Share” has the meaning ascribed to such term in Section 2.11(c).

“Derivative Work” has the meaning set forth in 17 U.S.C. Section 101.

“DGCL” means the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended.

“Dissenting Shares” has the meaning ascribed to such term in Section 2.12.

“Effective Time” has the meaning ascribed to such term in Section 2.2.

“Employee Plans” has the meaning ascribed to such term in Section 3.17(a).

“Environmental Law” means any and all applicable Laws and regulations promulgated thereunder, relating to the protection of the environment (including, without limitation, ambient air, surface water, groundwater or land) or human health as affected by the environment or Hazardous Substances or otherwise relating to the production, use, emission, storage, treatment, transportation, recycling, disposal, discharge, release or other handling of any Hazardous Substances or the investigation, clean-up or other remediation or analysis thereof.

“Equity Compensation Plans” means the Company’s 2003 Equity Incentive Plan, each individual agreement evidencing the grant of Stock Options, Restricted Shares or Performance Units under the 2003 Equity Incentive Plan, and each individual agreement providing for the grant, other than under the 2003 Equity Incentive Plan, of Stock Options, Restricted Shares or Performance Units with respect to the Shares that is listed on the Company Disclosure Schedule.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning ascribed to such term in Section 3.17(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Foreign Employees” has the meaning ascribed to such term in Section 3.17(k)

“Funded International Employee Plan” has the meaning ascribed to such term in Section 3.17(b).

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Entity” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court, tribunal or arbitrator (public or private).

“Hazardous Substance” means any substance, material or waste that is characterized or regulated under any Environmental Law as “hazardous,” “pollutant,” “contaminant,” “toxic” or words of similar meaning or effect, including, without limitation, petroleum and petroleum products, polychlorinated biphenyls and asbestos.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Incentives” has the meaning ascribed to such term in Section 3.15(p).

“Indemnified Persons” has the meaning ascribed to such term in Section 5.9(a).

“Intellectual Property” means all Copyrights, Patents, Trademarks, domain name registrations, Trade Secrets, and any applications and registrations therefor.

“International Employee Plans” has the meaning ascribed to such term in Section 3.17(a).

“knowledge of the Company” means the actual knowledge of the Company’s Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, General Counsel, Senior Vice President—Product Delivery, Assistant Vice President of Tax and Senior Vice President—Human Resources.

“Laws” means any laws, statutes, ordinances, regulations, rules and orders of any Governmental Entity.

“Leased Real Property” has the meaning ascribed to such term in Section 3.19(b).

“Leases” has the meaning ascribed to such term in Section 3.19(b).

“Legal Proceeding” means any action, claim, suit, litigation, proceeding (public or private), criminal prosecution, audit or investigation by or before any Governmental Entity.

“Letter of Transmittal” has the meaning ascribed to such term in Section 2.10(b).

“Licensed Company IP” means all Company IP other than the Owned Company IP.

“Liabilities” means any liability, indebtedness, obligation or commitment of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise and whether or not required to be recorded or reflected on a balance sheet under GAAP).

“Lien” means any claim, lien, pledge, option, charge, security interest, deed of trust, mortgage, encumbrance or other adverse claim of any kind.

“Material Contract” has the meaning ascribed to such term in Section 3.11(a).

“Merger” has the meaning ascribed to such term in the recitals hereof.

“Merger Sub” has the meaning ascribed to such term in the preamble hereof.

“Option Consideration” has the meaning ascribed to such term in Section 2.11(a).

“Option Exchange Ratio” means a fraction, the numerator of which is the Per Common Share Amount and the denominator of which is the average closing sales price of Parent Common Stock on the New York Stock Exchange as reported by The Wall Street Journal for the ten trading days immediately preceding the date of the Effective Time.

“Order” means any judgment, decision, decree, injunction, ruling, writ, assessment or order of any Governmental Entity that is binding on any Person or its property under applicable Law.

“Outside Date” has the meaning ascribed to such term in Section 7.1(b).

“Owned Company IP” means that portion of the Company IP that is owned by the Company and its Subsidiaries. For the avoidance of doubt, Company IP with respect to which the Company holds any security interest or exclusive license shall not be deemed to be part of the Owned Company IP.

“Parent” has the meaning ascribed to such term in the preamble hereof.

“Parent Common Stock” has the meaning ascribed to such term in Section 2.11(a).

“Parent Material Adverse Effect” means any material adverse effect on the ability of Parent or Merger Sub to consummate the Merger prior to the Outside Date.

“Parent Plans” has the meaning ascribed to such term in Section 5.7(a).

“Patents” means patents and patent applications, and any and all divisions, continuations, continuations-in-part, reissues, continuing patent applications, reexaminations and extensions thereof.

“Paying Agent” has the meaning ascribed to such term in Section 2.10(a).

“Payment Fund” has the meaning ascribed to such term in Section 2.10(a).

“Per Common Share Amount” has the meaning ascribed to such term in Section 2.9(a).

“Performance Units” means all performance units in respect of the Shares granted to any employee or director of the Company or any of its Subsidiaries under any Equity Compensation Plan.

“Permits” has the meaning ascribed to such term in Section 3.13.

“Permitted Encumbrances” means (a) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings, (b) Liens imposed by law, such as landlord’s, mechanics’, laborers’, carriers’, materialmen’s, suppliers’ and vendors’ Liens arising in the ordinary course of business for sums not yet due and payable, or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (c) Liens securing the performance of bids, tenders, leases, contracts (other than for the payment of debt), statutory obligations, surety, customs and appeal bonds and other obligations of like nature, incurred as an incident to and in the ordinary course of business, and (d) such other imperfections of title, charges, easements, restrictions and encumbrances as do not materially detract from the value of or otherwise materially interfere with the present use of any of the Company’s or its Subsidiaries’ properties or otherwise materially impair the Company’s or its Subsidiaries’ business operations.

“Person” means any individual, corporation, partnership, limited liability company, trust, unincorporated organization, association, firm, joint venture, joint-stock company, Governmental Entity or other entity.

“Proxy Statement” has the meaning ascribed to such term in Section 3.8.

“Restricted Shares” means all Shares of restricted stock and any restricted stock units granted under any employee stock option or compensation plan, agreement or arrangement of the Company, including under any Equity Compensation Plan.

“Retention Bonus Plan” means the Company retention bonus plan as effective on February 22, 2005.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“SEC Reports” has the meaning ascribed to such term in Section 3.6.

“Section 203 Approvals” has the meaning ascribed to such term in Section 5.3(d).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shares” means shares of the Company Common Stock.

“Stock Options” means all options to purchase Shares under any of the Equity Compensation Plans.

“Stockholder Approval” has the meaning ascribed to such term in Section 3.24.

“Subsidiary” means, with respect to any Person, any corporation or other legal entity of which 50% or more of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by such Person.

“Subsidiary Securities” has the meaning ascribed to such term in Section 3.2(c).

“Superior Proposal” means an unsolicited bona fide written Acquisition Proposal for at least a majority of the outstanding equity securities of the Company or 50% or more of the consolidated assets of the Company and its Subsidiaries and (a) on terms which the board of directors of the Company determines in good faith, after taking into account, among other things, all the terms and conditions of the Acquisition Proposal and the advice of the Company’s independent financial advisor, to be more favorable from a financial point of view to the Company’s stockholders in their capacity as such than those provided hereunder (and any proposal by Parent to amend the terms of this Agreement), (b) for which financing, to the extent required, is then committed to the Third Party making such Acquisition Proposal and (c) which, in the good faith reasonable judgment of the board of directors of the Company, after consultation with the Company’s outside counsel and independent financial advisor, is reasonably likely to be consummated within a reasonable period of time.

“Surviving Corporation” has the meaning ascribed to such term in the recitals hereof.

“Tax Returns” means all returns, declarations, reports, statements and other documents required to be filed in respect of any Taxes.

“Taxes” means (a) all federal, state, local or foreign taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, capital, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, unemployment, disability, excise, severance, stamp, property, alternative or add-on minimum, capital stock, estimated, registration, social security (or similar) and value added taxes, customs, duties, fees, assessments and charges of any kind whatsoever and (b) all interest, penalties, fines, additions to tax or additional amounts imposed on or with respect to any amount described in clause (a).

“Terminating Plan” has the meaning ascribed to such term in Section 5.7(d).

“Termination Fee” has the meaning ascribed to such term in Section 7.2(b).

“Third Party” means any Person or group other than Parent, Merger Sub and their Affiliates.

“Trade Secrets” means all trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law), business, technical and know-how information, non-public information, and confidential information and rights to limit the use or disclosure thereof by any Person.

“Trademarks” means all trademarks, trade dress, service marks, certification marks, logos and trade names.

“Treasury Shares” means the Shares held by the Company as treasury stock.

ARTICLE II

THE MERGER

Section 2.1   The Merger. At the Effective Time and upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation.

Section 2.2   Effective Time. Subject to the terms and conditions set forth in this Agreement, the parties hereto shall cause a Certificate of Merger (the “Certificate of Merger”) with respect to the Merger to be filed with the Secretary of State of the State of Delaware on the Closing Date in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL. The Merger shall be effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware in accordance with the DGCL or at such later time as Parent and the Company may agree upon and set forth in the Certificate of Merger (the “Effective Time”).

Section 2.3   Closing of the Merger. Unless this Agreement shall have been terminated and the Merger shall have been abandoned pursuant to Section 7.1, the closing of the Merger (the “Closing”) will take place at a time and on a date (the “Closing Date”) to be specified by the parties, which shall be no later than the third Business Day following the day on which the last of the conditions set forth in Article VI is satisfied or waived (other than delivery of items to be delivered at the Closing), at the offices of Gibson, Dunn & Crutcher LLP, 333 South Grand Avenue, Los Angeles, CA 90071, unless another time, date or place is agreed to in writing by the parties hereto.

Section 2.4   Effects of the Merger. The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities, obligations and duties of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

Section 2.5   Certificate of Incorporation and Bylaws. At the Effective Time, the certificate of incorporation of the Company shall be amended to read as set forth in Exhibit   A attached hereto and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable Law and such certificate of incorporation. The bylaws of the Company in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable Law, the certificate of incorporation of the Surviving Corporation and such bylaws.

Section 2.6   Board of Directors of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until their successor have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

Section 2.7   Officers of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their successor have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

Section 2.8   Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any certificates, deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such certificates, deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 2.9   Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holder of any of the following securities:

(a)    Company Common Stock.   Each Share (other than Shares owned by Parent, Merger Sub or any Subsidiary of Parent or Merger Sub, Treasury Shares and Dissenting Shares) issued and outstanding immediately prior to the Effective Time shall be converted into and represent the right to receive $26.08 (the “Per Common Share Amount”) in cash and without interest thereon (subject to any applicable withholding tax), upon surrender of the corresponding Certificate in accordance with Section 2.10.

(b)   Capital Stock of Merger Sub.   Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted.

(c)    Cancellation of Treasury Shares and Parent and Merger Sub-Owned Stock.   Each Treasury Share and each Share held by Parent, Merger Sub or any Subsidiary of Parent or Merger Sub immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor.

(d)   Cancellation and Retirement of Shares.   As of the Effective Time, all Shares (other than Dissenting Shares) issued and outstanding immediately prior to the Effective Time, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall, to the extent such certificate represents such Shares, cease to have any rights with respect thereto, except, in all cases other than Shares to be canceled in accordance with Section 2.9(a), the right to receive the Per Common Share Amount upon surrender of such certificate in accordance with Section 2.10.

Section 2.10   Surrender of Certificates.

(a)   Paying Agent.   Prior to the Effective Time, Parent shall appoint an institution reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) in accordance with an agreement reasonably satisfactory to the Company to receive the funds necessary to make the payments contemplated by Section 2.9, and Parent shall, at or prior to the Effective Time, deposit or cause to be deposited with the Paying Agent, for the benefit of the holders of Shares for exchange in accordance with this Article II, cash in an amount sufficient to make payments of the Per Common Share Amount upon surrender of

Certificates (such cash consideration being deposited hereinafter referred to as the “Payment Fund”). The Paying Agent shall, pursuant to irrevocable instructions, make payments out of the Payment Fund as provided for in this Article II and the Payment Fund shall not be used for any other purpose. All expenses of the Paying Agent shall be paid by Parent or the Surviving Corporation.

(b)   Exchange Procedures for Company Common Stock.   As soon as reasonably practicable after the Effective Time, Parent shall mail, or shall cause the Paying Agent to mail, to each holder of record of a certificate or certificates (collectively, the “Certificates”) which immediately prior to the Effective Time represented Shares (other than Shares held by Parent, Merger Sub or any Subsidiary of Parent or Merger Sub immediately prior to the Effective Time, Treasury Shares and Dissenting Shares) (i) a letter of transmittal (a “Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Per Common Share Amount. Upon surrender to the Paying Agent of a Certificate for cancellation, together with such Letter of Transmittal duly executed, and such other customary documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor by check an amount in cash, without interest, equal to the Per Common Share Amount for each Share formerly represented by such Certificate. Such payment of the Per Common Share Amount shall be sent to such holder by the Paying Agent promptly after receipt by the Paying Agent of such Certificate, together with such Letter of Transmittal duly executed, and such other customary documents as may reasonably be required by the Paying Agent, and the Shares formerly represented by such Certificate so surrendered shall forthwith be canceled. The right of any stockholder to receive the Per Common Share Amount, shall be subject to and reduced by any applicable withholding obligation as set forth in Section 2.14. No interest will be paid or will accrue on any cash payable upon the surrender of a Certificate.

(c)   No Further Ownership Rights in Capital Stock.   Until surrendered as contemplated by this Section 2.10, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Per Common Share Amount in respect of the Shares formerly represented by such Certificate as contemplated by this Section 2.10. All cash paid upon the surrender for exchange of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares represented by such Certificates. After the Effective Time, there shall be no further registration of transfers of Shares on the records of the Company, and if Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged as provided for, and in accordance with the procedures set forth, in this Article II.

(d)   Unregistered Transfer of Capital Stock.   If payment of the Per Common Share Amount is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of such payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and any other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable.

(e)   Lost Certificates.   In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may require as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Per Common Share Amount payable pursuant to this Article II.

(f)   Investment of Payment Fund.   The Paying Agent shall invest the cash included in the Payment Fund as directed by Parent. Any interest and other income resulting from such investments shall be paid as directed by Parent. To the extent that there are losses with respect to such investments, Parent shall promptly replace or restore the portion of the Payment Fund lost through investments so as to ensure that the Payment Fund is maintained at a level sufficient to make such payments.

(g)   Termination of Payment Fund.   Any portion of the Payment Fund that remains unclaimed by the former holders of Company Common Stock one year after the Effective Time shall be delivered to Parent upon demand. Any such holders who have not complied with this Article II prior to that time shall thereafter look only to Parent, and Parent shall thereafter be liable, for payment of the Per Common Share Amount (subject to abandoned property, escheat and similar Laws). Any such portion of the Payment Fund remaining unclaimed by holders of Shares immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of Parent free and clear of all claims or interest of any Persons previously entitled thereto.

(h)   No Liability.   None of Parent, Merger Sub, the Company or the Paying Agent, or any employee, officer, director, agent or Affiliate thereof, shall be liable to any Person in respect of any cash from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 2.11   Stock Options.

(a)   Stock Options.

(i)   Each Stock Option that is outstanding immediately prior to the Effective Time (each, a “Current Option”), other than the Cancelled Stock Options shall be converted as of the Effective Time into an option to acquire, on substantially similar terms and conditions applicable to such Current Option immediately prior to the Effective Time (except for the adjustments provided herein), the number of shares of common stock, rounded to the nearest whole share, par value $0.01 per share, of Parent (the “Parent Common Stock”), that is equal to the product, rounded to the nearest whole share, of (i) the number of Shares subject to such Current Option immediately prior to the Effective Time multiplied by (ii) the Option Exchange Ratio, at an exercise price per share of Parent Common Stock equal to the quotient, rounded down to the nearest whole cent, of (x) the exercise price per Share applicable under such Current Option immediately prior to the Effective Time divided by (y) the Option Exchange Ratio (each Current Option, as so adjusted, an “Adjusted Stock Option”); provided, however, that the foregoing adjustments shall comply with Section 424(a) of the Code.

(ii)   At or immediately prior to the Effective Time, each Current Option that (x) is vested (after giving effect to any acceleration of vesting due to consummation of the Merger provided for under the terms of the applicable Equity Compensation Plan or employment agreement as in effect on the date hereof or as modified to reflect the proposed changes set forth in Section 5.1(g) of the Company Disclosure Schedule) or (y) is subject to the laws of a non-U.S. jurisdiction and/or held by an employee of the Company or any of its Subsidiaries located in a non-U.S. jurisdiction and which Parent determines may not be converted into an Adjusted Stock Option under Section 2.11(a) (1) under the applicable laws or regulatory requirements of the relevant non-U.S. jurisdiction (including by reason of a failure to obtain any required consents or approvals after making reasonable commercial efforts) or (2) under the generally applicable policies and practices of Parent with respect to the grant of equity awards in the relevant non-U.S. jurisdiction (each such Current Option, a “Cancelled Stock Option”) shall be cancelled and in lieu thereof, the holder of each such Cancelled Stock Option will be entitled to receive from the Surviving Corporation an amount in cash equal to the product of (i) the excess, if any of the Per Common Share Amount over the exercise price per

Share under such Cancelled Stock Option multiplied by (ii) the number of Shares subject to such Cancelled Stock Option immediately prior to the Effective Time, without interest (the “Option Consideration”), reduced by any income or employment taxes required to be withheld under the Code or any provision of state, local or foreign tax law.

(b)   Performance Units.   As of the Effective Time, each Performance Unit that is outstanding immediately prior to the Effective Time (each, a “Current Performance Unit”) that, pursuant to the terms thereof described in Section 5.1(g) of the Company Disclosure Schedule, is or becomes vested in connection with the satisfaction of applicable performance thresholds and is granted upon consummation of the Merger shall be cancelled in exchange for the right to receive an amount in cash, without interest, equal to the Per Share Common Amount, reduced by any income or employment taxes required to be withheld under the Code or any provision of state, local or foreign tax law. All Current Performance Units that are not vested or granted in accordance with the preceding sentence shall automatically be cancelled at the Effective Time for no consideration.

(c)   Restricted Shares.   As of the Effective Time, each Restricted Share that is outstanding immediately prior to the Effective Time (each, a “Current Restricted Share”) shall be cancelled and converted into the right to receive, at the Effective Time, the Per Common Share Amount, without interest, reduced by any income or employment taxes required to be withheld under the Code or any provision of state, local or foreign tax law.

(d)   Amendment and Administration of Equity Arrangements.   As soon as reasonably practicable following the date of this Agreement and conditional upon the Closing, the Company (and its board of directors) shall take all requisite actions and/or adopt such resolutions as may be required in order to give effect to and accomplish the transactions contemplated by this Section 2.11, including, without limitation, amending each of the Equity Compensation Plans (i) if and to the extent necessary and practicable, to reflect the transactions contemplated by this Agreement, including, but not limited to, the adjustment of the Current Options pursuant to Section 2.11(a)(i) and the cancellation of the Cancelled Stock Options, Current Performance Units and Current Restricted Shares pursuant to clauses (a)(ii), (b) and (c) of this Section 2.11 and (ii) to preclude any discretionary, automatic or formulaic grant of any Stock Options, Restricted Shares, Performance Units or other equity-based awards thereunder on or after the date hereto except as permitted pursuant to Section 5.1(b) hereof.

(e)   Withholding Taxes.   In accordance with this Section 2.11, the Surviving Corporation will promptly pay or cause to be paid any amounts withheld pursuant to this Section 2.11 for applicable foreign, federal, state and local taxes to the appropriate Governmental Entity on behalf of such holders of the applicable Cancelled Stock Options, Restricted Shares and/or Performance Units.

(f)   Actions by Parent.   As soon as reasonably practicable following the date of this Agreement and conditional upon the Closing, Parent (and its board of directors) shall take all requisite actions and/or adopt such resolutions necessary to authorize Parent to, convert all of the Current Options, other than the Cancelled Options, in accordance with Section 2.11(a). As soon as practicable after the Effective Time, Parent shall make available to the holders of Adjusted Stock Options appropriate documents setting forth such holders’ rights pursuant to the applicable equity compensation plan and the Adjusted Stock Options shall continue in effect on substantially the same terms and conditions (subject to changes in accordance with this Section 2.11 and after giving effect to the Merger).

(g)   Reservation of Parent Common Stock.   At the Effective Time, Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Adjusted Stock Options assumed in accordance with this Section 2.11. To the extent necessary, as soon as reasonably practicable after the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Parent Common Stock subject to such Adjusted Stock Options and shall use all commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Adjusted Stock Options remain outstanding.

Section 2.12   Appraisal Rights.   Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and that are held by a holder who has not voted in favor of the Merger or consented thereto in writing and who shall have properly demanded and perfected appraisal rights under Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into or represent the right to receive the applicable Per Common Share Amount but instead shall be entitled to receive such payment from the Surviving Corporation with respect to such Dissenting Shares as shall be determined pursuant to Section 262 of the DGCL; provided, however, that if such holder shall have failed to perfect or shall have effectively withdrawn or otherwise lost such holder’s right to appraisal and payment under the DGCL, each such Share held by such holder shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive, without any interest thereon, the Per Common Share Amount in accordance with Section 2.9(a), and such Share shall no longer be a Dissenting Share. The Company shall give prompt notice to Parent of any written demands received by the Company for appraisals of any Shares and attempted withdrawals of such demands and any other instruments served pursuant to Section 262 of the DGCL and received by the Company relating to rights to be paid the “fair value” of Dissenting Shares, as provided in Section 262 of the DGCL, and Parent shall have the right to direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, voluntarily make or agree to make any payment with respect to any demands for appraisals of Shares, offer to settle or settle any demands or approve any withdrawal of any such demands.

Section 2.13   Adjustments.   Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the outstanding Shares shall be changed into a different number, class or series of shares by reason of any stock dividend, subdivision, reclassification, recapitalization, stock split, combination or exchange of shares, then the Per Common Share Amount payable with respect thereto and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

Section 2.14   Withholding Taxes.   Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of Shares pursuant to the Merger any amounts as are required to be deducted and withheld under the Code, the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or Stock Options in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except, with respect to any Section of this Article III, as set forth in the section of the disclosure schedule delivered by the Company to Parent on the date of this Agreement (the “Company Disclosure Schedule”) that specifically relates to such Section or in another section of the Company Disclosure Schedule to the extent it is reasonably apparent from the text of such disclosure that such disclosure is applicable to such Section, the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.1   Organization and Standing.   The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its respective organization (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States). Each of the Company and its Subsidiaries has the requisite corporate power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets. Each of the Company and its Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company has delivered or made available to Parent complete and correct copies of (a) the certificates of incorporation and bylaws or other constituent documents, as amended to date, of the Company and (b) the minutes (or, in the case of draft minutes, the most recent drafts thereof) of all meetings of the stockholders, the boards of directors of the Company and each committee of the board of directors of the Company other than the Special Committee held since August 7, 2003. Neither the Company nor any of its Subsidiaries is in violation of its certificate of incorporation, bylaws or other applicable constituent documents, except for such violations that would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.2   Subsidiaries.

(a)   Section 3.2(a)(i) of the Company Disclosure Schedule sets forth the name and jurisdiction of organization of each Subsidiary of the Company. Except for the Subsidiaries the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interest in, any Person.

(b)   All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company (i) have been duly authorized, validly issued and are fully paid and nonassessable and (ii) are owned, directly or indirectly, by the Company, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent the operation by the Surviving Corporation of such Subsidiary’s business as presently conducted.

(c)   There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (ii) options, warrants, rights or other commitments or agreements to acquire from the Company or any of its Subsidiaries, or that obligate the Company or any of its Subsidiaries to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Subsidiaries of the Company, being referred to collectively as “Subsidiary Securities”) or (iv) other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any shares of any Subsidiary of the Company. There are no outstanding agreements of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

Section 3.3   Authorization.   The Company has all requisite power and authority to execute and deliver this Agreement and subject, in the case of the consummation of the Merger, to obtaining the Stockholder Approval, to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no additional corporate proceedings on the part of the Company are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby, other than in the case of the consummation of the Merger to obtaining the Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally and (b) is subject to general principles of equity.

Section 3.4   Capitalization.

(a)   The authorized capital stock of the Company consists of (i) One Hundred Million (100,000,000) Shares and (ii) Five Million (5,000,000) shares of preferred stock, par value $0.0001 per share. As of September 16, 2005: (A) 15,074,981 Shares were issued and outstanding, (B) no shares of preferred stock were issued and outstanding and (C) there were no Treasury Shares. All outstanding Shares are validly issued, fully paid, nonassessable and free of any preemptive rights. Since September 16, 2005, the Company has not issued any Shares other than pursuant to the exercise of Stock Options granted under an Equity Compensation Plan.

(b)   The Company has reserved 3,140,083 Shares for issuance under the Equity Compensation Plans, of which 223,083 Shares have been reserved for issuance pursuant to Equity Compensation Plans other than the Company’s 2003 Equity Compensation Plan. As of August 31, 2005, with respect to the Equity Compensation Plans, there were outstanding Stock Options with respect to 2,433,840 Shares, 484,000 Restricted Shares and the outstanding Performance Units described on Section 3.4(b) of the Company Disclosure Schedule and, since such date, other than the grant of Stock Options with respect to 1,000 Shares, the Company has not granted, committed to grant or otherwise created or assumed any obligation with respect to any Stock Options, other than as permitted by Section 5.1(b), Restricted Shares, Performance Units or other rights or awards under any of the Equity Compensation Plans.

(c)   Except as set forth in this Section 3.4, there are (i) no outstanding shares of capital stock of, or other equity or voting interest in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company, or that obligates the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company (the items in clauses (i), (ii), (iii) and (iv), together with the capital stock of the Company, being referred to collectively as “Company Securities”) or (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of the Shares. There are no outstanding agreements of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities.

(d)   Neither the Company nor any of its Subsidiaries is a party to any agreement restricting the transfer of, relating to the voting of, requiring registration of, or granting any preemptive rights, antidilutive rights or rights of first refusal or similar rights with respect to any securities of the Company.

Section 3.5   Non-contravention; Required Consents.

(a)   The execution, delivery or performance by the Company of this Agreement, the consummation by the Company of the transactions contemplated hereby and the compliance by the Company with any of the provisions hereof do not and will not (i) violate or conflict with any provision of the certificates of incorporation or bylaws or other constituent documents of the Company or any of its Subsidiaries, (ii) subject to obtaining such Consents set forth in Section 3.5(a)(ii) of the Company Disclosure Schedule, violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their properties or assets may be bound, (iii) assuming compliance with the matters referred to in Section 3.5(b) and, in the case of the consummation of the Merger, to obtaining the Stockholder Approval, violate or conflict with any Order or Law applicable to the Company or any of its Subsidiaries or by which any of their properties or assets are bound or (iv) result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (ii), (iii) and (iv) above, for such violations, conflicts, defaults, terminations, accelerations or Liens which would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b)   No consent, approval, order or authorization of, or filing or registration with, or notification to (any of the foregoing being a “Consent”), any Governmental Entity is required on the part of the Company or any of its Subsidiaries in connection with the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby, except (i) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Entities to satisfy the applicable Laws of states in which the Company and its Subsidiaries are qualified to do business, (ii) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act, (iii) compliance with any applicable requirements of the HSR Act and any applicable foreign antitrust, competition or merger control Laws, and (iv) such other Consents, the failure of which to obtain would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.6   SEC Reports.   The Company has filed all forms, reports and documents with the SEC that have from and after August 7, 2003 been required to be filed by it (such forms, reports and documents, together with the Company’s annual report on Form 10-K for the fiscal year ended March 31, 2003, the “SEC Reports”). Each SEC Report complied, as of its filing date, as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date such SEC Report was filed, except as disclosed in any such SEC Report. True and correct copies of all Company SEC Reports filed prior to the date hereof, whether or not required under applicable Laws, have been furnished to Parent or are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC. As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), each SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC. No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any SEC Report, except as disclosed in certifications filed with the SEC Reports. Neither the Company nor, to the knowledge of the Company, any of its executive officers has received notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

Section 3.7   Financial Statements.

(a)   The consolidated financial statements of the Company and its Subsidiaries included in the SEC Reports have been prepared in accordance with GAAP consistently applied during the periods and at the dates involved (except as may be indicated in the notes thereto) except, in the case of unaudited interim financial statements, as may be permitted by the Exchange Act, and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended, provided that the unaudited interim financial statements may not contain footnotes and are subject to normal year-end adjustments, in each case as permitted by GAAP and the applicable rules and regulations promulgated by the SEC.

(b)   The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the Company’s system of internal accounting controls.

(c)   The Company and its Subsidiaries have completed internal testing with respect to the effectiveness of the Company’s internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act). The Company has delivered or made available to Parent a draft of an amendment to the disclosure set forth in Section 9A of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2005, reflecting management’s assessment of its internal controls over financial reporting, which draft disclosure was complete and accurate as of the date hereof.

(d)   Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including without limitation any Contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K of the SEC)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving the Company or any its Subsidiaries in the Company’s consolidated financial statements.

(e)   Neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant, consultant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any substantive complaint, allegation, assertion or claim, whether written or oral, that the Company or any of its Subsidiaries has, on or after August 7, 2003, engaged in questionable accounting or auditing practices. Since August 7, 2003, no current or former attorney representing the Company or any of its Subsidiaries has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company’s board of directors or any committee thereof or to any director or executive officer of the Company.

(f)   To the Company’s knowledge, no employee of the Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law of the type described in Section 806 of the Sarbanes-Oxley Act by the Company or any of its Subsidiaries on or after August 7, 2003. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, contractor, subcontractor or agent of the Company or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any of its Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

Section 3.8   Proxy Statement.   The letter to stockholders, notice of meeting, proxy statement and form of proxy that will be provided to stockholders of the Company in connection with the solicitation of proxies from stockholders at the Company Stockholders Meeting and any schedules required to be filed with the SEC in connection therewith (collectively, as amended or supplemented, the “Proxy Statement”) will, when filed with the SEC, comply as to form in all material respects with the applicable requirements of the Exchange Act. At the time the Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time of the Company Stockholders Meeting, the Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding any of the foregoing, the Company does not make any representations or warranties with respect to information supplied by Parent, Merger Sub or any of their officers, directors, representatives, agents or employees for inclusion or incorporation by reference in the Proxy Statement.

Section 3.9   No Undisclosed Liabilities.   Neither the Company nor any of its Subsidiaries has any Liabilities other than (a) Liabilities reflected or otherwise reserved against in the Balance Sheet or in the consolidated financial statements of the Company and its Subsidiaries included in the SEC Reports filed prior to the date of this Agreement, (b) Liabilities under this Agreement, (c) Liabilities incurred in connection with the transactions contemplated by this Agreement, (d) executory obligations under any contract to which the Company is a party or is bound and (e) other Liabilities the existence of which would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.10   Absence of Certain Changes.   Since March 31, 2005, except for actions expressly contemplated by this Agreement, the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course consistent with past practice and there has not been:

(a)   any Company Material Adverse Effect;

(b)   other than cash dividends made by any wholly owned Subsidiary of the Company to the Company or one of its Subsidiaries, any split, combination or reclassification of any shares of capital stock, declaration, setting aside or paying of any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock of the Company or any Subsidiary;

(c)   any damage, destruction or other casualty loss (whether or not covered by insurance) with respect to any Assets that, individually or in the aggregate, are material to the Company and its Subsidiaries, taken as a whole;

(d)   any change in any method of accounting or accounting principles or practice by the Company or any of its Subsidiaries, except for any such change required by reason of a change in GAAP or regulatory accounting principles;

(e)   any amendment of the Company’s certificate of incorporation or bylaws;

(f)   any acquisition, redemption or amendment of any Company Securities or Subsidiary Securities;

(g)   (A) any incurrence or assumption of any long-term or short-term debt or issuance of any debt securities by the Company or any of its Subsidiaries except for short-term debt incurred to fund operations of the business or owed to the Company or any of its wholly-owned Subsidiaries, in each case, in the ordinary course of business consistent with past practice, (B) any assumption, guarantee or endorsement of the obligations of any other Person (except direct or indirect wholly-owned Subsidiaries of the Company) by the Company or any of its Subsidiaries, (C) any loan, advance or capital contribution to, or other investment in, any other Person by the Company or any of its Subsidiaries (other than customary loans or advances to employees or direct or indirect wholly-owned Subsidiaries, in each case in the ordinary course of business consistent with past practice) or (D) any mortgage or pledge of the Company’s or any of its Subsidiaries’ assets, tangible or intangible, or any creation of any Lien thereupon (other than Permitted Encumbrances); or

(h)   any plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger).

Section 3.11   Material Contracts.

(a)   For purposes of this Agreement, a “Material Contract” shall mean:

(i)   any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii)) with respect to the Company and its Subsidiaries;

(ii)   any employment or consulting Contract (in each case, under which the Company has continuing obligations as of the date hereof) with any current or former executive officer or other employee of the Company or its Subsidiaries or member of the board of directors of the Company providing for an annual base compensation in excess of $200,000;

(iii)   any Contract or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the consummation of the Merger or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(iv)   any agreement of indemnification or any guaranty (in each case, under which the Company has continuing obligations as of the date hereof), other than any guaranty by the Company of any of its Subsidiary’s obligations or any agreement of indemnification entered into in connection with the distribution, sale or license of services or hardware or software products in the ordinary course of business, which indemnification does not materially differ from the provisions embedded in Company’s standard forms of software license agreements as provided or made available to Parent;

(v)   any Contract containing any covenant (A) limiting the right of the Company or any of its Subsidiaries to engage in any line of business, to make use of any material Intellectual Property or to compete with any Person in any line of business, (B) granting any exclusive rights, (C) prohibiting the Company or any of its Subsidiaries (or, after the Closing Date, Parent) from engaging in business with any Person or levying a fine, charge or other payment for doing so, or (D) otherwise prohibiting or limiting the right of the Company or its Subsidiaries to sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts or subassemblies in each case, other than any such Contracts that (x) may be cancelled without material liability to the Company or its Subsidiaries upon notice of 90 days or less or (y) are not, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole;

(vi)   any Contract (A) relating to the disposition or acquisition by the Company or any of its Subsidiaries after the date of this Agreement of a material amount of assets other than in the ordinary course of business or (B) pursuant to which the Company or any of its Subsidiaries will acquire any material ownership interest in any other Person or other business enterprise other than the Company’s Subsidiaries;

(vii)   any dealer, distributor, joint marketing or development agreement, under which the Company or any of its Subsidiaries have continuing obligations or costs in excess of $200,000 per year, to jointly market any product, technology or service, and which may not be canceled without material liability to the Company or its Subsidiaries upon notice of 90 days or less;

(viii)   any Contract to provide source code to any third party for any Company Product, including any Contract to put such source code in escrow with a third party on behalf of a licensee or contracting party, other than any customer Contract entered into in the ordinary course of business consistent with past practice and substantially on the Company’s standard terms and conditions providing for placement of such source code into escrow solely for the purpose of permitting the customer or its agents to use such source code in support of internal use of the Company Product;

(ix)   any Contract (A) containing any financial penalty for the failure by the Company or any of its Subsidiaries to comply with any support or maintenance obligation, (B) containing any service obligation or cost on the part of the Company or any of its Subsidiaries in excess of $200,000, other than those obligations that are terminable by the Company or any of its Subsidiaries on no more than 90 days notice without material liability or financial obligation to the Company or its Subsidiaries, or (C) containing any obligation to provide support or maintenance for the Company Products for any period in excess of twelve months, other than those obligations that are terminable by the Company or any of its Subsidiaries on no more than twelve months’ notice without material liability or financial obligation to the Company or its Subsidiaries;

(x)   any Contract authorizing another Person to provide support or maintenance to customers of the Company Products on behalf of the Company, including distributors or resellers that are obligated to provide such support or maintenance;

(xi)   any Contract to license any third party to manufacture or reproduce any Company Products or any Contract to sell or distribute any Company Products, except (A) agreements with distributors or sales representatives in the ordinary course of business consistent with past practice, or (B) agreements allowing internal copies made or to be made by end-user customers in the ordinary course of business consistent with past practice;

(xii)   any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, in each case in excess of $200,000, other than (A) accounts receivables and payables and (B) loans to direct or indirect wholly-owned Subsidiaries, in each case in the ordinary course of business;

(xiii)   (A) any settlement agreement entered into within four years prior to the date of this Agreement relating primarily to Intellectual Property claims that has not been discharged in connection with the Company’s bankruptcy filing on September 22, 2002, and (B) any settlement agreement not relating to Intellectual Property entered into since August 7, 2003, in each case other than (I) releases immaterial in nature or amount entered into with former employees or independent contractors of the Company in the ordinary course of business, (II) settlement agreements for cash only (which has been paid) and does not exceed $300,000 as to such settlement, or (III) settlement agreements related to general unsecured claims (Class 8) asserted against the Company in connection with its bankruptcy filing;

(xiv)   any other agreement, contract or commitment that provides for payment obligations by the Company or any of its Subsidiaries of $200,000 or more in any individual case that is not terminable by the Company or its Subsidiaries upon notice of 90 days or less without material liability to the Company or its Subsidiary and is not disclosed pursuant to clauses (i) through (xiii) above; and

(xv)   any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination or breach of which would be reasonably expected to have a material adverse effect on any material product or service offerings of the Company or otherwise have a Company Material Adverse Effect and is not disclosed pursuant to clauses (i) through (xv) above.

(b)   Section 3.11(b) of the Company Disclosure Schedule sets forth a list of all Material Contracts to or by which the Company or any of its Subsidiaries is a party or is bound, and identifies each subsection of Section 3.11(a) that describes such Material Contract.

(c)   Each Material Contract is valid and binding on the Company (or such Subsidiary of the Company party thereto) and is in full force and effect, and neither the Company nor any of its Subsidiaries party thereto, nor, to the knowledge of the Company, any other party thereto, is in breach of, or default under, any such Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the knowledge of the Company, any other party thereto, except for such failures to be in full force and effect and such breaches and defaults that would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.12   Compliance with Laws.   The Company and each of its Subsidiaries is in compliance with all Laws and Orders applicable to the Company and its Subsidiaries or to the conduct of the business or operations of the Company and its Subsidiaries, except for such violations or noncompliance that would not, individually or in the aggregate, have a Company Material Adverse Effect. No representation or warranty is made in this Section 3.12 with respect to (a) compliance with the Exchange Act, to the extent such compliance is covered in Section 3.6 and Section 3.8, (b) applicable Laws with respect to Taxes, which are covered in Section 3.15, (c) Environmental Laws, which are covered in Section 3.16 or (d) ERISA matters, which are covered in Section 3.17.

Section 3.13   Permits.   The Company and its Subsidiaries have, and are in compliance with the terms of, all permits, licenses, authorizations, consents, approvals and franchises from Governmental Entities required to conduct their businesses as currently conducted (“Permits”), and no suspension or cancellation of any such Permits is pending or, to the knowledge of the Company, threatened, except for such noncompliance, suspensions or cancellations that would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.14   Litigation.   There is no Legal Proceeding pending or, to the knowledge of the Company, threatened against the Company, any of its Subsidiaries or any of the respective properties of the Company or any of its Subsidiaries that (a) involves an amount in controversy in excess of $200,000, (b) seeks material injunctive relief, (c) seeks to impose any legal restraint on or prohibition against or limit the Surviving Corporation’s ability to operate the business of the Company and its Subsidiaries substantially as it was operated immediately prior to the date of this Agreement or (d) would, individually or in the aggregate with all other pending or threatened Legal Proceedings, have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to any outstanding Order that would, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.15   Taxes.

(a)   All material Tax Returns required by applicable Law to be filed by or on behalf of the Company or any of its Subsidiaries have been filed in accordance with all applicable Laws, and all such Tax Returns were, at the time of the original filing of the Tax Return or any amendment thereto, true and complete in all material respects.

(b)   The Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Governmental Entity all Taxes (including income Taxes, withholding Taxes and estimated Taxes) due and payable without regard to whether such Taxes have been assessed or has established (or has had established on its behalf) in accordance with GAAP an adequate accrual for all Taxes (including Taxes that are not yet due or payable) through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books, and regardless of whether the liability for such Taxes is disputed. The Company has made available to Parent and Merger Sub complete and accurate copies of the portions applicable to each of the Company and its

Subsidiaries of all income, franchise, and foreign Tax Returns that have been requested by or on behalf of Parent, and any amendments thereto, filed by or on behalf of the Company or any of its Subsidiaries or any member of a group of corporations including the Company or any of its Subsidiaries for the taxable years ending 1999 through 2004.

(c)   There are no Liens on the assets of the Company or any of its Subsidiaries relating or attributable to Taxes, other than Liens for Taxes not yet due and payable.

(d)   As of the date of this Agreement, there are no Legal Proceedings now pending, or to the knowledge of the Company, threatened against or with respect to the Company or any of its Subsidiaries with respect to any Tax, and none of the Company or any of its Subsidiaries knows of any audit or investigation with respect to any Liability of the Company or any of its Subsidiaries for Taxes, and there are no agreements in effect to extend the period of limitations for the assessment or collection of any Tax for which the Company or any of its Subsidiaries may be liable.

(e)   The Company and its Subsidiaries have not executed any closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof, or any similar provision of state or local Law.

(f)   Each of the Company and its Subsidiaries has disclosed on its Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code or any similar provision of state or local Law.

(g)   Neither the Company nor any of its Subsidiaries have (i) ever been a party to a contract, agreement or intercompany account system in existence under which the Company or any of its Subsidiaries has, or may at any time in the future have, an obligation to contribute to the payment of any portion of a Tax (or pay any amount calculated with reference to any portion of a Tax) of any group of corporations of which the Company or any of its Subsidiaries is or was a part (other than a group the common parent of which is the Company), and (ii) any Liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee or successor, by contract or otherwise.

(h)   No written claim has been made during the past five years by any appropriate Governmental Entity in a jurisdiction where neither the Company nor any of its Subsidiaries filed Tax Returns that it is or may be subject to any material taxation by that jurisdiction.

(i)   Neither the Company nor any of its Subsidiaries has participated or engaged in transactions that constitute “reportable transactions” as such term is defined in Treasury Regulation Section 1.6011-4(b)(1) (other than such transactions that have been properly reported or are not yet required to have been reported), or transactions that constitute “listed transactions” as such term is defined in Treasury Regulation Section 1.6011-4(b)(2).

(j)   Neither the Company nor any of its Subsidiaries has agreed or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign Law by reason of a change in accounting method initiated by it or any other relevant party and neither the Company nor any of its Subsidiaries has any knowledge that the appropriate Governmental Entity has proposed any such adjustment or change in accounting method, nor is any application pending with any appropriate Governmental Entity requesting permission for any changes in accounting methods that relate to the business or assets of the Company or any of its Subsidiaries.

(k)   The Company and its Subsidiaries will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any installment sale or open transaction disposition made on or prior to the Closing Date or (ii) any prepaid amount received on or prior to the Closing Date.

(l)   The Company and its Subsidiaries are not United States Real Property Holding Corporations within the meaning of Section 897 of the Code and were not United States Real Property Holding Corporations on any “determination date” (as defined in §1.897-2(c) of the United States Treasury Regulations promulgated under the Code) that occurred in the five-year period preceding the Closing.

(m)                   Neither the Company nor any of its Subsidiaries has undergone an ownership change under Section 382 of the Code since the Company’s bankruptcy reorganization in 2003, other than the ownership change arising from the transaction contemplated by this Agreement.

(n)   The transactions contemplated by this Agreement will not result in the payment or series of payments by the Company or any of its Subsidiaries to any person of an “excess parachute payment” within the meaning of Section 280G of the Code, or any other similar payment, which is not deductible for federal, state, local or foreign Tax purposes.

(o)   The Company and its Subsidiaries have delivered or made available to Parent complete and accurate copies of each of all letter rulings, technical advice memoranda, and similar documents issued since 1999 by a Governmental Entity relating to federal, state, local or foreign Taxes due from or with respect to the Company or any of its Subsidiaries. The Company will deliver to Parent all materials with respect to the foregoing for all matters arising after the date hereof through the Closing Date.

(p)   Section 3.15(p) of the Company Disclosure Schedule lists each jurisdiction in which the Company or any of its Subsidiaries benefits from (i) exemptions from taxation, Tax holidays, reduction in Tax rate or similar Tax reliefs and (ii) other financial grants, subsidies or similar incentives granted by a Governmental Entity, whether or not relating to Taxes (together with the Tax incentives described in subclause (i), the “Incentives”) and describes the details of such Incentives. The Company and its Subsidiaries are in full compliance with all terms and conditions of any agreement or order relating to such Incentives in such jurisdictions where such Incentives are available, and have received no written notice from any Governmental Entity claiming that such Incentives were not, or will not in the future, be available.

(q)   None of the assets of the Company or any of its Subsidiaries is treated as “tax exempt use property,” within the meaning of Section 168(h) of the Code.

(r)   Section 3.15(r) of the Company Disclosure Schedule lists each Subsidiary for which an election has been made pursuant to Section 7701 of the Code and the Treasury regulations thereunder to be treated other than its default classification for U.S. Federal income tax purposes. Except as disclosed on such Section, each Subsidiary will be classified for U.S. Federal income tax purposes according to its default classification.

(s)   The Company and its Subsidiaries have maintained the books and records required to be maintained pursuant to Section 6001 of the Code and the rules and regulations thereunder, and comparable Laws of the countries, states, counties, provinces, localities and other political divisions wherein it is required to file Tax Returns and other reports relating to Taxes.

(t)   During the two-year period ending on the date of this Agreement, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

Section 3.16   Environmental Matters.   Except for such matters as would not, individually or in the aggregate, have a Company Material Adverse Effect:

(a)   The Company and its Subsidiaries are in compliance with all applicable Environmental Laws, which compliance includes the possession and maintenance of, and compliance with, all Permits required under applicable Environmental Laws for the operation of the business of the Company and its Subsidiaries.

(b)   Neither the Company nor any of its Subsidiaries has produced, processed, manufactured, generated, treated, handled, stored or disposed of any Hazardous Substances, except in compliance with applicable Environmental Laws, at any property that the Company or any of its Subsidiaries has at any time owned, operated, occupied or leased.

(c)   Neither Company nor any of its Subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed any employee or any third party to Hazardous Substances in violation of any Environmental Law.

(d)   Neither the Company nor any of its Subsidiaries has received written notice of, is a party to or is the subject of any Legal Proceeding alleging any Liability or responsibility under or noncompliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment or any other remediation or compliance under any Environmental Law. To the knowledge of the Company, there is no reasonable basis for, or circumstances that are reasonably likely to give rise to, any such Legal Proceeding by any Governmental Entity or any third party that would give rise to any liability or obligation on the part of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is subject to any Order or agreement by or with any Governmental Entity or third party imposing any material liability or obligation with respect to any of the foregoing.

Section 3.17   Employee Benefit Plans.

(a)   Sections 3.17(a)(i) and (a)(ii) of the Company Disclosure Schedule, respectively, set forth a complete and accurate list of (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and (ii) all other employment, bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement (including early retirement and supplemental retirement), disability, insurance, vacation, incentive, deferred compensation, supplemental retirement (including termination indemnities and seniority payments), severance (including, for the avoidance of doubt, details of any redundancy benefits which have been provided to former employees by the Company or any of its Subsidiaries since August 1, 2003 which exceeded the minimum benefits required by any applicable Law), termination, retention, change of control and other similar fringe, welfare or other employee benefit plans, programs, agreement, contracts, policies or arrangements (whether or not in writing) maintained or contributed to for the benefit of or relating to any current or former employee or director of the Company, any of its Subsidiaries or any other trade or business (whether or not incorporated) which would be treated as a single employer with the Company or any of its Subsidiaries under Section 414 of the Code (an “ERISA Affiliate”), or with respect to which the Company or any of its Subsidiaries has any material Liability (together the “Employee Plans”). With respect to each Employee Plan, the Company has made available to Parent complete and accurate copies of (i) the most recent annual report on Form 5500 required to have been filed with the Internal Revenue Service for each Employee Plan, including all schedules thereto; (ii) the most recent determination letter, if any, from the Internal Revenue Service for any Employee Plan that is intended to qualify under Section 401(a) of the Code; (iii) the plan documents and summary plan descriptions, if any (other than those referred to in Section 4(b)(4) of ERISA), or a written description of the terms of any Employee Plan that is not in writing; (iv) any related trust agreements, insurance contracts, insurance policies or other documents of any funding arrangements; (v) any notices to or from the Internal Revenue Service or any office or representative of the Department of Labor or any similar Governmental Entity relating to any compliance issues in respect of any such Employee Plan; (vi) with respect to each Employee Plan that is maintained in any non-U.S. jurisdiction (the “International Employee Plans”), to the extent applicable, (A) the most recent annual report or similar compliance documents required to be filed with any Governmental Entity with respect to such plan and (B) any document comparable to the determination letter reference under clause (ii) above issued by a Governmental Entity relating to the satisfaction of the requirements of Law necessary to obtain the most favorable tax treatment; and (vii) all amendments, modifications or supplements to any such document. No Employee Plan is (i) a “defined benefit plan” (as defined in

Section 414 of the Code), (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer plan” (as defined in Section 4063 or 4064 of ERISA) (in each case under clause (i), (ii) or (iii) whether or not subject to ERISA) or (iv) subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA.

(b)   Each Employee Plan has been maintained, operated and administered in compliance in all material respects with its terms and with all applicable Laws and Collective Bargaining Agreements, including the applicable provisions of ERISA, the Code and the codes of practice issued by any Governmental Entity. To the extent applicable, each International Employee Plan has been approved by the relevant taxation and other Governmental Entities so as to enable: (i) the Company or any of its Subsidiaries and the participants and beneficiaries under the relevant International Employee Plan; and (ii) in the case of any International Employee Plan under which resources are set aside in advance of the benefits being paid (a “Funded International Employee Plan”), the assets held for the purposes of the Funded International Employee Plans, to enjoy the most favorable taxation status possible and the Company is not aware of any ground on which such approval may cease to apply.

(c)   No Employee Plan that is a non-qualified deferred compensation plan or arrangement subject to Section 409A of the Code has been materially modified (as defined under Section 409A of the Code) since October 3, 2004 and all such non-qualified deferred compensation plans or arrangements have been operated and administered in good faith compliance with Section 409A of the Code from the period beginning January 1, 2005 through the date hereof. All contributions, premiums and other payments required to be made with respect to any Employee Plan have been timely made under applicable Law, any applicable Collective Bargaining Agreement and the terms of such Plan. To the knowledge of the Company, no event has occurred and there currently exists no condition or set of circumstances in connection with which the Company or any of its Subsidiaries could be subject to any material liability under the terms of any Employee Plan, ERISA, the Code or codes of practice issued by any Governmental Entity, Collective Bargaining Agreement or any other applicable Law. Except as required by Law, neither the Company nor any of its Subsidiaries has any plan or commitment to amend or establish any new Employee Plan or to continue or increase any benefits under any Employee Plan, or to maintain any such benefits or the level of any such benefits generally for any period.

(d)   There are no Legal Proceedings pending or, to the knowledge of the Company, threatened on behalf of or against any Employee Plan, the assets of any trust under any Employee Plan, or the plan sponsor, plan administrator or any fiduciary or any Employee Plan with respect to the administration or operation of such plans which would have a Company Material Adverse Effect.

(e)   None of the Company, any of its Subsidiaries, or, to the knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could reasonably be expected to result in the imposition of a penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, in each case applicable to the Company, any of its Subsidiaries or any Employee Plan or for which the Company or any of its Subsidiaries has any indemnification obligation.

(f)   No Employee Plan that is a “welfare benefit plan” within the meaning of Section 3(1) of ERISA provides benefits to former employees of the Company or its ERISA Affiliates, other than pursuant to Section 4980B of the Code or any similar state, local or foreign Law.

(g)   Each Employee Plan that is intended to be “qualified” under Section 401 and/or 409 of the Code has received a favorable determination letter from the Internal Revenue Service to such effect and, to the knowledge of the Company, no fact, circumstance or event has occurred or exists since the date of such determination letter that would reasonably be expected to materially and adversely affect the qualified status of any such Employee Plan.

(h)   All contributions, premiums and other payments required to be made with respect to any Employee Plan have been timely made, accrued or reserved for in all material respects.

(i)   Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event, (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of the Company or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director,  employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iv) result in any amount to fail to be deductible by reason of Section 280G of the Code.

(j)   Since August 1, 2003, no deduction for federal income tax purposes has been nor is any such deduction expected by the Company to be disallowed for remuneration paid by the Company or any of its Subsidiaries by reason of Section 162(m) of the Code including by reason of the transactions contemplated hereby.

(k)   All contracts of employment with any employee of the Company or any of it Subsidiaries who provide services outside the United States (“Foreign Employees”), director or consultant can be terminated by three months’ notice or less given at any time without giving rise to any claim for damages, severance pay, or compensation (other than a statutory redundancy payment applicable by virtue of Law or compensation for unfair dismissal applicable by virtue of Law).

(l)   No promise has been made to any Foreign Employee that his defined contribution benefits under any Funded International Employee Plan will at any point in the future equate to or not be less than any particular amount. Furthermore, no International Employee Plan has unfunded liabilities, that as of the Closing Date, will not be offset in full by insurance or otherwise be fully accounted for on a basis which complies with International Accounting Standard 19 (IAS 19) (whether or not IAS 19 applies to the Company or, if relevant, any of its Subsidiaries).

(m)   Except as required by Law, no condition or term under any relevant Employee Plan Document exists which would prevent Parent or the Surviving Corporation or any of its Subsidiaries from terminating or amending any International Employee Plan at any time for any reason without liability to Parent or the Surviving Corporation or any of its Subsidiaries (other than ordinary administration expenses or routine claims for benefits).

Section 3.18   Labor Matters.

(a)   Neither the Company nor any of its Subsidiaries is a party to any labor or Collective Bargaining Agreement with respect to their respective employees with any labor organization, union, group, association, works council or other employee representative body. To the knowledge of the Company, there are no activities or proceedings by any labor organization, union, group or association or representative thereof to organize any such employees. There are no lockouts, strikes, slowdowns, work stoppages or, to the knowledge of the Company, threats thereof by or with respect to any employees of the Company or any of its Subsidiaries which would have a Company Material Adverse Effect nor have there been any such lockouts, strikes, slowdowns or work stoppages since August 7, 2003.

(b)   The Company and its Subsidiaries (i) have complied in all material respects with applicable Laws and Orders relating to the employment of labor (including, without limitation, wage and hour Laws, Laws prohibiting discrimination in employment and Laws relating to employee notification and consultation, terms and conditions of employment practices and health and safety at work of employees) and Collective Bargaining Agreements; and (ii) are not liable for any arrears of wages or any taxes or any penalty for a failure to comply with the foregoing. The Company and its Subsidiaries are not liable to any Governmental Entity or fund governed or maintained by or on behalf of any Governmental Entity for any material payment with respect to any social security or other benefits or obligations for employees (save for routine payments to be made in the normal course of business and consistent with past practice).

Section 3.19   Real Property.

(a)   Owned Real Property.   Neither the Company nor any of its Subsidiaries owns any real property.

(b)   Leased Real Property.   Section 3.19(b)(i) of the Company Disclosure Schedule sets forth a complete list of all of the existing material leases, subleases or other agreements (collectively, the “Leases”) under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (such property, the “Leased Real Property”) including, with respect to each Lease, the name of the lessor and the date of the Lease and each amendment thereto. The Company has heretofore made available to Parent true, correct and complete copies of all Leases (including all modifications, amendments, supplements, waivers and side letters thereto). The Company and/or its Subsidiaries have and own valid leasehold estates in the Leased Real Property, free and clear of all Liens other than Permitted Encumbrances. Section 3.19(b)(ii) of the Company Disclosure Schedule sets forth a list of all of the existing Leases granting to any Person, other than the Company or any of its Subsidiaries, any right to use or occupy, now or in the future, any of the Leased Real Property. The Leases are each in full force and effect and neither the Company nor any of its Subsidiaries is in material breach of or default under, or has received written notice of any material breach of or default under, any material Lease, and, to the knowledge of the Company, no event has occurred that with notice or lapse of time or both would constitute a material breach or default thereunder by the Company or any of its Subsidiaries or any other party thereto.

Section 3.20   Assets; Personal Property.   The machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by the Company or any of its Subsidiaries (the “Assets”) are, in the aggregate, sufficient and adequate to carry on their respective businesses in all material respects as presently conducted, and the Company and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, such Assets that are material to the Company and its Subsidiaries, taken as a whole, free and clear of all Liens, except for Permitted Encumbrances and defects in title that would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

Section 3.21   Intellectual Property.

(a)   Sections 3.21(a)(i) and (a)(ii) of the Company Disclosure Schedule sets forth, respectively, (i) all products marketed by the Company or its Subsidiaries since August 7, 2003 and (ii) all products that are in development as of the date hereof (other than updates or upgrades to existing products) and that the Company expects or intends to make available commercially prior to twelve months after the date hereof (such products described in clauses (i) and (ii), the “Company Products”); provided that the Company makes no representation or warranty that all such Company Products will in fact be made commercially available within twelve months or ever or that there are no other products that may become available in that time.

(b)   Section 3.21(b) of the Company Disclosure Schedule sets forth a complete and correct list of the following Owned Company IP: (i) all registered Trademarks and material unregistered Trademarks; (ii) domain names registrations; (iii) all Patents; and (iv) all registered Copyrights, in each case listing, as applicable, (A) the name of the applicant/registrant and current owner, (B) the jurisdiction where the application/registration is located, and (C) the application or registration number. Section 3.21(b) of the Company Disclosure Schedule identifies, with respect to domain names, the named owner, and the registrar or equivalent Person with whom that domain name is registered. To the knowledge of the Company, none of the Owned Company IP is invalid or unenforceable, except to the extent that such invalidity or unenforceability would not, individually or in the aggregate, give rise to a Company Material Adverse Effect.

(c)   In each case in which the Company or any of its Subsidiaries has acquired ownership of any registered Trademarks, registered Copyrights, Patents, or domain name registrations currently included in the Owned Company IP from another Person as set forth in Section 3.21(c) of the Company Disclosure Schedule (i) with respect to Patents, registered Trademarks, or registered Copyrights, the Company or one of its Subsidiaries has recorded or had recorded each such acquisition with the U.S. Patent and Trademark Office, the U.S. Copyright Office, or their respective equivalents in the applicable jurisdiction, in each case in accordance with applicable Laws; and (ii) with respect to material domain names, the Company or any of its Subsidiaries has made or procured a transfer of the domain name in accordance with the procedure of the registrar, except in the case of either clause (i) or (ii) where the failure to do so will not give rise to a Company Material Adverse Effect. For the avoidance of doubt, the foregoing representation relates only to Trademarks, Copyrights and domain names that were registered and to Patents that had issued at the time that the Company or any of its Subsidiaries acquired them. Thus, for example, the foregoing does not apply to inventions that the Company or any of its Subsidiaries acquires for which it later applies for patents in its own name, or to copyrights or trademarks that the Company or any of its Subsidiaries initially registers in its own name.

(d)   Section 3.21(d) of the Company Disclosure Schedule sets forth all material agreements (other than any agreements that were terminated by the Company or its Subsidiaries more than six months before the date hereof, or that expired or were terminated by any party other than the Company or any of its Subsidiaries before the date hereof, or that were rejected by the Company in connection with the Company’s bankruptcy filing on September 22, 2002) (i) under which the Company or any of its Subsidiaries uses or has the right to use any Licensed Company IP, other than licenses and related services agreements for commercially available software that is used by the Company but not incorporated into any Company Products and that has not been substantially customized solely for use by Company, or (ii) under which the Company or any of its Subsidiaries has, after August 7, 2003, licensed to others the right to use or agreed to transfer to others any of the Company IP, other than customer licenses and other agreements entered into in the ordinary course of business, in each case specifying the parties to the agreement (such agreements, the “Company IP Agreements”). Except as set forth in any of the Company IP Agreements, neither the Company nor any of its Subsidiaries has granted since August 7, 2003 nor, to the knowledge of the Company, before that date, any exclusive license under any Owned Company IP or any licenses to use any material Company Source Code (other than source code licenses granted in connection with source code escrows). To the knowledge of the Company, no third parties to the Company IP Agreements are in material breach thereof, except where such breach would not, individually or in the aggregate, have a Company Material Adverse Effect. To the knowledge of the Company, there are no pending disputes regarding the scope of such Company IP Agreements, performance under the Company IP Agreements, or with respect to payments made or received under such Company IP Agreements, except for disputes that will not, individually or in the aggregate, give rise to a Company Material Adverse Effect. To the knowledge of the Company, all Company IP Agreements are binding and are in full force and effect, except where the failure of a Company IP Agreement to be binding and in full force and effect would not, individually or in the aggregate, have a Company Material Adverse Effect.

(e)   To the knowledge of the Company, the Owned Company IP, together with the Intellectual Property held or used under license by the Company and its Subsidiaries, is sufficient for the conduct of the business of the Company and its Subsidiaries as currently conducted. Without limiting the foregoing, to the knowledge of the Company, the Company or its Subsidiaries have the right to use all software development tools, library functions, or compilers that the Company or its Subsidiaries (i) use to create, modify, compile, or support any material Company Product, or (ii) use to provide any material services provided by the Company and its Subsidiaries.

(f)    The Company and its Subsidiaries own all right, title and interest in the Owned Company IP, free and clear of all Liens other than (i) Permitted Encumbrances, (ii) encumbrances, restrictions or other obligations arising under any of the Company IP Agreements, and (iii) Liens that do not, individually or in the aggregate, have a Company Material Adverse Effect.

(g)   The Company and each of its Subsidiaries has taken reasonable and appropriate steps to protect and preserve the confidentiality of the Trade Secrets that comprise any part of the Company IP, and to the knowledge of the Company, there are no unauthorized uses, disclosures or infringements of any such Trade Secrets by any Person. To the Company’s knowledge, all use and disclosure by the Company or any of its Subsidiaries of Trade Secrets owned by another Person have been pursuant to the terms of a written agreement with such Person or was otherwise lawful, except to the extent that any use or disclosure of any Trade Secret owned by another Person that was not done in accordance with a written agreement does not and will not give rise to a Company Material Adverse Effect. Without limiting the foregoing, the Company and its Subsidiaries have a policy requiring employees and certain consultants and contractors to execute a confidentiality and assignment agreement substantially in the Company’s standard form previously provided to Parent. The Company and its Subsidiaries have enforced such policy, except where any failure to enforce will not give rise to a Company Material Adverse Effect.

(h)   To the knowledge of the Company, none of the Company or any of its Subsidiaries or any of its or their current products or services has infringed upon or otherwise violated, or is infringing upon or otherwise violating, in any respect the Intellectual Property rights of any third party, except where such infringement did not and will not give rise to a Company Material Adverse Effect. To the knowledge of the Company, no person or any of its products or services is infringing upon or otherwise violating in any material respect any Owned Company IP.

(i)    There is no suit, claim, action, investigation or proceeding made, conducted or brought by a third party that has been served upon or, to the knowledge of the Company, filed or threatened with respect to, and the Company has not been notified in writing of, any infringement or other violation in any material respect by the Company or any of its Subsidiaries or any of its or their current products or services of the Intellectual Property rights of such third party. To the knowledge of the Company, there is no pending or threatened claim challenging the validity or enforceability of, or contesting the Company’s or any of its Subsidiaries’ rights with respect to, any of the Company IP, nor to the knowledge of the Company has any such claim been asserted since January 1, 2004. The Company and its Subsidiaries are not subject to any Order of any Governmental Entity that restricts or impairs the use of any of their Intellectual Property, other than restrictions or impairments that would not, individually or in the aggregate, give rise to a Company Material Adverse Effect.

(j)    The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in (i) the Company or its Subsidiaries granting to any third party any rights or licenses to any Intellectual Property, (ii) any right of termination or cancellation under any Company IP Agreement, (iii) the imposition of any Lien on any Owned Company IP, except where any of the foregoing (in clauses (i) through (iii)) would not have a Company Material Adverse Effect or (iv) after the Merger, Parent or any of its Subsidiaries being required, under the terms of any agreement to which the Company or any of its Subsidiaries is a party, to grant any third party any rights or licenses to any of Parent’s or any of its Subsidiaries’ Intellectual Property, except where the foregoing (in clause (iv)) would not have a material adverse effect on Parent’s Software Global Business Unit.

(k)   To the knowledge of the Company, there are no design or other errors in the Company Products that permit unauthorized access to computers or systems of users through those Company Products and that will give rise to a Company Material Adverse Effect whether or not Company uses all commercially reasonable efforts to correct such errors. Company and its Subsidiaries have taken reasonable steps and implemented reasonable procedures to try to prevent viruses and other disabling codes from entering Company Products as described in Section 3.21(k) of the Company Disclosure Schedule. For the avoidance of doubt, any unauthorized access caused in whole or in part, by the operating systems, hardware or software of third parties, shall not be deemed to be caused by the Company Products.

(l)    To the Company’s knowledge, Section 3.21(l) of the Company Disclosure Schedule lists all software that is distributed as “open source software” or under a similar licensing or distribution model (including but not limited to the GNU General Public License) that is incorporated into a Company Product.

(m)  To the knowledge of the Company, neither the Company nor any Subsidiary has experienced any defects in the software and hardware used in their business as it is currently conducted that have not been fully resolved, including any error or omission in the processing of any data, and that will give rise to a Company Material Adverse Effect. The Company and its Subsidiaries have in place the disaster recovery plans and procedures described on Section 3.21(m) of the Company Disclosure Schedule.

(n)   To the knowledge of the Company, none of the material Company Source Code for the Company Products has been published or disclosed by the Company or any of its Subsidiaries, except to its employees or advisers or pursuant to non-disclosure agreements, or, to the knowledge of the Company, by any other person except as authorized by the Company under a non-disclosure agreement. To the knowledge of the Company, no condition has occurred that would be sufficient to entitle the beneficiary under any source code escrow arrangement under which the Company has deposited any material Company Source Code for any Company Product to require release of such Company Source Code, other than conditions that relate to the solvency or financial condition of the Company or any of its Subsidiaries or that relate to the involvement of the Company or its Subsidiaries in any bankruptcy, assignment for the benefit of creditors, or other activity or proceeding under state or federal law relating to insolvency or the protection of creditors. The consummation of the Merger will not constitute a condition sufficient to entitle the beneficiary under any source code escrow arrangement under which the Company has deposited any material Company Source Code for any Company Product to require release of such Company Source Code. “Company Source Code” means source code in which the copyrights and other Intellectual Property are part of the Owned Company IP.

(o)   The Company’s and its Subsidiaries’ collection and dissemination of personal customer information in connection with their business has been conducted in accordance with applicable privacy policies published or otherwise adopted by the Company and its Subsidiary and any applicable Law, except where the failure to abide by any such policy or Law will not, individually or in the aggregate, give rise to a Company Material Adverse Effect.

Section 3.22   Insurance.   The Company and its Subsidiaries have all material policies of insurance covering the Company, its Subsidiaries or any of their employees, properties or assets, including, without limitation, policies of life, property, fire, workers’ compensation, products liability, and other casualty and liability insurance, that the Company believes is adequate for the operation of its business. All such insurance policies are in full force and effect, no notice of cancellation has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder, except for such defaults that would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.23   Related Party Transactions.   Except as set forth in the SEC Reports or compensation or other employment arrangements in the ordinary course, there are no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any officer or director) thereof, but not including any wholly owned Subsidiary of the Company, on the other hand.

Section 3.24   Vote Required.   Assuming that the representations of Parent and Merger Sub contained in Section 4.6 are correct, the affirmative vote of the holders of a majority of the outstanding

Shares, voting together as a class (the “Stockholder Approval”), is the only vote of the holders of any class or series of the Company’s capital stock necessary (under applicable Law or otherwise) to adopt this Agreement and approve the Merger. Assuming that the representations of Parent and Merger Sub contained in Section 4.6 are correct, the board of directors of the Company has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable Law are not applicable to this Agreement and the transactions contemplated hereby, including the Merger.

Section 3.25   Brokers.   Except for Credit Suisse First Boston LLC and Goldman, Sachs & Co. (true and correct copies of whose engagement letters have been furnished to Parent), there is no investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisor’s, brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby.

Section 3.26   Opinion of Financial Advisors.   The Company has received the opinion of Goldman, Sachs & Co., to the effect that, as of the date of this Agreement, the Per Common Share Amount is fair to the holders of Company Common Stock (other than Parent and Merger Sub) from a financial point of view, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.

Section 3.27   Consent Agreement Compliance.   The Company has not received any written notice, and does not otherwise have knowledge, that any Governmental Entity intends to seek any sanctions or penalty with respect to the Company’s compliance with the Supplemental Consent and Undertaking of the Company (Case No. 03cv1276) entered in July 2003 by the United States District Court for the Southern District of California.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company as follows:

Section 4.1   Organization.   Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its respective organization and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets. Each of Parent and Merger Sub is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect. Parent has delivered or made available to the Company complete and correct copies of the certificates of incorporation and bylaws or other constituent documents, as amended to date, of Parent and Merger Sub.

Section 4.2   Authorization.   Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action on the part of Parent and Merger Sub, and no other corporate or other proceeding on the part of Parent or Merger Sub is necessary to authorize, adopt or approve this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally and (b) is subject to general principles of equity.

Section 4.3   Non-contravention; Required Consents.

(a)   The execution, delivery or performance by Parent and Merger Sub of this Agreement, the consummation by Parent and Merger Sub of the transactions contemplated hereby and the compliance by Parent and Merger Sub with any of the provisions hereof do not and will not (i) violate or conflict with any provision of the certificates of incorporation or bylaws or other constituent documents of Parent or Merger Sub, (ii) violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent, Merger Sub or any of their properties or assets may be bound or (iii) assuming compliance with the matters referred to in Section 4.3(b), violate or conflict with any Order or Law applicable to Parent or Merger Sub or by which any of their properties or assets are bound or (iv) result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub, except in the case of each of clauses (ii), (iii) and (iv) above, for such violations, conflicts, defaults, terminations, accelerations or Liens which would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(b)   No Consent of any Governmental Entity is required on the part of Parent, Merger Sub or any of their Affiliates in connection with the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby, except (i) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Entities to satisfy the applicable Laws of states in which the Company and its Subsidiaries are qualified to do business, (ii) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act, (iii) compliance with any applicable requirements of the HSR Act and any applicable foreign antitrust, competition or merger control Laws and (iv) such other Consents, the failure of which to obtain would not, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 4.4   Information Supplied.   None of the information supplied by Parent, Merger Sub or their officers, directors, representatives, agents or employees expressly for inclusion in the Proxy Statement will, on the date the Proxy Statement is first sent to the Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.5   Litigation.   There are no Legal Proceedings pending or, to the knowledge of Parent, threatened against or affecting Parent or Merger Sub or any of their respective properties except for Legal Proceedings that would not, individually or in the aggregate, have a Parent Material Adverse Effect. Neither Parent nor Merger Sub is subject to any outstanding Order, except for Orders that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 4.6   Ownership of Company Capital Stock.   Neither Parent nor Merger Sub is, nor at any time during the last three years has it been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL (other than as contemplated by this Agreement).

ARTICLE V

COVENANTS

Section 5.1   Conduct of Business by the Company.   Except as expressly contemplated by this Agreement or as described in Section 5.1 of the Company Disclosure Schedule, during the period from the date hereof to the Effective Time, the Company shall conduct its and its Subsidiaries’ business in the ordinary course consistent with past practice and, to the extent consistent therewith, shall use commercially reasonable efforts to preserve intact its and its Subsidiaries’ current business organizations, keep available the service of its and its Subsidiaries’ current officers and employees, preserve its and its Subsidiaries’ relationships with customers, suppliers, licensors, licensees and others having significant business dealings with it and its Subsidiaries and maintain in full force and effect all material Company IP. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement or as described in Section 5.1 of the Company Disclosure Schedule, during the period from the date hereof to the Effective Time, the Company shall not, and shall not permit its Subsidiaries to, without the prior written consent of Parent (which consent, with respect to Sections 5.1(g), 5.1(j), 5.1(k), 5.1(m), 5.1(n), 5.1(o), 5.1(p), 5.1(q) and, to the extent relating to the execution of this Agreement or the transactions contemplated hereby, 5.1(r), shall not be unreasonably delayed or withheld):

(a)   propose to adopt any amendments to or amend its certificate of incorporation or bylaws or comparable organizational documents; provided, however, that nothing in this paragraph (a) shall prohibit the Company from dissolving and/or merging into other Subsidiaries certain Subsidiaries that are not material to the Company or its Subsidiaries, taken as a whole;

(b)   authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company Securities or Subsidiary Securities, except for (i) the issuance and sale of Shares pursuant to options outstanding prior to the date hereof and (ii) grants to newly hired employees of Stock Options issued in the ordinary course of business consistent with past practice, with a per Share exercise price no less than the then-current market price of a Share and not subject to any accelerated vesting or other provision that would be triggered as a result of the consummation of the transactions contemplated by this Agreement, so long as (A) the aggregate number of Shares subject to such additional Stock Options does not exceed the sum of (x) 75,000 plus (y) the number of Shares subject to any Stock Option (or portion thereof) outstanding as of the date hereof that is subsequently canceled, terminated or forfeited as the result of the voluntary or involuntary termination of employment of any employee and (B) the aggregate number of Shares subject to Stock Options granted to any individual newly hired employee does not exceed 2,000;

(c)   acquire or redeem, directly or indirectly, or amend any Company Securities or Subsidiary Securities; provided, however, that nothing in this paragraph (c) shall prohibit the Company from dissolving and/or merging into other Subsidiaries certain Subsidiaries that are not material to the Company or its Subsidiaries, taken as a whole;

(d)   other than cash dividends made by any direct or indirect wholly-owned Subsidiary of the Company to the Company or one of its Subsidiaries, split, combine or reclassify any shares of capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock; provided, however, that nothing in this paragraph (d) shall prohibit the Company from dissolving and/or merging into other Subsidiaries certain Subsidiaries that are not material to the Company or its Subsidiaries, taken as a whole;

(e)   propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger); provided, however, that nothing in this paragraph (e) shall prohibit the Company from dissolving and/or merging into other Subsidiaries certain Subsidiaries that are not material to the Company or its Subsidiaries, taken as a whole;

(f)    (i) incur or assume any long-term or short-term debt or issue any debt securities except for (A) short-term debt incurred to fund operations of the business in the ordinary course of business consistent with past practice and (B) loans or advances to direct or indirect wholly-owned Subsidiaries, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except with respect to obligations of direct or indirect wholly-owned Subsidiaries of the Company, (iii) make any loans, advances or capital contributions to or investments in any other Person except for travel advances in the ordinary course of business consistent with past practice to employees of the Company or any of its Subsidiaries or (iv) mortgage or pledge any of its or its Subsidiaries’ assets, tangible or intangible, or create or suffer to exist any Lien thereupon (other than Permitted Encumbrances);

(g)   except as may be required by Law or permitted under the Retention Bonus Plan or Section 5.1(b), enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, option, appreciation right, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or arrangement as in effect as of the date hereof; provided, however, that this paragraph (g) shall not prevent the Company or any of its Subsidiaries from (i) amending or settling certain employment arrangements that result in payments in amounts no more than $50,000 per arrangement or $250,000 in the aggregate, (ii) entering into employment agreements with non-executive officer international employees consistent with past practice, (iii) increasing annual compensation and/or providing for or amending bonus arrangements for non-officer employees in the ordinary course of compensation reviews (to the extent that such compensation increases and new or amended bonus arrangements do not result in a material increase in benefits or compensation expense to the Company or any of its Subsidiaries), (iv) amending and/or increasing the welfare benefits provided to the Company’s officers and employees employed in Canada (to the extent that such increases do not result in more than a two percent (2%) increase in the benefits expense to the Company with respect to such officers and employees) and/or (v) executing documentation with regard to awards of (x) restricted stock granted prior to the date hereof, in accordance with the 2003 Equity Compensation Plan and (y) restricted stock units and Performance Units granted prior to the date hereof, in accordance with the terms described in Section 5.1(g) of the Company Disclosure Schedule;

(h)   forgive any loans to employees, officers or directors or any of their respective Affiliates or Associates;

(i)    make any deposits or contributions of cash or other property to or take any other action to fund or in any other way secure the payment of compensation or benefits under the Employee Plans or agreements subject to the Employee Plans or any other plan, agreement, contract or arrangement of the Company other than deposits and contributions that are required pursuant to the terms of the Employee Plans or any agreements subject to the Employee Plans;

(j)    enter into, amend, or extend any Collective Bargaining Agreement;

(k)   acquire, sell, lease, license or dispose of any property or assets in any single transaction or series of related transactions except either (i) pursuant to existing contracts or commitments, (ii) if such transaction or transactions individually have a fair market value of less than $200,000 or in the aggregate have a fair market value of less than $1,000,000 for property and assets acquired and $2,500,000 for property and assets disposed of (in each case excluding any amounts prepaid as of the date of this

Agreement) or (iii) the sale of goods or grants of non-exclusive licenses with respect to Company IP in the ordinary course of business consistent with past practice;

(l)    except as may be required as a result of a change in Law or in GAAP, make any change in any of the accounting principles or practices used by it;

(m)  (i) make or change any material Tax election (unless required by applicable Law), (ii) settle or compromise any material federal, state, local or foreign income Tax liability, other than with respect to any proceeding relating to a Tax liability that (A) is in progress as of the date hereof, (B) is in an amount less than or equal to the liability or reserve that has been recorded with respect thereto on the Balance Sheet or (C) is in an amount less than $250,000 in the aggregate with all other such liabilities, or (iii) consent to any extension or waiver of any limitation period with respect to any claim or assessment for Taxes;

(n)   enter into a Company IP Agreement or amend any Company IP Agreement or grant any release or relinquishment of any rights under any Company IP Agreement;

(o)   (i) enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee) or (ii) modify, amend or exercise any right to renew any lease or sublease of real property;

(p)   grant any exclusive rights with respect to any Company IP, divest any Company IP, except if such divestiture or divestures individually, or in the aggregate, have a fair market value of less than $1,000,000, or materially modify the Company’s standard warranty terms for Company Products or services or amend or modify any product or service warranty in any manner that is likely to be materially adverse to the Company or any of its Subsidiaries;

(q)   (i) acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any equity interest therein, (ii) enter into any contract or agreement other than in the ordinary course of business which would be reasonably likely to result in a Company Material Adverse Effect or (iii) authorize, incur or commit to incur any new capital expenditure(s) which individually is in excess of $200,000 or in the aggregate are in excess of $1,000,000; provided, that none of the foregoing shall limit any capital expenditure required pursuant to existing contracts or commitments; and provided, further that none of the foregoing shall prohibit the Company from dissolving and/or merging into other Subsidiaries certain Subsidiaries that are not material to the Company or its Subsidiaries, taken as a whole;

(r)    settle or compromise any pending or threatened Legal Proceeding or pay, discharge or satisfy or agree to pay, discharge or satisfy any claim, liability or obligation (absolute or accrued, asserted or unasserted, contingent or otherwise), other than the settlement, compromise, payment, discharge or satisfaction of Legal Proceedings, claims, liabilities or obligations (i) reflected or reserved against in full in the financial statements as at March 31, 2005 or incurred since March 31, 2005 in the ordinary course of business consistent with past practice or (ii) the settlement, compromise, discharge or satisfaction of which does not include any obligation (other than the payment of money) to be performed by the Company or its Subsidiaries following the Effective Time and is in an amount of less than $200,000 individually or $1,000,000 in the aggregate;

(s)    except as required by applicable Law or GAAP, revalue in any material respect any of its properties or assets including without limitation writing-off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

(t)    except as required by applicable Law, convene any regular or special meeting (or any adjournment thereof) of the stockholders of the Company other than the Company Stockholders Meeting; or

(u)   enter into a Contract to do any of the foregoing or knowingly take any action which results or is reasonably likely to result in any of the conditions to the Merger set forth in Article VI not being satisfied, or would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect in any material respect, or that would materially impair the ability of the Company to consummate the Merger in accordance with the terms hereof or materially delay such consummation.

Section 5.2   Company Stockholders Meeting; Proxy Statement.

(a)   The Company shall call a meeting of its stockholders (the “Company Stockholders Meeting”) to be held as soon as reasonably practicable for the purpose of obtaining the Stockholder Approval, and shall use its commercially reasonable efforts to cause such meeting to occur as soon as reasonably practicable. Subject to Section 5.3, the board of directors of the Company shall use commercially reasonable efforts to obtain the Stockholder Approval. In connection with such Company Stockholders Meeting, the Company shall promptly prepare and file with the SEC and mail to its stockholders as promptly as practicable the Proxy Statement and any amendments or supplements thereto.

(b)   Parent and Merger Sub shall cooperate with the Company in connection with the preparation of the Proxy Statement including, but not limited to, furnishing to the Company all information regarding Parent and its Affiliates as may be required to be disclosed therein. Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Proxy Statement, if and to the extent that it shall have become false or misleading in any material respect prior to the Company Stockholders Meeting. If any event with respect to Parent or Merger Sub, or with respect to information supplied by Parent or Merger Sub expressly for inclusion or incorporation by reference in the Proxy Statement, shall occur which is required to be described in an amendment or supplement to the Proxy Statement, Parent and Merger Sub shall promptly advise the Company and cooperate with the Company in connection with the preparation of any materials required to be filed with the SEC in connection therewith. The Company shall cause the Proxy Statement, as so corrected, to be filed with the SEC and to be disseminated to the holders of Shares, in each case, as and to the extent required by applicable federal securities Laws. Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement before it is filed with the SEC. In addition, the Company shall provide Parent, Merger Sub and their counsel with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Proxy Statement promptly after receipt of such comments and shall consult with Parent, Merger Sub and their counsel prior to responding to such comments. Subject to the terms of this Agreement, the Proxy Statement shall contain the recommendation of the Company’s board of directors that the Company’s stockholders approve this Agreement and the Merger.

Section 5.3   No Solicitation.

(a)   From and after the date of this Agreement until the termination of this Agreement pursuant to Article VII, the Company shall not, and it shall cause its Subsidiaries and the officers, directors, employees, investment bankers, attorneys, agents and representatives of the Company or any of its Subsidiaries not to, directly or indirectly, (i) solicit, initiate or knowingly take any action knowingly to facilitate or encourage the making, submission or announcement of any Acquisition Proposal or (ii) engage in any discussions or negotiations with, or furnish any nonpublic information relating to the Company or any of its Subsidiaries or afford any access to the properties, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by, any Third Party that has made or, to the knowledge of the Company, is seeking to make, an Acquisition Proposal. Without limiting the generality of the foregoing, it is understood that any violation of any of the restrictions set forth in this Section 5.3(a) by any officer, director, employee, investment banker, attorney, agent or representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 5.3(a) by the Company. Notwithstanding the foregoing, the Company or its board of directors, directly or indirectly through advisors, agents or other intermediaries, may furnish information concerning the businesses, properties or assets of the Company or any of its Subsidiaries to any Person or group, including furnishing nonpublic information pursuant to an executed confidentiality agreement, the terms of which are as least as restrictive as the terms contained in the Confidentiality Agreement, and may engage in discussions and negotiations with such Person or group concerning an acquisition only if:  (A) such Person or group has submitted an unsolicited bona fide Acquisition Proposal which the board of directors of the Company determines in good faith is, or is reasonably likely to result in, a Superior Proposal and (B) the board of directors of the Company determines in good faith, after consultation with outside counsel, that the failure to take such action would result in a breach of its fiduciary duties.

(b)   The Company shall promptly (and in any event within 24 hours) notify Parent of any Acquisition Proposal, any material modifications thereto or any request for non-public information relating to the Company or its Subsidiaries or for access to the properties, books or records of the Company or any of its Subsidiaries by any Third Party that, to the knowledge of the Company, is considering making, or has made, an Acquisition Proposal or request. The Company shall provide such notice orally and in writing and shall identify the Third Party making, and the material terms and conditions of, any such Acquisition Proposal or request. The Company shall keep Parent informed on a reasonably current basis of the status and details of any such Acquisition Proposal or request, and shall promptly (and in any event within 24 hours) provide to Parent a copy of all written materials subsequently provided to or by the Company in connection with such Acquisition Proposal or request.

(c)   The Company shall, and shall cause its Subsidiaries and the officers, directors, employees, investment bankers, attorneys, agents and representatives of the Company and any of its Subsidiaries to, immediately cease and cause to be terminated all existing discussions or negotiations, if any, with any Third Party conducted prior to the date hereof with respect to any Acquisition Proposal, shall terminate any access of any such Third Party to any nonpublic information and shall request the return or destruction of any nonpublic information provided to any such Third Party in connection with any such activities, discussions or negotiations.

(d)   Except as set forth in this Section 5.3(d), the board of directors of the Company shall not (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval or recommendation by the board of directors of the Company of this Agreement or the transactions contemplated hereby, including the Merger, or take any action or make any statement in connection with the Company Stockholders Meeting inconsistent with such approval or recommendation, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, or (iii) enter into any letter of intent, agreement in principle, acquisition agreement or other agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, the board of directors of the Company shall be permitted to take the actions described in clause (i) of this Section 5.3(d) if (A) the Company has complied with this Section 5.3, (B) the board of directors of the Company determines in good faith, after consultation with outside counsel, that the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties to the Company’s stockholders under applicable Law, and (C) the Company has provided Parent prior written notice of its intent to take any such action at least three Business Days prior to taking such action. No withdrawal or modification by the Company of the approval or recommendation of this Agreement or the transactions contemplated hereby or termination of this Agreement shall have any effect on the approvals of, and other actions referred to herein (collectively, the “Section 203 Approvals”) for the purpose causing Section 203 of the DGCL and similar restrictions under other applicable Laws and the Confidentiality Agreement to be inapplicable to, this Agreement and the transactions contemplated hereby and thereby, which Section 203 Approvals are irrevocable.

(e)   Nothing contained in this Section 5.3 shall prohibit the Company or its board of directors, directly or indirectly through advisors, agents or other intermediaries, from taking and disclosing to the Company’s stockholders a position with respect to a tender or exchange offer by a Third Party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or making any disclosure or recommendation to the Company’s stockholders if, after consultation with outside counsel, the board of directors determines in good faith that failure to take such action would result in a breach of its fiduciary duties to the Company’s stockholders.

Section 5.4   Access to Information.

(a)   From the date hereof to the Effective Time and subject to applicable Law, upon reasonable notice, the Company shall, and shall cause its officers, directors and employees to, (i) provide Parent and its authorized representatives with reasonable access during normal business hours to the facilities, properties, employees (including all accounting and finance personnel responsible for the preparation of the Company’s financial statements, internal controls, disclosure controls and procedures and financial reporting processes), books and records of the Company and its Subsidiaries and use commercially reasonable efforts to cause the Company’s and its Subsidiaries’ consultants and independent public accountants, to provide access to their work papers and such other information as Parent may reasonably request, (ii) furnish to Parent and its authorized representatives such financial and operating data and other information with respect to the business and properties of the Company and its Subsidiaries as Parent may from time to time reasonably request; and (iii) furnish promptly to Parent a copy of each report, schedule or other document filed or received by the Company during such period pursuant to the requirements of the federal or state securities Laws.

(b)   Notwithstanding anything to the contrary in this Agreement, nothing in this Section 5.4 shall require the Company or its Affiliates to disclose any information to Parent if such disclosure (i) is of Company Source Code or detailed design documents or (ii) would be in violation of applicable Laws or agreements.

(c)   Parent shall, and shall cause its Affiliates and each of their respective officers, directors, employees, financial advisors, counsel and agents to hold all documents and information furnished to it in connection with the transactions contemplated by this Agreement pursuant to the terms of that certain Amended Confidentiality Agreement entered into between the Company and Parent or an Affiliate of Parent, dated February 6, 2005 (the “Confidentiality Agreement”).

Section 5.5   Governmental Filings.   Each of Parent and the Company agrees to use its commercially reasonable efforts to (a) make any filings required or in Parent’s reasonable opinion advisable pursuant to the HSR Act and any applicable foreign antitrust, competition or merger control Laws with respect to the transactions contemplated hereby as promptly as practicable, (b) supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and/or any such applicable foreign Law and (c) take all other actions necessary to cause the expiration or termination of the applicable waiting periods or to obtain any Consents under the HSR Act and/or such foreign Law, as soon as practicable.

Section 5.6   Approvals and Consents.   The parties shall cooperate with each other and use their commercially reasonable efforts to obtain all necessary Consents, including, without limitation, (a) all necessary Consents of any Governmental Entity including those described in Section 5.5 and (b) all Consents described in Section 3.5(b), in connection with the consummation of the transactions contemplated by this Agreement. Subject to the terms and conditions of this Agreement, in taking such actions or making any such filings, the parties hereto shall furnish information required in connection therewith and seek timely to obtain any such Consents.

Section 5.7   Employee Benefits.

(a)   Parent shall cause employees of the Company or its Subsidiaries who become employees of Parent and its Subsidiaries to be provided with compensation and employee benefits that are the same as the standard compensation and employee benefits provided to similarly situated employees of Parent and its Subsidiaries; provided, however, that nothing contained herein shall be construed as requiring Parent or the Surviving Corporation to continue the employment of any specific person. Each employee of the Company and its Subsidiaries that becomes eligible to participate in the United States employee compensation and benefit plans and employment policies of Parent (the “Parent Plans”) shall receive credit for prior service with the Company or any of its Subsidiaries under the Parent Plans only for the purposes of determining vacation accrual rate pursuant to Parent’s standard procedures, for purposes of eligibility to participate in, and vesting of benefits accrued under, Parent’s 401(k) Plan, and, to the extent required by applicable Law, for purposes of eligibility to participate in, and vesting of benefits accrued under, any employee compensation and benefit plans and employment policies of Parent. Each such employee’s service for all other purposes shall be calculated based on the date of hire by Parent or one of its Subsidiaries; provided, however, that in the event that the employment of any such United States employee with Parent or one of its Subsidiaries is terminated prior to the first anniversary of the Closing Date, Parent shall cause such terminated employee to receive severance compensation and benefits that are no less favorable than those the terminated employee would have been entitled to under the Company’s severance benefits policy under the terms of such policy as in existence on the date hereof. Parent and its Subsidiaries shall have the option to fulfill this obligation by providing a cash supplement to Parent’s or the Subsidiary’s standard severance programs. Parent shall cause the Surviving Corporation to honor, to the extent administratively practicable, all unused paid time off days accrued by the United States employees of the Company and its Subsidiaries under the policies and practices of the Company and its Subsidiaries in accordance with the terms and conditions thereof and to pay each such employee in cash for any accrued and unused paid time off days that Parent determines are not administratively practicable to continue to honor. In addition, with respect to United States employees of the Company and its Subsidiaries that become eligible to participate in the Parent Plans, Parent shall (i) waive all limitations as to preexisting and at-work conditions, exclusions and waiting periods, if any, with respect to participation and coverage requirements applicable to each such employee, except to the extent that such conditions, exclusions or waiting periods would apply under the Employee Plans absent any change in plan coverage and (ii) provide credit to each such employee for any co-payments and deductibles paid prior to any change in coverage in satisfying any applicable deductible or out-of-pocket requirements under the Parent Plans for the plan year in which the Closing Date occurs.

(b)   Prior to the Effective Time and subject to Parent’s review (but not its consent), the Company shall be entitled to amend (effective as of the Effective Time) the option agreements for each employee whose Current Options will be converted into Adjusted Stock Options in accordance with Section 2.11(a)(i) to provide that, if such employee’s employment is terminated by the Surviving Corporation, Parent or any other Subsidiary thereof without Cause (as defined in the Company’s 2003 Equity Incentive Plan) prior to the first anniversary of the Effective Time, each such Adjusted Stock Option held by such terminated employee immediately prior to such termination will fully vest and such employee will have the right to exercise each such Adjusted Stock Option after his or her termination date in accordance with the applicable provision for termination of employment under the Company’s 2003 Equity Incentive Plan. Notwithstanding anything herein to the contrary, (x) any vesting acceleration provided pursuant to this Section 5.7(b) shall be in addition to (and not in lieu of) any severance or termination pay or benefits that would otherwise be provided to such terminated employee in respect of such termination of employment, (y) a employee’s employment shall not be considered to have been terminated by the Surviving Corporation if such employee becomes employed by Parent or another subsidiary of Parent and (z) no such amendment shall be made in respect of any employee with an employment agreement with the Company if the effect of such amendment would adversely affect such employee.

(c)   Nothing contained in this Section 5.7 shall create any beneficiary rights in any employee or former employee (including any dependent thereof) of the Company or the Surviving Corporation or any of their Subsidiaries in respect of continued employment for any specified period of any nature or kind whatsoever.

(d)   Effective as of no later than the day immediately preceding the Closing Date, but conditioned upon the subsequent occurrence of the Closing, the Company shall terminate or cause to be terminated any Employee Plan intended to include a Code Section 401(k) arrangement (each, a “Terminating Plan”), unless Parent provides written notice to the Company that any such Terminating Plan shall not be terminated. Unless Parent provides such written notice to the Company, no later than three Business Days prior to the Closing Date, the Company shall provide Parent with evidence that such Terminating Plan(s) have been terminated (effective no later than the day immediately preceding the Closing Date, but contingent upon the subsequent occurrence of the Closing) pursuant to resolutions of the board of directors of the Company or one of its ERISA Affiliates, as the case may be. The form and substance of such resolutions shall be subject to the prior review and approval of Parent. The Company also shall take such other actions in furtherance of terminating such Terminating Plan(s) as Parent may reasonably require.

(e)   With respect to matters described in this Section 5.7, the Company will use its commercially reasonable efforts to consult with Parent (and consider in good faith the advice of Parent) prior to sending any notices or other communication materials to any employees of the Company or its Subsidiaries and the Company will not send any written notices or other written communication materials to any such employees without using commercially reasonable efforts to obtain the prior written consent of Parent.

Section 5.8   Public Announcements.   The Company, Merger Sub and Parent shall consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and none of the parties shall issue any press release or make any public statement prior to obtaining the other parties’ written consent, which consent shall not be unreasonably withheld or delayed, except that no such consent shall be necessary to the extent disclosure may be required by Law, Order or applicable stock exchange or Nasdaq rule or any listing agreement of any party hereto.

Section 5.9   Indemnification; Insurance.

(a)   For a period of six years following the Effective Time, Parent shall cause the Surviving Corporation to comply with all obligations of the Company that were in existence or in effect as of the date hereof under Law, its certificate of incorporation, bylaws or any contract listed on Section 5.9 of the Company Disclosure Schedules, relating to the indemnification of any Person who is now or was at any time after August 18, 2003 or who becomes prior to the Effective Time an officer or director of the Company or any of its Subsidiaries, or the beneficiary of any such contractual obligations (the “Indemnified Persons”). Parent hereby unconditionally guarantees the payment and performance of the Surviving Corporation’s obligations in this Section 5.9. This Section 5.9 shall not limit or otherwise adversely affect any rights any Person may have under any agreement with the Company or any of its Subsidiaries, under the Company’s or any such Subsidiary’s certificate of incorporation, bylaws or other organization documents or otherwise under applicable Law.

(b)   For a period of six years following the Effective Time, Parent shall cause the Surviving Corporation to maintain policies of directors’ and officers’ liability insurance covering each Person who is now or was at any time after August 18, 2003 a director or officer of the Company or any of its Subsidiaries with respect to claims arising from facts or events that occurred on or prior to the Effective Time and providing at least the same coverage and amounts and containing terms that in aggregate are not less advantageous to the insured parties than those contained in the policies of directors’ and officers’ liability insurance in effect as of the date hereof (the “Current Policy Coverage”); provided, however, that in no event shall the Surviving Corporation be required to expend, per annum, in excess of 300% of the annual premium currently paid by the Company for such coverage (or such coverage as is available for 300% of such annual premium); provided, further, that if the annual premium required to provide the foregoing insurance exceeds 300% of the annual premium currently paid by the Company, the Surviving Corporation shall provide as much of such insurance as can be purchased for such premium, and, any present or former officer or director, upon reasonable written notice thereof from the Surviving Corporation, who desires to be covered by the Current Policy Coverage may so elect and shall be covered by the Current Policy

Coverage so long as such former officer or director pays the portion of the premium for such policies in excess of the amount which the Surviving Corporation is obligated to pay pursuant to this Section 5.9.

(c)   If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 5.9.

Section 5.10   Tax Election.   At the request of Parent and with the consent of the Company (such consent not to be unreasonably withheld), the Company shall deliver at the Closing such validly executed elections as Parent shall request it to make under Treasury regulation Section 301.7701-3(c) with respect to such Subsidiaries as Parent shall designate and effective as of the date immediately preceding the Closing Date; provided, however, that no such election shall form the basis, directly or indirectly, of any claim by Parent against the Company, including any claim relating to the breach of any representation, warranty or covenant in this Agreement.

Section 5.11   Obligations of Merger Sub; Voting of Company Common Stock.   Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement. Parent shall vote any Shares of Company Common Stock beneficially owned by it or any of its Subsidiaries in favor of adoption of this Agreement at the Company Stockholders Meeting.

Section 5.12   Reasonable Efforts.   Subject to the terms and conditions herein provided, each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) contesting any Legal Proceeding or Order adversely affecting the ability of the parties to consummate the transactions contemplated hereby and (ii) executing any additional instruments necessary to consummate the transactions contemplated hereby. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use commercially reasonable efforts to cause the Effective Time to occur as soon as practicable. If at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action.

Section 5.13   Internal Control Over Financial Reporting.   The Company will use commercially reasonable efforts to determine the reasons for, and to correct material weaknesses in the Company’s internal controls over financial reporting identified in its internal testing described in Section 5.13 of the Company Disclosure Schedule. The Company will advise Parent of the status of such internal testing upon Parent’s reasonable request therefor but no more frequently than once every month. The Company shall not be deemed to be in breach of this Section 5.13 to the extent that such breach results from the failure of Parent to approve a capital expenditure requested by the Company pursuant to Section 5.1(q).

Section 5.14   Notification of Certain Matters.   Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would cause (a) (i) any representation or warranty of such party contained in this Agreement that is qualified as to materiality to be untrue or inaccurate in any respect or (ii) any other representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Effective Time, or (b) any material failure by such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1   Conditions to Each Party’s Obligations to Effect the Merger.   The respective obligations of each party hereto to effect the Merger are subject to the satisfaction at or prior to the Effective Time or waiver (to the extent permitted by applicable Law) of the following conditions:

(a)   Stockholder Approval.   The Stockholder Approval shall have been obtained.

(b)   No Injunctions or Restraints; Illegality.   No provision of any applicable Law or Order shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits, restrains, enjoins or restricts the consummation of the Merger.

(c)   Regulatory Approvals.   Any waiting period applicable to the Merger under the HSR Act or under applicable foreign antitrust, competition or merger control Laws with respect to such transaction shall have terminated or expired, and all consents of any Governmental Entity required to have been obtained prior to the Effective Time with respect to the transactions contemplated hereby shall have been obtained, provided that if at any time after December 31, 2005 any such consent shall not have been obtained, this condition shall be deemed satisfied unless the failure to obtain such consent would result in a Company Material Adverse Effect or a Parent Material Adverse Effect.

Section 6.2   Conditions to the Obligation of the Company.   The obligation of the Company to effect the Merger is subject to the satisfaction at or prior to the Effective Time or waiver of the following further conditions:

(a)   Representations and Warranties.   The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all respects as of the date of this Agreement and at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations and warranties specifically related to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date) (disregarding for purposes of this Section 6.2(a), all qualifications relating to materiality or Parent Material Adverse Effect) except to the extent that any breaches thereof, whether individually or in the aggregate, would not have a Parent Material Adverse Effect; and the Company shall have received a certificate signed on behalf of Parent by an authorized executive officer of Parent to the foregoing effect and a certificate signed on behalf of Merger Sub by an authorized executive officer of Merger Sub to the foregoing effect.

(b)   Performance of Obligations of Parent and Merger Sub.   Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time; and the Company shall have received a certificate signed on behalf of Parent by an authorized executive officer of Parent to the foregoing effect and a certificate signed on behalf of Merger Sub by an authorized executive officer of Merger Sub to the foregoing effect.

Section 6.3   Conditions to the Obligations of Parent and Merger Sub.   The respective obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction at or prior to the Effective Time or waiver of the following further conditions:

(a)   Representations and Warranties.   (i) The representations and warranties of the Company contained in Section 3.10(a) shall be true and correct in all respects, (ii) the representations and warranties of the Company contained in Sections 3.3 and 3.4 shall be true and correct in all but de minimis respects, and (iii) the other representations and warranties of the Company contained in this Agreement (disregarding for purposes of this Section 6.3(a)(iii), all qualifications relating to materiality or Company Material Adverse Effect contained in any such representation and warranty or in any defined term used therein) shall be true and correct in all respects, in each case as of the date of this Agreement and at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent that such representations and warranties specifically related to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), provided, however, that the condition set forth in Section 6.3(a)(iii) shall be deemed to have been satisfied even if any representations and warranties of the Company are not so true and correct if the failure of such representations and warranties of the Company to be true and correct would not, individually or in the aggregate with all other such failures, have a Company Material Adverse Effect; and Parent and Merger Sub shall have received a certificate signed on behalf of the Company by an authorized executive officer of the Company to the foregoing effect.

(b)   Performance of Obligations of the Company.   The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to the foregoing effect.

ARTICLE VII

TERMINATION

Section 7.1   Termination.   This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time whether before or after obtaining the Stockholder Approval:

(a)    by mutual written consent of Parent and the Company;

(b)   by either Parent or the Company if:

(i)    the Merger shall not have been consummated by March 31, 2006 (the “Outside Date”); provided, that no party may terminate this Agreement pursuant to this Section 7.1(b)(i) if such party’s material breach of this Agreement shall have been a principal cause of or resulted in the failure of the Merger to be consummated on or before such date; or

(ii)   (A) there shall be any applicable United States Law that makes the transactions contemplated by this Agreement illegal or otherwise prohibited or (B) any Governmental Entity having competent jurisdiction shall have issued a final Order or taken any other final action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action is or shall have become non-appealable; provided, that the party seeking to terminate pursuant to this Section 7.1(b)(ii)(B) shall have used its commercially reasonable efforts to challenge such Order or other action; or

(c)    by either the Company (provided that it shall not be in material breach of any of its obligations under Section 5.3) or Parent, if the Stockholder Approval shall not have been obtained at the Company Stockholders Meeting or at any adjournment or postponement thereof at which a vote on such approval was taken;

(d)   by the Company if:

(i)    prior to obtaining the Stockholder Approval, (A) the board of directors of the Company shall have determined to accept a Superior Proposal and the Company shall have complied with Section 5.3(d)(C) and (B) the board of directors of the Company, after taking into account any modifications to the terms of the Merger proposed by Parent and Merger Sub after receipt of the notice contemplated by Section 5.3(d)(C), continues to believe such other proposal constitutes a Superior Proposal and, after consultation with outside legal counsel to the Company, determines in good faith that failure to accept such other proposal would result in a breach of the fiduciary duty of the board of directors of the Company to the stockholders of the Company under applicable law; or

(ii)   Parent or Merger Sub shall have materially breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, such that the conditions set forth in Sections 6.2(a) or (b) are not capable of being satisfied on or before the Outside Date;

(e)    by Parent if:

(i)    the Company shall have breached any of its obligations under Section 5.3;

(ii)   the board of directors of the Company shall have (A) withdrawn, modified or changed, in a manner adverse to Parent or Merger Sub, the approval or recommendation by the board of directors of the Company of this Agreement or the transactions contemplated hereby, including the Merger, or taken any action or made any statement, in connection with the Company Stockholders Meeting, materially inconsistent with such approval or recommendation, (B) approved or recommended any Acquisition Proposal by a Third Party, or (C) entered into any letter of intent, agreement in principle, acquisition agreement or other agreement with respect to any Acquisition Proposal by a Third Party; or

(iii)  The Company shall have materially breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, such that the conditions set forth in Sections 6.3(a) or (b) are not capable of being satisfied on or before the Outside Date.

The party desiring to terminate this Agreement pursuant to this Section 7.1 (other than pursuant to Section 7.1(a)) shall give notice of such termination to the other party in accordance with Section 8.2, specifying the provision or provisions hereof pursuant to which such termination is effected.

Section 7.2   Effect of Termination.

(a)   In the event of the termination of this Agreement and abandonment of the Merger pursuant to Section 7.1, this Agreement shall forthwith become void and have no effect without any liability on the part of any party (or its Affiliates, directors, officers or stockholders) to the other parties hereto; provided that, if such termination shall result from the willful failure of the Company, on the one hand, or Parent or Merger Sub, on the other hand, to perform in all material respects any of its covenants contained in this Agreement, such party shall be fully liable for any and all Liabilities incurred or suffered by the other party as a result of such failure. The provisions of this Section 7.2, Section 5.4(c) and Article VIII shall survive any termination hereof pursuant to Section 7.1.

(b)   The Company shall pay, or cause to be paid, to Parent an amount equal to $11,687,500 (the “Termination Fee”):

(i)    if this Agreement is terminated by either party pursuant to Section 7.1(b)(i) without the Company Stockholders Meeting having been convened and (A) following the date hereof but prior to the Outside Date, an Acquisition Proposal by a Third Party shall have been publicly announced or disclosed to the Company, and (B) within 12 months of such termination, the Company shall have consummated an Alternative Transaction or entered into an agreement for an Alternative Transaction that is subsequently consummated, concurrently with the consummation of such Alternative Transaction;

(ii)   if this Agreement is terminated by either party pursuant to Section 7.1(c) and (A) following the date hereof but prior to the Company Stockholders Meeting an Acquisition Proposal has been publicly announced, and (B) within 12 months of such termination, the Company shall have consummated an Alternative Transaction or entered into an agreement for an Alternative Transaction that is subsequently consummated, concurrently with the consummation of such Alternative Transaction;

(iii)  if this Agreement is terminated by the Company pursuant to Section 7.1(d)(i), concurrently with such termination;

(iv)  if this Agreement is terminated by Parent pursuant to Sections 7.1(e)(i) or (ii), within two Business Days after a demand for payment following such termination; or

(v)    if this Agreement is terminated by Parent pursuant to Section 7.1(e)(iii) based on a willful breach or failure by the Company and (A) following the date hereof an Acquisition Proposal by a Third Party has been publicly announced or disclosed to the Company and, (B) within 12 months of such termination, the Company shall have consummated an Alternative Transaction or entered into an agreement for an Alternative Transaction that is subsequently consummated, concurrently with the consummation of such Alternative Transaction.

For purposes of this Section 7.2(b), an “Alternative Transaction” means any transaction of the type referred to in the definition of Acquisition Proposal, provided the reference to 25% shall be deemed to be a reference to 50%.

(c)  The Company acknowledges that Section 7.2(b) is an integral part of the transactions contemplated by this Agreement, and that Parent would not have entered into this Agreement without Section 7.2(b); accordingly, if the Company fails to promptly pay any amounts due pursuant to Section 7.2(b) and, in order to obtain such payment, Parent commences a suit which results in a final, non-appealable judgment or ruling against the Company for the fee set forth in Section 7.2(b), the Company shall pay to Parent Parent’s reasonable costs and expenses (including reasonable attorneys’ fees and expenses of enforcement) in connection with such suit, together with interest on the amounts owed at the prime lending rate prevailing at such time, as published in the Wall Street Journal, plus two percent per annum from the date such amounts were required to be paid until the date actually received by Parent; provided, however, that in the event that such suit results in a final, non-appealable judgment or ruling against Parent, Parent shall pay to Company Company’s reasonable costs and expenses (including reasonable attorneys’ fees and expenses of enforcement) in connection with such suit. The Company acknowledges that it is obligated to pay to Parent any amounts due pursuant to Section 7.2(b) whether or not the stockholders of the Company have approved this Agreement.

ARTICLE VIII

MISCELLANEOUS

Section 8.1   Nonsurvival of Representations and Warranties.   The representations and warranties made herein and in any document delivered pursuant hereto shall not survive beyond the Effective Time or a termination of this Agreement. This Section 8.1 shall not limit any covenant or agreement of the parties hereto which by its terms requires performance after the Effective Time.

Section 8.2   Notices.   All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given or made (a) when delivered personally, (b) upon transmission and confirmation of receipt by a facsimile operator if sent by facsimile, (c) on the third Business Day after being mailed by certified mail (postage prepaid, return receipt requested) or (d) on the next Business Day after deposit with a recognized overnight courier guaranteeing next Business Day delivery, in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

if to Parent or Merger Sub:	Hewlett-Packard Company
3000 Hanover Street
Palo Alto, California 94304
	Attention:	Ann Livermore
Executive Vice President
Technology Solutions Group
	Facsimile:	(650) 852-8322
with a copy (which shall not constitute notice) to:
Hewlett-Packard Company
3000 Hanover Street
Palo Alto, California 94304
	Attention:	General Counsel
	Facsimile:	(650) 857-2012
and
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
	Attention:	Christopher E. Austin, Esq.
	Facsimile:	(212) 225-3999
if to the Company to:	Peregrine Systems, Inc.
3611 Valley Centre Drive
San Diego, California 92130
	Attention:	General Counsel
	Facsimile:	(858) 794-5057
with a copy to:	Gibson Dunn & Crutcher LLP
333 South Grand Avenue
Los Angeles, CA 90071
	Attention:	Karen E. Bertero, Esq.
	Facsimile:	(213) 229-7520

Section 8.3   Expenses.   Except as otherwise provided herein, each of the parties hereto will bear all legal, accounting, investment banking and other fees, expenses and costs incurred by it or on its behalf in connection with the transactions contemplated by this Agreement, whether or not such transactions are consummated.

Section 8.4   Disclosure Generally.   Notwithstanding anything to the contrary in this Agreement, a matter set forth in one item of the Company Disclosure Schedule need not be set forth in any other item of the Company Disclosure Schedule so long as its relevance to the other sections or subsections of the Company Disclosure Schedule or section of this Agreement is reasonably apparent on the face of the information disclosed in the Company Disclosure Schedule. The fact that any item of information is disclosed in the Company Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material,” “Parent Material Adverse Effect” or “Company Material Adverse Effect” or other similar terms in this Agreement.

Section 8.5   Personal Liability.   This Agreement shall not create or be deemed to create or permit any personal Liability or obligation on the part of any direct or indirect stockholder of the Company or Buyer or any officer, director, employee, agent, representative or investor of any party hereto.

Section 8.6   Amendment.   This Agreement may be amended by action taken by Parent and by action taken by or on behalf of the respective boards of directors of Merger Sub and the Company at any time before the Effective Time; provided, however, that after the adoption of this Agreement and the approval of the Merger at the Company Stockholders Meeting, no amendment shall be made which would reduce the amount or change the kind of consideration to be received in exchange for the Shares upon consummation of the Merger or effect any other change not permitted by Section 251(d) of the DGCL. This Agreement may be amended only by an instrument in writing signed by the parties hereto.

Section 8.7   Extension; Waiver.   At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document, certificate or writing delivered pursuant hereto or (c) subject to the proviso of Section 8.6, waive compliance by the other parties with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only against such party and only if set forth in an instrument, in writing, signed by such party. The failure or delay by any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights nor shall any single or partial assertion of a right preclude any other or further assertion thereof or the exercise of any other right. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 8.8   Binding Effect; Assignment.   This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns and, except as provided in Article II and Section 5.9, nothing in this Agreement express or implied is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other parties hereto and any attempted assignment in violation of this Section 8.8 shall be null and void and of no effect, provided, that Parent or Merger Sub may assign any of their respective rights and obligations to any direct or indirect Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub, as the case may be, of its obligations hereunder.

Section 8.9   Governing Law.   This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law thereof.

Section 8.10   Jurisdiction.   The parties hereto agree that any Legal Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be exclusively brought in (a) the courts of the Court of Chancery of Delaware or (b) the Federal courts of the United States of America located in the State of Delaware, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Legal Proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of venue of any such Legal Proceeding in any such court or that any Legal Proceeding brought in any such court has been brought in an inconvenient forum. Process in any such Legal Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service or process on such party as provided in Section 8.2 shall be deemed effective service of process on such party. Each party waives any right to trial by jury with respect to any Legal Proceeding based on any matter arising out of or in connection with this Agreement or the transactions contemplated hereby.

Section 8.11   Specific Performance.   The parties hereby acknowledge and agree that money damages may not be a sufficient remedy for any breach of this Agreement and that each party shall be entitled to equitable relief, including injunction or specific performance, as a remedy for any such breach.

Section 8.12   Severability.   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

Section 8.13   Descriptive Headings.   The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 8.14   Counterparts.   This Agreement may be executed by facsimile in one or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto.

Section 8.15   Entire Agreement.   This Agreement (including the Company Disclosure Schedule) and the Confidentiality Agreement constitute the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersedes all other prior agreements and understandings both written and oral between the parties with respect to the subject matter hereof and thereof.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

HEWLETT-PACKARD COMPANY
By:	/s/ SHANE V. ROBISON
	Name:	Shane V. Robison
	Title:	Executive Vice President and
Chief Strategy and Technology
Officer
LAKE MERGER CORPORATION
By:	/s/ CHARLES N. CHARNAS
	Name:	Charles N. Charnas
	Title:	Treasurer and Assistant Secretary
PEREGRINE SYSTEMS, INC.
By:	/s/ JOHN MUTCH
	Name:	John Mutch
	Title:	President and Chief Executive Officer

Exhibit A

FORM OF
CERTIFICATE OF INCORPORATION
OF
PEREGRINE SYSTEMS, INC.

ARTICLE I

The name of this corporation is Peregrine Systems, Inc.

ARTICLE II

The address of the corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware 19801. The name of its registered agent at that address is The Corporation Trust Company.

ARTICLE III

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

ARTICLE IV

The corporation is authorized to issue one class of stock to be designated as “Common Stock.”  The total number of shares of Common Stock that the corporation is authorized to issue is one thousand (1,000) shares, and each such share shall have a par value of one cent ($0.01). The shares of Common Stock may be issued from time to time for such consideration as the board of directors of the corporation may determine. Each holder of shares of Common Stock shall be entitled to one vote for each share of Common Stock held of record on all matters on which the holders of Common Stock are entitled to vote.

ARTICLE V

The corporation is to have perpetual existence.

ARTICLE VI

In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, repeal, alter, amend and rescind the bylaws of the corporation.

ARTICLE VII

Elections of directors need not be by written ballot unless the bylaws of the corporation shall so provide.

ARTICLE VIII

Meetings of stockholders may be held within or without the State of Delaware, as the bylaws of the corporation may provide. The books of the corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors of the corporation or in the bylaws of the corporation.

A-A-1

ARTICLE IX

No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing clause shall not apply to any liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. This 0 shall not eliminate or limit the personal liability of a director for any act or omission occurring prior to the date this 0 becomes effective. If the Delaware General Corporation Law is hereafter amended to further eliminate or limit the liability of a director of a corporation, then a director of the corporation, in addition to the circumstances set forth herein, shall have no liability as a director (or such liability shall be limited) to the fullest extent permitted by the Delaware General Corporation Law as so amended. No repeal or modification of the foregoing provisions of this 0 nor, to the fullest extent permitted by law, any modification of law, shall adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

A-A-2

Annex B

PERSONAL AND CONFIDENTIAL

September 19, 2005

Board of Directors
Peregrine Systems, Inc.
3611 Valley Center Drive
San Diego, CA 92130

Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Peregrine Systems, Inc. (the “Company”) of the $26.08 per Share in cash to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of September 19, 2005 (the “Agreement”), among Hewlett-Packard Company (“HP”), Lake Merger Corporation, a wholly owned subsidiary of HP (“Acquisition Sub”), and the Company.

Goldman, Sachs & Co. and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the transaction contemplated by the Agreement (the “Transaction”). We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. In addition, we have provided certain investment banking services to the Company and HP from time to time, including having acted as HP’s financial advisor in connection with its acquisition of Compaq Computer Corporation in September 2001 and as a co-manager with respect to the public offering of Medium-Term Notes, Series B (aggregate principal amount of $1.5 billion) of HP in December 2002. We also are currently providing investment banking services to HP and may provide investment banking services to HP and the Company in the future. In connection with the above-described investment banking services we have received, and may receive, compensation.

Goldman, Sachs & Co. is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman, Sachs & Co. and its affiliates may provide such services to the Company, HP and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of the Company and HP for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the two fiscal years ended March 31, 2005; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to their respective stockholders; and certain internal financial analyses and forecasts for the Company prepared by its management. We also have held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company. In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the

B-1

securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the technology and software industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed with your consent that the internal financial forecasts prepared by the management of the Company have reasonably been prepared on a basis reflecting the best currently available estimates and judgments of the Company. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or any of its respective subsidiaries and we have not been furnished with any such evaluation or appraisal.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $26.08 per Share in cash to be received by holders of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,
/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)

B-2

Annex C

DELAWARE GENERAL CORPORATION LAW

SECTION 262

§ 262. Appraisal rights

(a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1)   Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2)   Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.      Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.      Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c.      Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.      Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)   Appraisal rights shall be perfected as follows:

(1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)   If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)   After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Peregrine Systems, Inc.
3611 Valley Centre Drive
San Diego, California 92130

REVOCABLE PROXY
Special Meeting of Stockholders
                                    , 2005

This proxy is solicited on behalf of the Board of Directors.

PROXY VOTING INSTRUCTIONS

MAIL—Date, sign and mail your proxy card in the envelope provided as soon as possible.	Company Number
—OR—

INTERNET—Access www.voteproxy.com and follow the on-screen instructions. Have your proxy card available when you access the web page. You may enter your voting instructions at www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.

Account Number

\/ Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet. \/

The undersigned, as a holder of common stock of Peregrine Systems, Inc. (“Peregrine”), hereby appoints John Mutch and Kevin Courtois, and each of them, each with the power to act alone and with full power of substitution and revocation, as attorneys and proxies of the undersigned to represent and to vote as designated on this card all of the shares of Peregrine common stock which the undersigned is entitled to vote at the special meeting of stockholders to be held at [PLACE], on                       ,                         , 200[5], commencing at              a.m., Pacific time, and at all adjournments or postponements thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE MERGER PROPOSAL
AND “FOR” THE ADJOURNMENT OR POSTPONEMENT PROPOSAL

Item 1:             Merger Proposal.   Proposal to adopt the Agreement and Plan of Merger, dated as of September 19, 2005, among Peregrine Systems, Inc., Hewlett-Packard Company and Lake Merger Corporation, pursuant to the which Hewlett-Packard Company will acquire Peregrine Systems, Inc. through a merger of Merger Sub into Peregrine.

☐ FOR                                                  ☐ AGAINST                                        ☐ ABSTAIN

Item 2:             Adjournment or Postponement Proposal.   Proposal to consider and vote upon a proposal to adjourn or postpone the special meeting in order to solicit additional proxies in favor of the Agreement and Plan of Merger.

☐ FOR                                                  ☐ AGAINST                                        ☐ ABSTAIN

In their discretion, the proxies are authorized to vote upon such other business as properly may come before the Special Meeting of Stockholders.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s), but if no direction is made, this proxy will be voted FOR the Merger Proposal and the Adjournment or Postponement Proposal.

Dated: , 200[5]

Signature

Signature (if held jointly)

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
USING THE ENCLOSED POSTAGE PREPAID ENVELOPE.